Execution Version

TERM LOAN CREDIT AGREEMENT
dated as of
October 16, 2025,
among
VIAVI SOLUTIONS INC.,
as the Borrower,
The Lenders Party Hereto
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

WELLS FARGO SECURITIES, LLC, BMO CAPITAL MARKETS CORP. and TD SECURITIES (USA) LLC
as Lead Arrangers and Joint Bookrunners

Page
Section 1.01    Defined Terms    1
Section 1.02    Classification of Loans and Borrowings    79
Section 1.03    Terms Generally    79
Section 1.04    Accounting Terms; GAAP; Certain Calculations    80
Section 1.05    Certain Calculations and Tests    81
Section 1.06    Effectuation of Transactions    82
Section 1.07    Currency Translation; Rates; Benchmark Notification    82
Section 1.08    Limited Condition Transactions    83
Section 1.09    Cashless Rollovers    85
Section 1.10    [Reserved]    85
Section 1.11    Times of Day; Timing of Performance    85
Section 1.12    [Reserved]    85
Section 1.13    Compliance with Certain Sections    85
ARTICLE II

THE CREDITS
Section 2.01    Commitments    86
Section 2.02    Loans and Borrowings    86
Section 2.03    Requests for Borrowings    86
Section 2.04    [Reserved]    87
Section 2.05    [Reserved]    87
Section 2.06    Funding of Borrowings    87
Section 2.07    Interest Elections    88
Section 2.08    Termination and Reduction of Commitments    89
Section 2.09    Repayment of Loans; Evidence of Debt    90
Section 2.10    Amortization of Term Loans    90
Section 2.11    Prepayment of Loans    91
Section 2.12    Fees    103
Section 2.13    Interest    103
Section 2.14    Alternate Rate of Interest    104
Section 2.15    Increased Costs    106
Section 2.16    [Reserved]    108
Section 2.17    Taxes    108
Section 2.18    Payments Generally; Pro Rata Treatment; Sharing of Setoffs    112
Section 2.19    Mitigation Obligations; Replacement of Lenders    114
Section 2.20    Incremental Credit Extensions    115
Section 2.21    Refinancing Amendments    118
i

(continued)
Page
Section 2.22    Defaulting Lenders    119
Section 2.23    Illegality    120
Section 2.24    Loan Modification Offers    120
Section 2.25    Extension Amendments    122
ARTICLE III

REPRESENTATIONS AND WARRANTIES
Section 3.01    Organization; Powers    124
Section 3.02    Authorization; Enforceability    125
Section 3.03    Governmental Approvals; No Conflicts    125
Section 3.04    Financial Condition; No Material Adverse Effect    125
Section 3.05    Properties    126
Section 3.06    Litigation and Environmental Matters    126
Section 3.07    Compliance with Laws    126
Section 3.08    Investment Company Status    126
Section 3.09    Taxes    126
Section 3.10    ERISA    127
Section 3.11    Disclosure    127
Section 3.12    Subsidiaries    127
Section 3.13    Intellectual Property; Licenses, Etc    127
Section 3.14    Solvency    128
Section 3.15    [Reserved]    128
Section 3.16    Federal Reserve Regulations    128
Section 3.17    Use of Proceeds    128
Section 3.18    PATRIOT Act, OFAC and FCPA    128
ARTICLE IV

CONDITIONS
Section 4.01    Effective Date    129
Section 4.02    Each Credit Event    131
ARTICLE V

AFFIRMATIVE COVENANTS
Section 5.01    Financial Statements and Other Information    132
Section 5.02    Notices of Material Events    135
Section 5.03    Information Regarding Collateral    135
Section 5.04    Existence; Conduct of Business    135
Section 5.05    Payment of Taxes, Etc    136

(continued)
Page
Section 5.06    Maintenance of Properties    136
Section 5.07    Insurance    136
Section 5.08    Books and Records; Inspection and Audit Rights    136
Section 5.09    Compliance with Laws    137
Section 5.10    Use of Proceeds    137
Section 5.11    Additional Subsidiaries    137
Section 5.12    Further Assurances    137
Section 5.13    Ratings    138
Section 5.14    Certain Post-Closing Obligations    138
Section 5.15    Designation of Subsidiaries    138
Section 5.16    Change in Business    138
Section 5.17    Changes in Fiscal Periods    138
Section 5.18    Lender Calls    139
ARTICLE VI

NEGATIVE COVENANTS
Section 6.01    Indebtedness    139
Section 6.02    Liens    144
Section 6.03    Fundamental Changes    149
Section 6.04    Investments, Loans, Advances, Guarantees and Acquisitions    150
Section 6.05    Asset Sales    153
Section 6.06    [Reserved]    156
Section 6.07    Negative Pledge    156
Section 6.08    Restricted Payments; Certain Payments of Indebtedness.    158
Section 6.09    Transactions with Affiliates    162
ARTICLE VII

EVENTS OF DEFAULT
Section 7.01    Events of Default    164
Section 7.02    [Reserved]    169
Section 7.03    Application of Proceeds    169
ARTICLE VIII

THE ADMINISTRATIVE AGENT
ARTICLE IX

MISCELLANEOUS

(continued)
Page
Section 9.01    Notices    177
Section 9.02    Waivers; Amendments    179
Section 9.03    Expenses; Indemnity; Damage Waiver    185
Section 9.04    Successors and Assigns    187
Section 9.05    Survival    193
Section 9.06    Counterparts; Integration; Effectiveness    194
Section 9.07    Severability    194
Section 9.08    Right of Setoff    194
Section 9.09    Governing Law; Jurisdiction; Consent to Service of Process    194
Section 9.10    WAIVER OF JURY TRIAL    195
Section 9.11    Headings    196
Section 9.12    Confidentiality    196
Section 9.13    USA Patriot Act    197
Section 9.14    [Reserved]    197
Section 9.15    Release of Liens and Guarantees    198
Section 9.16    No Fiduciary Relationship    198
Section 9.17    Interest Rate Limitation    199
Section 9.18    Acknowledgement and Consent to Bail-In of Affected Financial Institutions    199
Section 9.19    Certain ERISA Matters    199
Section 9.20    Electronic Execution of Assignments and Certain Other Documents    201
Section 9.21    Acknowledgement Regarding Any Supported QFCs    202
SCHEDULES:
Schedule 1.01(a)    —    Excluded Subsidiaries
Schedule 2.01    —    Term Commitments
Schedule 3.12    —    Subsidiaries
Schedule 5.14    —    Certain Post-Closing Obligations
Schedule 6.01    —    Existing Indebtedness
Schedule 6.02    —    Existing Liens
Schedule 6.04(f)    —    Existing Investments
Schedule 6.07    —    Existing Restrictions
Schedule 6.09    —    Existing Transactions with Affiliates
EXHIBITS:
Exhibit A    —    Form of Assignment and Assumption
Exhibit B    —    [Reserved]
Exhibit C    —    [Reserved]
Exhibit D    —    Form of Guaranty and Security Agreement
Exhibit E-1    —    Form of Pari Passu Intercreditor Agreement
Exhibit E-2        Form of ABL Intercreditor Agreement

(continued)
Page
Exhibit E-3        Form of Junior Lien Intercreditor Agreement
Exhibit F    —    [Reserved]
Exhibit G    —    Form of Closing Certificate
Exhibit H    —    Form of Intercompany Note
Exhibit I    —    Form of Specified Discount Prepayment Notice
Exhibit J    —    Form of Specified Discount Prepayment Response
Exhibit K    —    Form of Discount Range Prepayment Notice
Exhibit L    —    Form of Discount Range Prepayment Offer
Exhibit M    —    Form of Solicited Discounted Prepayment Notice
Exhibit N    —    Form of Solicited Discounted Prepayment Offer
Exhibit O    —    Form of Acceptance and Prepayment Notice
Exhibit P-1    —    Form of U.S. Tax Compliance Certificate (For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit P-2    —    Form of U.S. Tax Compliance Certificate (For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit P-3    —    Form of U.S. Tax Compliance Certificate (For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit P-4    —    Form of U.S. Tax Compliance Certificate (For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit Q    —    Form of Borrowing Request
Exhibit R    —    Form of Interest Election Request
Exhibit S    —    Form of Notice of Loan Prepayment

v

TERM LOAN CREDIT AGREEMENT, dated as of October 16, 2025 (as amended, restated, amended and restated, modified or supplemented from time to time in accordance with the terms hereof, this “Agreement”), among VIAVI SOLUTIONS INC., a Delaware corporation (the “Borrower”), the LENDERS from time to time party hereto, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent.
WHEREAS, the Borrower has requested the Term Lenders to extend Term Loans, which, on the Effective Date shall be in an aggregate principal amount of $600,000,000;
NOW THEREFORE, the parties hereto agree as follows:
ARTICLE I

DEFINITIONS
Section 1.01Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“2026 Convertible Notes” means any “Securities” under and as defined in the 2026 Convertible Notes Indenture.
“2026 Convertible Notes Indenture” means the Indenture, dated as of March 6, 2023 (as amended, amended and restated, supplemented or otherwise modified from time to time on or prior to the Effective Date and as may be further amended, amended and restated, supplemented or otherwise modified from time to time after the Effective Date), by and among the Borrower and U.S. Bank Trust Company, National Association, as trustee.
“2031 Convertible Notes” means any “Securities” under and as defined in the 2031 Convertible Notes Indenture.
“2031 Convertible Notes Indenture” means the Indenture, dated as of August 20, 2025 (as amended, amended and restated, supplemented or otherwise modified from time to time on or prior to the Effective Date and as may be further amended, amended and restated, supplemented or otherwise modified from time to time after the Effective Date), by and among the Borrower and U.S. Bank Trust Company, National Association, as trustee.
“2029 Senior Notes Indenture” means the Indenture, dated as of September 29, 2021 (as amended, amended and restated, supplemented or otherwise modified from time to time on or prior to the Effective Date and as may be further amended, amended and restated, supplemented or otherwise modified from time to time after the Effective Date), by and among the Borrower, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee.
“ABL Collateral Agent” has the meaning assigned to the term “Agent” in the ABL Credit Agreement.
“ABL Credit Agreement” means the Credit Agreement, dated as of December 30, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time on or prior to the Effective Date and as may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time after the Effective Date), by and among, inter alios, the Borrower, Viavi Solutions LLC, a Delaware limited liability company, Viavi Solutions Licensing LLC, a Delaware limited liability company, and Optical Coating Laboratory, LLC, a Delaware limited liability company, collectively, as the “U.S. Borrowers”, Viavi Solutions UK Limited, a private limited company registered in England & Wales with company number 00887400, as the “UK Borrower”, Viavi Solutions Canada ULC, a British Columbia unlimited liability company, as the “Canadian Borrower”, Viavi Solutions Deutschland GmbH, a limited liability company registered with the trade register of the local court (Amtsgericht) Stuttgart, under HRB 353758, as the “German Borrower”, the lenders party thereto and the ABL Collateral Agent.
“ABL Facility” has the meaning assigned to the term “Facility” in the ABL Credit Agreement.
“ABL Intercreditor Agreement” means the ABL Intercreditor Agreement, dated as of October 16, 2025 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time on or prior to the Effective Date and as may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time after the Effective Date), by and among, inter alios, Wells Fargo Bank, National Association, as ABL Representative, and Wells Fargo Bank, National Association, as Term Loan Representative, the form of which is attached here as Exhibit E-2.
“ABL Priority Collateral” has the meaning assigned to such term in the ABL Intercreditor Agreement.
“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan is, or the Loans comprising such Borrowing are, bearing interest at a rate determined by reference to the Alternate Base Rate.
“Acceptable Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(D).
“Acceptable Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(D).
“Acceptance and Prepayment Notice” means an irrevocable written notice from a Term Lender accepting a Solicited Discounted Prepayment Offer to make a Discounted Term Loan Prepayment at the Acceptable Discount specified therein pursuant to Section 2.11(a)(ii)(D) substantially in the form of Exhibit O.
“Acceptance Date” has the meaning assigned to such term in Section 2.11(a)(ii)(D).
“Accepting Lenders” has the meaning assigned to such term in Section 2.24(a).
“Accounting Changes” has the meaning assigned to such term in Section 1.04(d).
“Accrued Expenses” has the meaning assigned to such term in the definition of “Excess Cash Flow”.

“Acquired EBITDA” means, with respect to any Pro Forma Entity for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” were references to such Pro Forma Entity and the Subsidiaries which will become Restricted Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity.
“Acquired Entity or Business” has the meaning assigned to such term in the definition of “Consolidated EBITDA”.
“Acquisition” means the acquisition of the Purchased Assets (as defined in the Acquisition Agreement) and the assumption of the Assumed Liabilities (as defined in the Acquisition Agreement) (collectively, the “Target Assets”) pursuant to the Acquisition Agreement.
“Acquisition Agreement” means the Asset Purchase Agreement (together with all exhibits, schedules and other disclosure letters thereto), dated as of March 2, 2025 (as amended by that certain First Amendment to Asset Purchase Agreement, dated as of May 28, 2025), by and among the Borrower and Keysight Technologies, Inc., a Delaware corporation (“Seller”).
“Acquisition Documents” means the Acquisition Agreement, all other agreements entered into between Borrower or its Affiliates, on the one hand, and the Seller or its Affiliates, on the other, in connection with the Acquisition and all schedules, exhibits and annexes to each of the foregoing and all side letters, instruments and agreements affecting the terms of the foregoing or entered into in connection therewith.
“Acquisition Transaction” means any Investment by the Borrower or any Restricted Subsidiary in a Person if (a) as a result of such Investment, (i) such Person becomes a Restricted Subsidiary or (ii) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets (or all or substantially all the assets constituting a business unit, division, product line or line of business) to, or is liquidated into, the Borrower or a Restricted Subsidiary and (b) after giving effect to such Investment, the Borrower is in compliance with Section 5.16, and, in each case, any Investment held by such Person.
“Additional Term Lender” means, at any time, any bank or other financial institution or other Person (including any such bank or financial institution or Person that is a Lender at such time, but excluding any natural Person) that agrees to provide any portion of any (a) Incremental Term Loan pursuant to an Incremental Facility Amendment in accordance with Section 2.20 or (b) Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.21; provided that each Additional Term Lender (other than any Person that is a Lender, an Affiliate of a Lender or an Approved Fund of a Lender at such time) shall be subject to the approval of the Administrative Agent, solely to the extent such approval would be required for an assignment of Loans or Commitments to such Person under Section 9.04 (such approval not to be unreasonably withheld or delayed), and the Borrower.

“Adjusted Daily Simple SOFR” means an interest rate per annum equal to Daily Simple SOFR; provided that, if Adjusted Daily Simple SOFR as so determined would be less than 0.00% per annum, such rate shall be deemed to be equal to 0.00% per annum for the purposes of this Agreement. Each determination by the Administrative Agent of Adjusted Daily Simple SOFR shall be conclusive and binding for all purposes absent manifest error.
“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to Term SOFR for such calculation; provided that, if Adjusted Term SOFR is less than 0.00% per annum, then Adjusted Term SOFR with respect to the Loans shall be deemed to be 0.00% per annum. Each determination by the Administrative Agent of Adjusted Term SOFR shall be conclusive and binding for all purposes absent manifest error.
“Administrative Agent” means Wells Fargo Bank, National Association, in its capacity as administrative agent hereunder and as administrative agent and/or collateral agent, as applicable, under the other Loan Documents, and its successors in such capacity as provided in Article VIII.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth in Section 9.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.
“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
“Affected Class” has the meaning assigned to such term in Section 2.24(a).
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified.
“Agent” means the Administrative Agent, each Lead Arranger, each Joint Bookrunner and any successors and assigns in such capacity, and “Agents” means two or more of them.
“Agent Parties” has the meaning assigned to such term in Section 9.04(g)(3).
“Agreement” has the meaning provided in the preamble hereto.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted Term SOFR for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted Term SOFR for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 p.m. Eastern time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Term SOFR, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14(a) (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.14(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. If the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.
“Ancillary Document” has the meaning assigned to such term in Section 9.20.
“Ancillary Fees” has the meaning assigned to such term in Section 9.02(b)(x).
“Anti-Corruption Laws” means the FCPA, the UK Bribery Act of 2010, as amended, the Corruption of Foreign Public Officials Act (Canada) and all other applicable laws and regulations or ordinances concerning or relating to bribery or corruption in any jurisdiction in which any Loan Party or any other Subsidiary or any of their respective Affiliates is located or is doing business.
“Anti-Money Laundering Laws” means the applicable laws or regulations in any jurisdiction in which any Loan Party or any other Subsidiary or any of their respective Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto, including CAML.
“Applicable Account” means, with respect to any payment to be made to the Administrative Agent hereunder, the account specified by the Administrative Agent from time to time for the purpose of receiving payments of such type.
“Applicable Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(C).
“Applicable Rate” means, for any day, (a) 1.50% per annum, in the case of an ABR Loan, or (b) 2.50% per annum, in the case of a Term SOFR Loan; provided that, from and after the delivery of the financial statements and related Compliance Certificate for the first full fiscal quarter of the Borrower completed after the Effective Date pursuant to Section 5.01, the Applicable Rate shall be based on the First Lien Leverage Ratio set forth in the most recent Compliance Certificate in accordance with the pricing grid below:

Level	First Lien Leverage Ratio	ABR Applicable Rate	Term SOFR Applicable Rate
1	> 0.90 to 1.00	1.50%	2.50%
2	≤ 0.90 to 1.00	1.25%	2.25%

Any increase or decrease in the Applicable Rate resulting from a change in the First Lien Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 5.01; provided that, at the option of the Administrative Agent (at the direction of the Required Lenders and upon notice to the Borrower of such determination), the highest pricing level shall apply as of the first Business Day after the date on which a Compliance Certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date immediately prior to the date on which such Compliance Certificate is so delivered (and thereafter the pricing level otherwise determined in accordance with this definition shall apply). Upon the request of the Administrative Agent or the Required Lenders, on and after receipt of a notice that an Event of Default under Section 7.01(a) or (b) has occurred, the highest pricing level shall apply as of the date of such Event of Default (as reasonably determined by the Borrower) and shall continue to so apply to but excluding the date on which such Event of Default shall cease to be continuing (and thereafter, in each case, the pricing level otherwise determined in accordance with this definition shall apply).
In the event that any financial statements under Section 5.01 or a Compliance Certificate is shown to be inaccurate at any time and such inaccuracy, if corrected, would have led to a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate applied for such Applicable Period, then (i) the Borrower shall promptly (and in no event later than five (5) Business Days thereafter) deliver to the Administrative Agent a correct Compliance Certificate for such Applicable Period, (ii) the Applicable Rate shall be determined by reference to the corrected Compliance Certificate, and (iii) the Borrower shall pay to the Administrative Agent promptly upon written demand (and in no event later than five (5) Business Days after written demand) any additional interest owing as a result of such increased Applicable Rate for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with the terms hereof. Notwithstanding anything to the contrary in this Agreement, any additional interest hereunder shall not be due and payable until written demand is made for such payment pursuant to this paragraph and accordingly, any nonpayment of such interest as a result of any such inaccuracy shall not constitute a Default (whether retroactively or otherwise), and no such amounts shall be deemed overdue (and no amounts shall accrue default interest pursuant to Section 2.13(c)), at any time prior to the date that is five (5) Business Days following such written demand. It is acknowledged and agreed that nothing in this definition will limit the rights of the Administrative Agent and the Lenders under the Loan Documents, including Article VII herein.

“Approved Bank” has the meaning assigned to such term in the definition of the term “Permitted Investments”.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Asset Sale Prepayment Event” has the meaning assigned to such term in clause (a) of the definition of the term “Prepayment Event”.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any Person whose consent is required by Section 9.04), or as otherwise required to be entered into under the terms of this Agreement, substantially in the form of Exhibit A or any other form reasonably approved by the Administrative Agent.
“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor employed by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Term Loan Prepayment pursuant to Section 2.11(a)(ii); provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent).
“Available Amount” means, on any date of determination, a cumulative amount equal to (without duplication):
(a)the greater of (i) $122,500,000 and (ii) 50% of LTM Consolidated EBITDA, plus
(b)the greatest of (1) an amount equal to 50% of Consolidated Net Income for the period (treated as one accounting period) from the first day of the fiscal quarter of the Borrower commencing immediately before the Effective Date to the end of the most recent Test Period (which amount under this clause (1) shall not be less than zero for such period), (2) an amount equal to (i) 100% of cumulative Consolidated EBITDA for each fiscal quarter of the Borrower commencing with the first fiscal quarter of the Borrower commencing immediately before the Effective Date through the most recent Test Period then last ended minus (ii) 1.5x cumulative Fixed Charges for the same period (which amount under this clause (2) shall not be less than zero for such period) and (3) the Cumulative Retained Excess Cash Flow Amount, plus
(c)returns, profits, distributions and similar amounts received in cash or Permitted Investments and the Fair Market Value of any in-kind amounts received by the Borrower or any Restricted Subsidiary on Investments made using the Available Amount (not to exceed the amount of such Investments), plus
(d)the Fair Market Value of Investments of the Borrower or any of the Restricted Subsidiaries in any Unrestricted Subsidiary that has been re-designated as a

Restricted Subsidiary or that has been merged or consolidated with or into the Borrower or any of the Restricted Subsidiaries, plus
(e)the Net Proceeds of a sale or other Disposition of any Unrestricted Subsidiary (including the issuance or sale of Equity Interests of an Unrestricted Subsidiary) received by the Borrower or any Restricted Subsidiary, plus
(f)to the extent not included in Consolidated Net Income, dividends or other distributions or returns on capital received by the Borrower or any Restricted Subsidiary from an Unrestricted Subsidiary, plus
(g)the aggregate amount of any Retained Declined Proceeds, Retained Asset Sale Proceeds and any Net Proceeds below the amount specified in the definition of “Asset Sale Prepayment Event” since the Effective Date.
“Available Cash” means, as of any date of determination, the aggregate amount of (x) unrestricted cash and Permitted Investments of the Borrower or any Restricted Subsidiary as of such date to the extent the use thereof for the application to payment of Indebtedness is not prohibited by law or any contract binding on the Borrower or any Restricted Subsidiary and (y) cash and Permitted Investments of the Borrower or any Restricted Subsidiary as of such date that is restricted in favor of the Obligations and the Obligations (as defined in the ABL Credit Agreement); provided that the amount of Available Cash for purposes of any calculation of Consolidated Net Debt, Consolidated First Lien Debt or Consolidated Secured Debt, in each case, shall not exceed $325,000,000.
“Available Equity Amount” means a cumulative amount equal to (without duplication):
(a)the Net Proceeds of new public or private issuances of Qualified Equity Interests in the Borrower after the Effective Date, plus
(b)capital contributions received by the Borrower after the Effective Date in cash or Permitted Investments (other than in respect of any Disqualified Equity Interest) and the Fair Market Value of any in-kind contributions after the Effective Date, plus
(c)the net cash proceeds received by the Borrower or any Restricted Subsidiary from Indebtedness and Disqualified Equity Interest issuances issued after the Effective Date and which have been exchanged or converted into Qualified Equity Interests, plus
(d)returns, profits, distributions and similar amounts received in cash or Permitted Investments and the Fair Market Value of any in-kind amounts received by the Borrower and the Restricted Subsidiaries on Investments made using the Available Equity Amount (not to exceed the amount of such Investments);
provided that the Available Equity Amount shall not include any amounts used to make Restricted Payments pursuant to Section 6.08(a)(viii)(C) or any amounts used to make Investments pursuant to Section 6.04(n)(iii).
“Available RP Capacity Amount” means the amount of Restricted Payments and Restricted Debt Payments that may be made at the time of determination pursuant to Sections 6.08(a)(vi) and (viii) and Section 6.08(b)(iv) (in each case without duplication), minus the sum of the amount of the Available RP Capacity Amount utilized by the Borrower or any Restricted Subsidiary to make Investments pursuant to Section 6.04(n).
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then- removed from the definition of “Interest Period” pursuant to Section 2.14(b)(iv).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, with respect to (a) any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail- In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Basel III” means, collectively, those certain agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems,” “Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring,” and “Guidance for National Authorities Operating the Countercyclical Capital Buffer,” each as published by the Basel Committee on Banking Supervision in December 2010 (as revised from time to time), and as implemented by a Lender’s primary banking regulatory authority.
“Benchmark” means, initially, the Term SOFR Reference Rate; provided that, if a Benchmark Transition Event has occurred with respect to any applicable then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior Benchmark rate pursuant to Section 2.14(b).
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(a)Adjusted Daily Simple SOFR; or

(b)the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for such Benchmark for the applicable Corresponding Tenor giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then- prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for syndicated credit facilities denominated in dollars at such time and (ii) the related Benchmark Replacement Adjustment;
provided that the Benchmark Replacement as determined pursuant to clause (a) or (b) above shall not be less than 0.00% per annum.
“Benchmark Replacement Adjustment” means, with respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment (which may be a positive or negative value or zero), or method for calculating or determining such spread adjustment, that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (b) any evolving or then- prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable currency at such time.
“Benchmark Replacement Conforming Changes” means, with respect to either the use or administration of Adjusted Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate”, the definition of “U.S. Government Securities Business Day”, the definition of “Interest Period” or any similar or analogous definition, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that the Administrative Agent, in consultation with the Borrower, decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent reasonably decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent reasonably determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent, in consultation with the Borrower, decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to the then-current Benchmark:

(a)in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, with respect to the then-current Benchmark, the occurrence of one or more of the following events with respect to such Benchmark:
(a)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, with respect to any then-current Benchmark, the period (if any) (a) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14(b) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14(b).
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board, (b) in the case of any limited liability company, the board of managers, board of directors, manager or managing member of such Person or the functional equivalent of the foregoing, (c) in the case of any partnership, the board of directors, board of managers, manager or managing member of a general partner of such Person or the functional equivalent of the foregoing and (d) in any other case, the functional equivalent of the foregoing. In addition, the term “director” means a director or functional equivalent thereof with respect to the relevant Board of Directors.
“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” has the meaning assigned to such term in the introductory paragraph hereto.
“Borrower Materials” has the meaning assigned to such term in Section 5.01.
“Borrower Offer of Specified Discount Prepayment” means the offer by the Borrower to make a voluntary prepayment of Term Loans at a specified discount to par pursuant to Section 2.11(a)(ii)(B).
“Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by the Borrower of offers for, and the corresponding acceptance by a Term Lender of, a voluntary prepayment of Term Loans at a specified range at a discount to par pursuant to Section 2.11(a)(ii)(C).
“Borrower Solicitation of Discounted Prepayment Offers” means the solicitation by the Borrower of offers for, and the subsequent acceptance, if any, by a Term Lender of, a voluntary prepayment of Term Loans at a discount to par pursuant to Section 2.11(a)(ii)(D).
“Borrowing” means Loans of the same Class and Type, made, converted or continued on the same date in the same currency and, in the case of Term SOFR Loans, as to which a single Interest Period is in effect.
“Borrowing Base” means the sum of (a) 85.0% of the gross book value of all accounts, payment intangibles and other receivables of the Borrower and the Restricted Subsidiaries, plus (b) 80.0% of the gross book value of all inventory of the Borrower and the Restricted Subsidiaries, plus (c) 100.0% of unrestricted cash and Permitted Investments of the Borrower and the Restricted Subsidiaries.
“Borrowing Minimum” means $500,000.
“Borrowing Multiple” means $100,000.
“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 and substantially in the form of Exhibit Q or such other form as may be reasonably approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York are authorized or required by law to remain closed; provided that, in relation to Loans referencing Term SOFR and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing Term SOFR or any other dealings of such Loans referencing Term SOFR, the term “Business Day” shall exclude any day which is not a U.S. Government Securities Business Day.
“Business Material Adverse Effect” has the meaning assigned to “Business Material Adverse Effect” in the Acquisition Agreement as of March 2, 2025.
“CAML” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other any-terrorism laws and “know your client” policies, regulations, laws or rules applicable in Canada, including any guidelines or orders thereunder.
“Capital Expenditures” means, for any period, the additions to property, plant and equipment and other capital expenditures of the Borrower and the Restricted Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of Borrower for such period prepared in accordance with GAAP, including customer acquisition costs and incentive payments, conversion costs, contract acquisition costs and website development and website content development costs.
“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and the Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries.
“Cash Management Obligations” means obligations of the Borrower or any Restricted Subsidiary in respect of (a) any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management or treasury services or any automated clearing house transfers of funds, (b) netting services, employee credit or purchase card programs and similar arrangements, (c) letters of credit and (d) other services related, ancillary or complementary to the foregoing (including Cash Management Services).
“Cash Management Services” has the meaning assigned to such term in the definition of the term “Secured Cash Management Obligations”.
“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any loss of or damage to any equipment, fixed assets or real property (including any improvements thereon) of the Borrower or any other Loan Party to replace or repair such equipment, fixed assets or real property.
“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.
“Change in Control” means:
(a)any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all Equity Interests that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than thirty-five percent (35%) of the Equity Interests of the Borrower entitled to vote in the election of members of the Board of Directors (or equivalent governing body) of the Borrower; or
(b)there shall have occurred a (i) Change of Control (as defined in the ABL Credit Agreement) pursuant to the ABL Credit Agreement, (ii) Change of Control (as defined in the 2029 Senior Notes Indenture) pursuant to the 2029 Senior Notes Indenture, (iii) Fundamental Change (as defined in the 2026 Convertible Notes Indenture) pursuant to the 2026 Convertible Notes Indenture or (iv) Fundamental Change (as defined in the 2031 Convertible Notes Indenture) pursuant to the 2031 Convertible Notes Indenture.

“Change in Law” means (a) the adoption of any rule, regulation, treaty or other law after the date of this Agreement, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (i) any requests, rules, guidelines or directives under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or issued in connection therewith and (ii) any requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, in each case shall be deemed to be a “Change in Law”, to the extent enacted, adopted, promulgated or issued after the date of this Agreement, but only to the extent such rules, regulations, or published interpretations or directives are applied to the Borrower and the Subsidiaries by the Administrative Agent or any Lender in substantially the same manner as applied to other similarly situated borrowers under comparable syndicated credit facilities, including, without limitation, for purposes of Section 2.15.
“Class” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Term Loans, Incremental Term Loans, or Other Term Loans, (b) any Commitment, refers to whether such Commitment is a Term Commitment, commitment in respect of Incremental Term Loans or Other Term Commitment and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments. Other Term Commitments, Other Term Loans, commitments in respect of Incremental Term Loans and Incremental Term Loans that have different terms and conditions shall be construed to be in different Classes.
“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to the Security Documents as security for the Secured Obligations.
“Collateral and Guaranty Agreement” means the Guaranty and Security Agreement among the Borrower, each other Loan Party and the Administrative Agent, substantially in the form of Exhibit D.
“Collateral and Guarantee Requirement” means, at any time, the requirement that:
(a)the Administrative Agent shall have received from the Borrower and each Domestic Subsidiary (other than an Excluded Subsidiary) either (x) a counterpart of the Collateral and Guaranty Agreement duly executed and delivered on behalf of such Person or (y) in the case of any Person that is required to become a Guarantor after the Effective Date (including by ceasing to be an Excluded Subsidiary) pursuant to Section 5.11 or is designated a Guarantor pursuant to the definition of Guarantor, a supplement to the Collateral and Guaranty Agreement, in the form specified therein, duly executed and delivered on behalf of such Person, in each case under this clause (a) together with, in the case of any such Loan Documents executed and delivered after the Effective Date, documents of the type referred to in Section 4.01(c), and, to the extent reasonably requested by the Administrative Agent, opinions of the type referred to in Section 4.01(b);
(b)all outstanding Equity Interests of the Restricted Subsidiaries (other than any Equity Interests constituting Excluded Collateral) owned by or on behalf of any Loan Party shall have been pledged pursuant to the Collateral and Guaranty Agreement (and the Administrative Agent shall have received any certificates or other instruments representing such Equity Interests (other than any such Equity Interests in a Person that is not a direct or indirect Subsidiary of Borrower), together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank);
(c)if any Indebtedness for borrowed money of the Borrower or any Subsidiary in a principal amount of $5,000,000 or more is owing by such obligor to any Loan Party and such Indebtedness is evidenced by a promissory note, such promissory note shall have been pledged pursuant to the Collateral and Guaranty Agreement (and, to the extent required by the Collateral and Guaranty Agreement, the Administrative Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank); and
(d)all certificates, agreements, documents and instruments, including Uniform Commercial Code financing statements, required by the Security Documents, Requirements of Law and reasonably requested by the Administrative Agent to be filed, delivered, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents and the other provisions of the term “Collateral and Guarantee Requirement”, shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording.
Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (a) the foregoing provisions of this definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, surveys, legal opinions or other deliverables with respect to, particular assets of the Loan Parties, or the provision of Guarantees by any Subsidiary, if, and for so long as and to the extent that the Administrative Agent and the Borrower reasonably agree in writing that the cost of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance, surveys, legal opinions or other deliverables in respect of such assets, or providing such Guarantees (taking into account any adverse Tax consequences to Borrower and the Subsidiaries (including the imposition of withholding or other material Taxes)), shall be excessive in relation to the benefits to be obtained by the Lenders therefrom, (b) Liens required to be granted from time to time pursuant to the term “Collateral and Guarantee Requirement” shall be subject to exceptions and limitations set forth in the Security Documents and any Intercreditor Agreement, (c) in no event shall control agreements or other control or similar arrangements be required with respect to deposit accounts, securities accounts, commodities accounts or other assets specifically requiring perfection by control agreements (other than securities), (d) no perfection actions shall be required with respect to Vehicles and other assets subject to certificates of title, (e) no perfection actions shall be required with respect to commercial tort claims with a value less than $2,500,000 individually, and other than the filing of UCC financing statements no perfection shall be required with respect to promissory notes evidencing debt for borrowed money in a principal amount of less than $5,000,000 individually, (f) no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required to be taken to create any security interests in assets located or titled outside of the United States (including any Equity Interests of Foreign Subsidiaries and any foreign Intellectual Property) or to perfect or make enforceable any security interests in any such assets (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction), (g) no actions shall be required to perfect a security interest in letter of credit rights (other than the filing of UCC financing statements), (h) no Loan Party shall be required to deliver or obtain any landlord lien waivers, estoppel certificates or collateral access agreements or letters, (i) no Loan Party shall be required to deliver or obtain a mortgage in respect of fee-owned or leased real property, (j) no actions shall be required to enter into any source code escrow arrangement or register any intellectual property and (k) in no event shall the Collateral include any Excluded Collateral. The Administrative Agent may grant extensions of time or waivers for the creation and perfection of security interests in or the obtaining of title insurance, surveys, legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Effective Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Effective Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents.
“Commitment” means with respect to any Lender, its Term Commitment of any Class, commitment in respect of Incremental Term Loans and Other Term Commitment of any Class or any combination thereof (as the context requires).
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Compliance Certificate” means a certificate of a Financial Officer required to be delivered pursuant to Section 5.01(d).
“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus:
(a)without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for such period:
(i)total interest expense and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations or such derivative instruments, and bank and letter of credit fees and costs of surety bonds in connection with financing activities, together with items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (i) through (xvi) thereof,
(ii)provision for taxes based on income, profits, revenue or capital, including federal, foreign, state, local and provincial income, franchise, excise, value added and similar taxes based on income, profits, revenue, gross receipts or capital and foreign withholding taxes paid or accrued during such period (including in respect of repatriated funds) including penalties and interest related to such taxes or arising from any tax examinations,
(iii)depreciation and amortization (including amortization of Capitalized Software Expenditures, customer acquisition costs, conversion costs, contract acquisition costs, internal labor costs, incentive payments and amortization of deferred financing fees and accelerated and other deferred financing costs, OID or other capitalized costs),
(iv)other non-cash charges (other than any accrual in respect of bonuses) (provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, (A) such Person may elect not to add back such non-cash charges in the current period and (B) to the extent such Person elects to add back such non-cash charges in the current period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period),
(v)the amount of any non-controlling interest consisting of income attributable to non-controlling interests of third parties in any non-wholly-owned subsidiary deducted (and not added back in such period to Consolidated Net Income) excluding cash distributions in respect thereof,
(vi)(A) the amount of payments made to option, phantom equity or profits interest holders of Borrower in connection with, or as a result of, any distribution being made to equityholders of Borrower, which payments are being made to compensate such option, phantom equity or profits interest holders as though they were equityholders at the time of, and entitled to share in, such distribution, including any cash consideration for any repurchase of equity, in each case to the extent permitted in the Loan Documents and (B) the amount of fees, expenses and indemnities paid or accrued to directors and all general administrative costs relating to board meetings, including of Borrower,
(vii)losses or discounts on sales of receivables and related assets in connection with any Permitted Receivables Financing,
(viii)[reserved],
(ix)any costs or expenses incurred by the Borrower or any Restricted Subsidiary pursuant to any management equity plan or equity option or phantom equity plan or any other management or employee benefit plan or agreement, any long-term incentive plan, any severance agreement or any equity subscription or equityholder agreement, to the extent that such costs or expenses are non-cash or otherwise funded with cash proceeds contributed to the capital of the Borrower or Net Proceeds of an issuance of Equity Interests of Borrower (other than Disqualified Equity Interests),

(x)any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification 715, and any other items of a similar nature,
(xi)expenses consisting of internal software development costs that are expensed but could have been capitalized under alternative accounting policies in accordance with GAAP, and
(xii)any expenses reimbursed in cash during such period by non-Affiliate third parties (other than the Borrower or any of the Subsidiaries), plus
(b)without duplication, (i) the amount of “run rate” cost savings, operating expense reductions and cost synergies (collectively, “Run Rate Benefits”) related to the Transactions (including any restructuring, cost saving initiative or other initiative reasonably related to the Transactions) projected by the Borrower in good faith to be realized as a result of actions that have been taken or initiated (including actions initiated prior to the Effective Date) or are expected to be taken or initiated (in the good faith determination of the Borrower) within 24 months (before, on or after the Effective Date) and (ii) the amount of Run Rate Benefits related to any Specified Transaction or any Tax Restructuring or other restructuring, cost saving initiative or other initiative projected by the Borrower in good faith to be realized as a result of actions that have been taken or initiated or are expected to be taken or initiated (in the good faith determination of the Borrower) within 24 months of such Specified Transaction, Tax Restructuring, restructuring, cost saving initiative or other initiative, in the case of each of clauses (i) and (ii) above, including any Run Rate Benefits, expenses and charges (including restructuring and integration charges) in connection with, or incurred by or on behalf of, any joint venture of the Borrower or any of the Restricted Subsidiaries (whether accounted for on the financial statements of any such joint venture or the Borrower), which Run Rate Benefits shall be added to Consolidated EBITDA until fully realized and calculated on a Pro Forma Basis as though such Run Rate Benefits had been realized on the first day of the relevant period, net of the amount of actual benefits realized from such actions; provided that (A) such Run Rate Benefits are reasonably quantifiable and factually supportable, (B) no Run Rate Benefits shall be added pursuant to this clause (b) to the extent duplicative of any expenses or charges relating to such Run Rate Benefits that are included in clause (a) above (it being understood and agreed that “run rate” shall mean the full recurring benefit that is associated with any action taken) and (C) the share of any such Run Rate Benefits, expenses and charges with respect to a joint venture that are to be allocated to the Borrower or any of the Restricted Subsidiaries shall not exceed the total amount thereof for any such joint venture multiplied by the percentage of income of such venture expected to be included in Consolidated EBITDA for the relevant Test Period; provided further that adjustments added back to Consolidated EBITDA pursuant to clause (ii) above shall not exceed 30% of Consolidated EBITDA in any Test Period (calculated after giving effect to such add backs and, in any case, excluding from such 30% cap any such adjustments that are taken in compliance with the requirements of Regulation S-X);
plus

(c)cash receipts (or any netting arrangements resulting in reduced cash expenditures) not included in the calculation of Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (e) below for any previous period and not added back;
plus
(d)other add backs and adjustments reflected in (i) the Borrower’s model provided to the Lead Arrangers on or about February 19, 2025 and the quality of earnings summary provided to the Lead Arrangers on or about February 22, 2025 or (ii) a quality of earnings report provided by a “big four” accounting firm or a nationally recognized accounting firm (or any other accounting firm reasonably acceptable to the Administrative Agent) with respect to any Permitted Acquisition or other Investment (including, in each case and for the avoidance of doubt, add backs and adjustments of the same type in future periods), less
(e)without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:
(i)non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period),
(ii)the amount of any non-controlling interest consisting of loss attributable to non-controlling interests of third parties in any non-wholly-owned subsidiary added (and not deducted in such period from Consolidated Net Income), in each case, as determined on a consolidated basis for the Borrower and the Restricted Subsidiaries in accordance with GAAP; provided that
(I)there shall be included in determining Consolidated EBITDA for any period, without duplication and, other than with respect to any Material Acquisition, at the option of the Borrower, (1) the Acquired EBITDA of any Person, property, business or asset acquired by the Borrower or any Restricted Subsidiary during such period (other than any Unrestricted Subsidiary) whether such acquisition occurred before or after the Effective Date to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (each such Person, property, business or asset acquired, including pursuant to a transaction consummated prior to the Effective Date, and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the Acquired EBITDA of such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical Pro Forma Basis and (2) an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition), and

(II)there shall be (A) excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than any Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations by the Borrower or any Restricted Subsidiary during such period (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, at the Borrower’s election only, when and to the extent such operations are actually disposed of) (each such Person, property, business or asset so sold, transferred or otherwise disposed of, closed or classified, a “Sold Entity or Business”), and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case based on the Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical Pro Forma Basis and (B) included in determining Consolidated EBITDA for any period in which a Sold Entity or Business is disposed, an adjustment equal to the Pro Forma Disposal Adjustment with respect to such Sold Entity or Business (including the portion thereof occurring prior to such disposal).
Notwithstanding the foregoing, Consolidated EBITDA (a) for the fiscal quarter ended September 28, 2024, shall be deemed to be $49,000,000, (b) for the fiscal quarter ended December 28, 2024, shall be deemed to be $72,800,000, (c) for the fiscal quarter ended March 29, 2025, shall be deemed to be $65,200,000, and (d) for the fiscal quarter ended June 28, 2025, shall be deemed to be $58,000,000, in each case, as may be subject to addbacks and adjustments (without duplication) pursuant to clauses (a) through (d) above upon the occurrence of a “pro forma” event that occurs after the Effective Date and which is deemed to have occurred as of the first day of a period that includes any of the foregoing fiscal quarters.
“Consolidated First Lien Debt” means, as of any date of determination, (a) the amount of Consolidated Total Debt (including in respect of the Loans hereunder) that is secured by a Lien on a material portion of the Collateral on an equal or super priority basis (but without regard to the control of remedies) with the Liens on the Collateral securing the Secured Obligations minus (b) Available Cash.
“Consolidated Interest Expense” means the sum of cash interest expense (including that attributable to Finance Leases), net of cash interest income, of the Borrower and the Restricted Subsidiaries with respect to all outstanding Indebtedness for borrowed money of the Borrower and the Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net payments (over payments received), if any, made pursuant to interest rate hedging agreements with respect to Indebtedness, and excluding, for the avoidance of doubt, (i) amortization of (A) deferred financing costs, debt issuance costs, commissions, fees and expenses and any other amounts of non-cash interest (including as a result of the effects of acquisition method accounting or pushdown accounting) and (B) any costs or expenses incurred in connection with any amendment or modification of Indebtedness (whether or not consummated), (ii) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under hedging agreements or other derivative instruments pursuant to FASB Accounting Standards

Codification No. 815- Derivatives and Hedging, (iii) any one-time cash costs associated with breakage in respect of hedging agreements for interest rates or currency, (iv) commissions, discounts, yield and other fees and charges (including any interest expense) incurred in connection with any Permitted Receivables Financing, (v) all non-recurring cash interest expense or “additional interest” for failure to timely comply with registration rights obligations, (vi) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect to the Transactions, any Permitted Acquisition or any other Investment, all as calculated on a consolidated basis in accordance with GAAP, (vii) any payments with respect to make-whole premiums or other breakage costs of any Indebtedness, including, without limitation, any Indebtedness issued in connection with the Transactions, (viii) penalties and interest relating to taxes, (ix) accretion or accrual of discounted liabilities, (x) [reserved], (xi) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting, (xii) any interest expense or other fees or charges incurred with respect to any Escrowed Obligations (for the avoidance of doubt, so long as such Escrowed Obligations are held in escrow), (xiii) administrative agency or trustee fees, (xiv) any expense arising from any bridge, structuring, arrangement, commitment and/or other financing fee (including fees and expenses associated with the Transactions and annual agency fees), (xv) any lease, rental or other expense in connection with a Non-Finance Lease Obligation and (xvi) any non-cash interest expense attributable to the Transactions.
“Consolidated Net Debt” means, as of any date of determination, (a) Consolidated Total Debt minus (b) Available Cash.
“Consolidated Net Income” means, for any period, the net income (loss) of the Borrower and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication:
(a)extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including extraordinary losses and unusual or non-recurring charges or expenses attributable to legal and judgment settlements and any unusual or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives and any accruals or reserves in respect of any extraordinary, non-recurring or unusual items), severance, relocation costs, integration and facilities’ or offices’ pre-opening costs, opening costs, lease termination costs, processor termination or migration costs, closing and/or consolidation costs, start-up costs and other business optimization and rationalization expenses (including related to new product introductions, the consolidation of technology platforms and other strategic or cost saving initiatives and any costs or expenses related or attributable to the commencement of a New Project and including any related employee hiring or retention costs or employee redundancy or termination costs), restructuring charges, accruals or reserves (including restructuring and integration costs related to the Transactions or acquisitions consummated prior to or after the Effective Date and adjustments to existing reserves), whether or not classified as restructuring expense on the consolidated financial statements, signing costs, retention or completion bonuses, other executive recruiting and retention costs, transition costs, costs related to closure/consolidation of facilities, branches, data centers and/or offices (including, without limitation, costs incurred in respect of leased premises, including related to build out and the relocation of personnel and equipment), lease breakage costs, internal costs in respect of strategic initiatives and curtailments or modifications to pension and post-employment employee benefit plans (including any settlement of pension liabilities and charges resulting from changes in estimates, valuations and judgments thereof),
(b)the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period,
(c)Transaction Costs,
(d)the net income for such period of any Person that is an Unrestricted Subsidiary and any Person that is not a Subsidiary or that is accounted for by the equity method of accounting; provided that Consolidated Net Income shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Permitted Investments (or, if not paid in cash or Permitted Investments, but later converted into cash or Permitted Investments, upon such conversion) by such Person to the Borrower or a Restricted Subsidiary thereof during such period,
(e)any fees and expenses (including any transaction or retention bonus or similar payment, any earnout, contingent consideration obligation or purchase price adjustment) incurred during such period, or any amortization thereof for such period, in connection with any acquisition (including any related bonus expense), Investment, asset disposition, issuance or repayment of debt, issuance of Equity Interests, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Effective Date and any such transaction undertaken but not completed and including any fees or legal expenses related to the on-going administration of any debt instrument) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful (including, for the avoidance of doubt, the effects of expensing all transaction-related expenses in accordance with FASB Accounting Standards Codification 805 and gains or losses associated with FASB Accounting Standards Codification 460), and such fees, expenses or charges related to the Loan Documents (including the on-going administration thereof) and any other credit facilities deducted (and not added back) in computing Consolidated Net Income,
(f)any income (loss) for such period attributable to the early extinguishment of Indebtedness, hedging agreements or other derivative instruments,
(g)accruals and reserves that are established or adjusted as a result of the Transactions in accordance with GAAP (including any adjustment of estimated payouts on existing earn-outs) or changes as a result of the adoption or modification of accounting policies during such period,
(h)all Non-Cash Compensation Expenses,
(i)any income (loss) attributable to deferred compensation plans or trusts,
(j)[reserved],
(k)any gain (loss) on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business) or income (loss) from discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, at the election of the Borrower, only when and to the extent such operations are actually disposed of),

(l)any non-cash gain (loss) attributable to the mark to market movement in the valuation of hedging obligations or other derivative instruments pursuant to FASB Accounting Standards Codification 815-Derivatives and Hedging or mark to market movement of other financial instruments pursuant to FASB Accounting Standards Codification 825-Financial Instruments; provided that any cash payments or receipts relating to transactions realized in a given period shall be taken into account in such period,
(m)any non-cash gain (loss) related to currency remeasurements of Indebtedness, net loss or gain resulting from hedging agreements for currency exchange risk and revaluations of intercompany balances (including Indebtedness and gain or loss relating to translation of assets and liabilities) and other balance sheet items,
(n)any non-cash expenses, accruals or reserves related to adjustments to historical tax exposures (provided, in each case, that the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income for the period in which such cash payment was made),
(o)any impairment charge or asset write-off or write-down (including related to intangible assets (including goodwill), long-lived assets and investments in debt and equity securities),
(p)solely for the purpose of calculating the Available Amount, the net income for such period of any Restricted Subsidiary (other than any Guarantor) to the extent the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its net income is not at the date of determination permitted without any prior Governmental Approval (which has not been obtained) or, directly or indirectly, is otherwise restricted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Borrower will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) or Permitted Investments to the Borrower or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,
(q)any accruals or obligations accrued related to workers’ compensation programs to the extent that expenses deducted in the calculation of net income exceed the net amounts paid in cash related to workers’ compensation programs in that period,
(r)any reserves, accruals or obligations accrued by the Borrower or any of the Subsidiaries for any federal and state employment tax liabilities, including social security, federal unemployment, state unemployment and state disability taxes deducted in the calculation of net income during such period, less the amount of such obligations paid in cash with respect to such period, and
(s)earnout and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments.
There shall be excluded from Consolidated Net Income for any period the effects from applying acquisition method accounting, including applying acquisition method accounting to inventory, property and equipment, loans and leases, software and other intangible assets and deferred revenue (including deferred costs related thereto and deferred rent) required or permitted by GAAP and related authoritative pronouncements (including FASB Accounting Standards Codification 805 and including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries), as a result of the Transactions, any acquisition or Investment consummated prior to the Effective Date and any Permitted Acquisitions or other Investment or the amortization or write-off of any amounts thereof.
In addition, to the extent not already included in Consolidated Net Income, Consolidated Net Income shall include (i) the amount of proceeds received (or reasonably expected to be received) or due from business interruption insurance or government support payments (other than loans, to the extent not forgivable) or reimbursement of expenses and charges that are covered by indemnification, insurance and other reimbursement provisions in connection with the Transactions, any acquisition or other Investment or any disposition of any asset permitted hereunder or that occurred prior to the Effective Date (net of any amount so included in any prior period to the extent not so received or reimbursed within a two year period) and (ii) the amount of any cash tax benefits related to the tax amortization of intangible assets in such period.
“Consolidated Secured Debt” means, as of any date of determination, (a) Consolidated Total Debt that is secured by a Lien on a material portion of the Collateral minus (b) Available Cash.
“Consolidated Total Debt” means, as of any date of determination, the outstanding principal amount of all third party Indebtedness for borrowed money (including purchase money Indebtedness), unreimbursed drawings under letters of credit, Finance Lease Obligations, third party Indebtedness obligations evidenced by notes or similar instruments (and excluding, for the avoidance of doubt, (a) undrawn letters of credit, (b) Swap Obligations, (c) all undrawn amounts under revolving credit facilities and (d) all obligations relating to Permitted Receivables Financings), in each case of the Borrower and the Restricted Subsidiaries on such date, on a consolidated basis and determined in accordance with GAAP (excluding, in any event, the effects of any discounting of Indebtedness resulting from the application of acquisition method or pushdown accounting in connection with the Transactions or any Permitted Acquisition or other Investment or other similar transaction); provided that “Consolidated Total Debt” (and corresponding definitions of “Consolidated First Lien Debt” and “Consolidated Secured Debt”) shall exclude any obligation, liability or indebtedness of such Person if, upon or prior to the maturity thereof, such Person has irrevocably deposited with the proper Person in trust or escrow the necessary funds (or evidences of indebtedness) for the payment, redemption or satisfaction of such obligation, liability or indebtedness, and thereafter such funds and evidences of such obligation, liability or indebtedness or other security so deposited are not included in the calculation of the Available Cash.
“Consolidated Working Capital” means, at any date, the excess of (a) the sum of all amounts (other than cash and Permitted Investments) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date, excluding the current portion of current and deferred income taxes over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries on such date, including deferred revenue but excluding, without duplication, (i) the current portion of any Funded Debt, (ii) all Indebtedness consisting of Loans and obligations under letters of credit to the extent otherwise included therein, (iii) the current portion of interest and (iv) the current portion of current and deferred income taxes; provided that, for purposes of calculating Excess Cash Flow, increases or decreases in working capital (A) arising from acquisitions, dispositions or Unrestricted Subsidiary or Restricted Subsidiary designations by the Borrower and the Restricted Subsidiaries shall be measured from the date on which such acquisition, disposition or Unrestricted Subsidiary or Restricted Subsidiary designation occurred and not over the period in which Excess Cash Flow is calculated and (B) shall exclude (I) the impact of non-cash adjustments contemplated in the Excess Cash Flow calculation, (II) the impact of adjusting items in the definition of “Consolidated Net Income” and (III) any changes in current assets or current liabilities as a result of (x) the effect of fluctuations in the amount of accrued or contingent obligations, assets or liabilities under hedging agreements or other derivative obligations, (y) any reclassification, other than as a result of the passage of time, in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (z) the effects of acquisition method accounting.
“Contract Consideration” has the meaning assigned to such term in the definition of the term “ECF Deductions”.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Converted Restricted Subsidiary” has the meaning assigned to such term in the definition of the term “Consolidated EBITDA”.
“Converted Unrestricted Subsidiary” has the meaning assigned to such term in the definition of the term “Consolidated EBITDA”.
“Covered Entity” has the meaning assigned to such term in Section 9.21(b).
“Covered Party” has the meaning assigned to such term in Section 9.21(a).
“Credit Agreement Refinancing Indebtedness” means Indebtedness issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) by a Loan Party in exchange for, or to extend, renew, replace or refinance, in whole or part, any Class of existing Term Loans (“Refinanced Debt”); provided that such exchanging, extending, renewing, replacing or refinancing Indebtedness (a) is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt (plus any premium, accrued interest and fees and expenses incurred in connection with such exchange, extension, renewal, replacement or refinancing), (b) does not mature earlier than or have a Weighted Average Life to Maturity shorter than the Refinanced Debt (other than Customary Bridge Loans and except with respect to an amount equal to the Maturity Carveout Amount at such time), (c) shall not be guaranteed by any entity that is not a Loan Party, (d) in the case of any secured Indebtedness (i) is not secured by any assets not securing the Secured Obligations and (ii) is subject to the relevant Intercreditor Agreement(s) and (e) has covenants and events of default (excluding as to interest rate (including whether such interest is payable in cash or in kind), interest rate margins, pricing, rate floors, discounts, fees, premiums and prepayment or redemption provisions and other than with respect to Customary Bridge Loans) that either (I) are not materially more favorable (when taken as a whole) to the lenders or investors providing such Indebtedness than the terms and conditions of this Agreement (when taken as a whole) are to the Lenders (except for covenants or other provisions applicable only to periods after the Latest Maturity Date at the time of such refinancing), (II) are applicable only to periods after the Latest Maturity Date at the time of such refinancing, (III) reflect market terms and conditions (taken as a whole) at the time of incurrence of such Indebtedness (as determined by the Borrower in good faith) or (IV) are reasonably satisfactory to the Administrative Agent (provided that, at the Borrower’s election, to the extent any financial maintenance covenant or other term or provision is added for the benefit of the lenders of any such Indebtedness that consists of term facilities, no consent shall be required from the Administrative Agent or the Lenders to the extent that such term or provision is also added, or the features of such term or provision are provided, for the benefit of each Term Loan (and, for the avoidance of doubt, such term shall be deemed reasonably satisfactory to the Administrative Agent)).
“Cumulative Retained Excess Cash Flow Amount” means, at any date, an amount equal to the cumulative sum of Retained Excess Cash Flow Amounts for all fiscal years (commencing with the fiscal year ending on or about June 30, 2027) ending prior to the date of determination for which financial statements are delivered to the Administrative Agent pursuant to Section 5.01(a).
“Cured Default” has the meaning assigned to such term in Section 7.01.
“Customary Bridge Loans” means customary bridge loans with a maturity date of no longer than one year; provided that (a) the Weighted Average Life to Maturity of any loans, notes, securities or other Indebtedness which are exchanged for or otherwise replace such bridge loans is not shorter than the Weighted Average Life to Maturity of the Term Loans (without giving effect to any prior amortization or prepayments thereof) and (b) the final maturity date of any loans, notes, securities or other Indebtedness which are exchanged for or otherwise replace such bridge loans is no earlier than the Latest Maturity Date at the time such bridge loans are incurred.
“Customary Escrow Provisions” means customary redemption or prepayment terms in connection with escrow arrangements.
“Customary Exceptions” means (a) customary asset sale, insurance and condemnation proceeds events, change-of-control offers or events of default or, if in the form of loans, excess cash flow payments and customary Indebtedness mandatory prepayment provisions and/or (b) Customary Escrow Provisions.

“Daily Simple SOFR” means, solely with respect to the Loans, for any day (a “SOFR Rate Day”), a rate per annum equal SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (a) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (b) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.
“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means any Lender that has (a) failed to fund any portion of its Loans within one Business Day of the date on which such funding is required hereunder, (b) notified the Borrower, the Administrative Agent, or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement or provided any written notification to any Person to the effect that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, (c) failed, within three (3) Business Days after request by the Administrative Agent (whether acting on its own behalf or at the reasonable request of the Borrower (it being understood that the Administrative Agent shall comply with any such reasonable request)) to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or subsequently cured or (e) (i) become or is insolvent or has a parent company that has become or is insolvent, (ii) become the subject of a bankruptcy or insolvency proceeding or any action or proceeding of the type described in Section 7.01(h) or (i), or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be deemed to be a Defaulting Lender solely by virtue of the ownership or acquisition of any capital stock in such Lender or its direct or indirect parent by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender; provided, further, that a Lender will cease to be a Defaulting Lender upon written receipt by both the Administrative Agent and Borrower of confirmation that the Lender will comply with its prospective funding obligations.
“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the Borrower or a Subsidiary in connection with a Disposition pursuant to Section 6.05(k) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth the basis of such valuation, less the amount of cash or Permitted Investments received in connection with a subsequent sale of or collection on or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed, sold or otherwise disposed of or returned in exchange for consideration in the form of cash or Permitted Investments in compliance with Section 6.05.
“director” has the meaning assigned to such term in the definition of “Board of Directors”.
“Discount Prepayment Accepting Lender” has the meaning assigned to such term in Section 2.11(a)(ii)(B).
“Discount Range” has the meaning assigned to such term in Section 2.11(a)(ii)(C).
“Discount Range Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(C).
“Discount Range Prepayment Notice” means a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.11(a)(ii)(C) substantially in the form of Exhibit K.
“Discount Range Prepayment Offer” means the irrevocable written offer by a Term Lender, substantially in the form of Exhibit L, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.
“Discount Range Prepayment Response Date” has the meaning assigned to such term in Section 2.11(a)(ii)(C).
“Discount Range Proration” has the meaning assigned to such term in Section 2.11(a)(ii)(C).
“Discounted Prepayment Determination Date” has the meaning assigned to such term in Section 2.11(a)(ii)(D).
“Discounted Prepayment Effective Date” means, in the case of a Borrower Offer of Specified Discount Prepayment or Borrower Solicitation of Discount Range Prepayment Offer, five (5) Business Days following the receipt by each relevant Term Lender of notice from the Auction Agent in accordance with Section 2.11(a)(ii)(B), Section 2.11(a)(ii)(C) or Section

2.11(a)(ii)(D), as applicable, unless a shorter period is agreed to between the Borrower and the Auction Agent.
“Discounted Term Loan Prepayment” has the meaning assigned to such term in Section 2.11(a)(ii)(A).
“Disposed EBITDA” means, with respect to any Sold Entity or Business or Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such Sold Entity or Business and its subsidiaries or to such Converted Unrestricted Subsidiary and its subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business or Converted Unrestricted Subsidiary.
“Disposition” has the meaning assigned to such term in Section 6.05.
“Disposition/Debt Percentage” means, (a) with respect to a Prepayment Event pursuant to clause (a) of such definition, the prepayment required by Section 2.11(c) if the First Lien Leverage Ratio for the most recently ended Test Period as of such time determined on a Pro Forma Basis (including giving Pro Forma Effect to any such prepayment required by Section 2.11(c)) is (i) greater than 3.60 to 1.00, 100%, (ii) greater than 3.10 to 1.00 but less than or equal to 3.60 to 1.00, 50% and (iii) equal to or less than 3.10 to 1.00, 0% and (b) with respect to a Prepayment Event pursuant to clause (b) of such definition, the prepayment required by Section 2.11(c), 100%.
“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:
(a)matures or is mandatorily redeemable (other than solely for Equity Interests in such Person or in any parent thereof that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;
(b)is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person or in any parent thereof that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or
(c)is redeemable (other than solely for Equity Interests in such Person or in any parent thereof that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by such Person or any of its subsidiaries, in whole or in part, at the option of the holder thereof;
in each case, on or prior to the date 91 days after the Latest Maturity Date at the time of issuance of such Equity Interests; provided, however, that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale,” “condemnation event,” a “change in control” or similar event shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after repayment in full of all the Loans and all other Loan Document Obligations that are accrued and payable and the termination of the Commitments and (ii) if an Equity Interest in any Person is issued pursuant to any plan for the benefit of employees of the Borrower or any of the Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by Borrower or any of the Subsidiaries in order to satisfy applicable statutory or regulatory obligations of such Person or as a result of such employee’s termination, death, or disability.
“Disqualified Lenders” means (a) those Persons identified by the Borrower to the Lead Arrangers in writing (including by email) prior to the Effective Date (and after the Effective Date, that are reasonably acceptable to the Administrative Agent), (b) those Persons who are competitors of the Borrower or any Subsidiary identified by the Borrower to the Administrative Agent from time to time in writing (including by email) and (c) in the case of each Person identified pursuant to clauses (a) and (b) above, any of their Affiliates (other than Affiliates that are bona fide debt fund affiliates) that are either (i) identified in writing by the Borrower to the Administrative Agent from time to time or (ii) clearly identifiable as Affiliates on the basis of such Affiliate’s name. Any supplement to the list of Disqualified Lenders pursuant to clause (a) or (b) or (c)(i) above shall be sent by the Borrower to the Administrative Agent in writing (including by email) and such supplement shall take effect on the Business Day such notice is received by the Administrative Agent (it being understood that no such supplement to the list of Disqualified Lenders shall operate to disqualify any Person that previously acquired an assignment or participation in respect of the Loans from continuing to hold or vote such previously acquired assignment or participation on the terms herein for Lenders that are not Disqualified Lenders). Notwithstanding the foregoing, any list of Disqualified Lenders shall only be required to be available to any Lender or Participant or prospective Lender or Participant on the Platform or another similar electronic system (i) to the extent the Borrower desires to prevent any such Disqualified Lender from being a Lender or Participant or (ii) upon written request by such Lender or Participant or prospective Lender or Participant.
“Dividing Person” has the meaning assigned to it in the definition of “Division”.
“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.
“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“dollars” or “$” refers to lawful money of the United States of America.
“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in dollars, such amount and (b) with respect to any amount denominated in any currency other than dollars, the equivalent amount thereof in dollars as determined by the Administrative Agent at such time in accordance with Section 1.07 hereof.
“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.
“ECF Deductions” means, for any period, an amount equal to the sum of:
(a)without duplication of amounts deducted pursuant to clause (f) below in prior fiscal years, the amount of Capital Expenditures made in cash or accrued during such period, to the extent that such Capital Expenditures were financed with internally generated cash flow of the Borrower or the Restricted Subsidiaries,
(b)cash payments by the Borrower and the Restricted Subsidiaries during such period in respect of purchase price holdbacks, earn out obligations, or long-term liabilities of the Borrower and the Restricted Subsidiaries other than Indebtedness to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income to the extent financed with internally generated cash flow of the Borrower or the Restricted Subsidiaries,
(c)without duplication of amounts deducted pursuant to clause (f) below in prior fiscal years, the amount of Investments (other than Investments in Permitted Investments) and acquisitions not prohibited by this Agreement, to the extent that such Investments and acquisitions were financed with internally generated cash flow of the Borrower or the Restricted Subsidiaries,
(d)the amount of dividends, distributions and other Restricted Payments paid in cash during such period not prohibited by this Agreement, to the extent that such dividends and distributions were financed with internally generated cash flow of the Borrower or the Restricted Subsidiaries,
(e)the aggregate amount of expenditures actually made by the Borrower and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees and cash restructuring charges) to the extent that such expenditures are not expensed during such period or are not deducted in calculating Consolidated Net Income, to the extent that such expenditure was financed with internally generated cash flow of the Borrower or the Restricted Subsidiaries (other than Investments in Permitted Investments), and
(f)without duplication of amounts deducted from Excess Cash Flow in prior periods, (i) the aggregate consideration required to be paid in cash by the Borrower or any of the Restricted Subsidiaries pursuant to binding contracts, commitments, letters of intent or purchase orders (the “Contract Consideration”), in each case, entered into prior to or during such period and (ii) to the extent set forth in a certificate of a Financial Officer delivered to the Administrative Agent at or before the time the Compliance Certificate for the period ending simultaneously with such Test Period is required to be delivered pursuant to Section 5.01(d), the aggregate amount of cash that is reasonably expected to be paid in respect of planned cash expenditures by the Borrower or any of the Restricted Subsidiaries (the “Planned Expenditures”); in the case of each of clauses (i)

and (ii), relating to Permitted Acquisitions, other Investments (other than Investments in Permitted Investments), Capital Expenditures (including Capitalized Software Expenditures or other purchases of Intellectual Property) to be consummated, made or paid during a subsequent Test Period; provided that, to the extent the aggregate amount of internally generated cash actually utilized to finance such Permitted Acquisitions, Investments or Capital Expenditures during such Test Period is less than the Contract Consideration or Planned Expenditures, as applicable, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such Test Period.
“ECF Percentage” means, with respect to the prepayment required by Section 2.11(d) with respect to any fiscal year of the Borrower, if the First Lien Leverage Ratio (prior to giving effect to the applicable prepayment pursuant to Section 2.11(d), but after giving effect to any voluntary prepayments made pursuant to Section 2.11(a) or any repurchase pursuant to Section 9.04(g) prior to the date of such prepayment) as of the end of such fiscal year is (a) greater than 3.60 to 1.00, 50% of Excess Cash Flow for such fiscal year, (b) greater than 3.10 to 1.00 but less than or equal to 3.60 to 1.00, 25% of Excess Cash Flow for such fiscal year and (c) equal to or less than 3.10 to 1.00, 0% of Excess Cash Flow for such fiscal year.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
“Effective Yield” means, as to any Indebtedness as of any date of determination, the effective yield on such Indebtedness in the reasonable determination of the Administrative Agent and the Borrower and consistent with generally accepted financial practices, taking into account the applicable interest rate margins, any interest rate floors (the effect of which floors shall be determined in a manner set forth in the proviso below) or similar devices and all fees, including upfront or similar fees or original issue discount (amortized over the shorter of (a) the remaining Weighted Average Life to Maturity of such Indebtedness and (b) the four years following the date of incurrence thereof) payable generally to lenders or other institutions providing such Indebtedness, (but excluding any arrangement, structuring, ticking, commitment, amendment, unused line or underwriting fees or other similar fees payable in connection therewith and, if applicable, consent fees for an amendment (in each case regardless of whether any such fees are paid to or shared in whole or in part with any lender) and any other fees not paid to all relevant lenders generally); provided that, with respect to any Indebtedness that includes a “Term SOFR floor” or “Base Rate floor”, (i) to the extent that the Term SOFR (with an Interest Period of one month) or Alternate Base Rate (without giving effect to any floors in such definitions), as applicable, on the date that the Effective Yield is being calculated is less than such floor, the amount of such difference shall be deemed added to the interest rate margin for such Indebtedness for the purpose of calculating the Effective Yield and (ii) to the extent that Term SOFR (with an Interest Period of one month) or Alternate Base Rate (without giving effect to any floors in such definitions), as applicable, on the date that the Effective Yield is being calculated is greater than such floor, then the floor shall be disregarded in calculating the Effective Yield.
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (including, subject to the requirements of Section 9.04(g), (h) and (i), as applicable, the Borrower or any of its Affiliates), other than, in each case, (i) a natural person, (ii) a Defaulting Lender or (iii) a Disqualified Lender.
“Environmental Laws” means applicable common law and all applicable treaties, rules, regulations, codes, ordinances, judgments, orders, decrees and other applicable Requirements of Law, and all applicable injunctions or binding agreements issued, promulgated or entered into by or with any Governmental Authority, in each instance relating to pollution or the protection of the environment, including with respect to the preservation or reclamation of natural resources, Hazardous Materials, or to the extent relating to exposure to Hazardous Materials, the protection of human health or safety.
“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of medical monitoring, costs of environmental remediation or restoration, administrative oversight costs, consultants’ fees, fines, penalties and indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person (excluding, for the avoidance of doubt, the 2026 Convertible Notes, the 2031 Convertible Notes, any Permitted Convertible Indebtedness, any Permitted Warrant Transaction and any other debt security that is convertible or exchangeable into any of the foregoing, in each case, prior to settlement, conversion, exchange or exercise thereof).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) any failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 or Section 430 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (c) the filing pursuant to Section 412 of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) the incurrence by a Loan Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by a Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by a Loan Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan (including any liability under Section 4062(e) of ERISA) or Multiemployer Plan; or (h) the receipt by a Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Loan Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA or in endangered or critical status, within the meaning of Section 305 of ERISA.
“Erroneous Payment” has the meaning assigned to it in Article VIII.
“Erroneous Payment Return Deficiency” has the meaning assigned to it in Article VIII.
“Escrow” has the meaning provided in the definition of “Indebtedness”.
“Escrowed Obligations” has the meaning provided in the definition of “Indebtedness”.
“Escrowed Proceeds” means the proceeds from the offering of any debt securities or other Indebtedness paid into an escrow account with an escrow agent on the date of the applicable offering or incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow account upon satisfaction of certain conditions or the occurrence of certain events. The term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.
“Event of Default” has the meaning assigned to such term in Section 7.01.
“Excess Cash Flow” means, for any period, an amount equal to the excess of:
(a)the sum, without duplication, of:
(i)Consolidated Net Income for such period,
(ii)an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income (provided, in each case, that if any non-cash charge represents an accrual or reserve for cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Excess Cash Flow in such future period),
(iii)decreases in Consolidated Working Capital, long-term receivables and long-term prepaid assets and increases in long-term deferred revenue for such period,
(iv)an amount equal to the aggregate net non-cash loss on dispositions by the Borrower and the Restricted Subsidiaries during such period (other than dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income, and
(v)cash proceeds in respect of Swap Agreements during such period to the extent not included in arriving at such Consolidated Net Income; less:
(b)the sum, without duplication, of:
(i)an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income (including any amounts included in Consolidated Net Income pursuant to the last sentence of the definition of “Consolidated Net Income” to the extent such amounts are due but not received during such period) and cash charges included by virtue of any clause of the definition of “Consolidated Net Income” (other than cash charges in respect of Transaction Costs paid on or about the Effective Date to the extent financed with the proceeds of Indebtedness (other than revolving loans) incurred on the Effective Date),
(ii)the aggregate amount of all principal payments of Indebtedness, including (A) the principal component of payments in respect of Finance Leases and (B) the amount of any mandatory prepayment of Loans or Other Applicable Indebtedness to the extent required due to a Disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase, but excluding (I) all other prepayments of Term Loans and Other Applicable Indebtedness and (II) all prepayments of revolving loans made during such period (other than in respect of any revolving credit facility to the extent there is an equivalent permanent reduction in commitments thereunder), except to the extent financed with the proceeds of other long term Indebtedness (other than revolving Indebtedness or intercompany loans among the Borrower and the

Restricted Subsidiaries) (unless such long term Indebtedness has been repaid with internally generated cash) of the Borrower or the Restricted Subsidiaries,
(iii)an amount equal to the aggregate net non-cash gain on dispositions by the Borrower and the Restricted Subsidiaries during such period (other than dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,
(iv)increases in Consolidated Working Capital, long-term receivables, long-term prepaid assets and decreases in long-term deferred revenue for such period,
(v)cash payments by the Borrower and the Restricted Subsidiaries during such period in respect of purchase price holdbacks, earn out obligations, or long-term liabilities of the Borrower and the Restricted Subsidiaries other than Indebtedness to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income except to the extent financed with the proceeds of other long term Indebtedness (other than revolving Indebtedness or intercompany loans among the Borrower and the Restricted Subsidiaries) (unless such long term Indebtedness has been repaid with internally generated cash) of the Borrower or the Restricted Subsidiaries,
(vi)the amount of taxes (including penalties and interest) paid in cash and/or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period,
(vii)the aggregate amount of expenditures actually made by the Borrower and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees and cash restructuring charges but excluding cash expenditures reducing the amount of Term Loans required to be prepaid pursuant to Section 2.11(d)) to the extent that such expenditures are not expensed during such period or are not deducted in calculating Consolidated Net Income,
(viii)the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness,
(ix)cash expenditures in respect of Swap Agreements during such period to the extent not deducted in arriving at such Consolidated Net Income, and
(x)without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate amount of cash expected to be paid by the Borrower or any of the Restricted Subsidiaries in respect of accrued and unpaid bonus expenses and legal settlement reserves as of the end of such period (the “Accrued Expenses”) and expected to be paid during the subsequent Test Period; provided that (A) to the extent the aggregate amount of internally generated cash actually utilized to pay such Accrued Expenses during such subsequent Test Period is less than the Accrued Expenses reducing Excess Cash Flow pursuant to this clause (viii) in the prior Test Period, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such subsequent Test

Period and (B) in no event shall Excess Cash Flow in such subsequent Test Period be reduced by the payment of Accrued Expenses during such subsequent Test Period to the extent the amount of such Accrued Expenses have reduced Excess Cash flow in the prior Test Period.
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time.
“Exchange Rate” means, on any day, for purposes of determining the Dollar Equivalent of any amount denominated in a currency other than dollars, the rate at which such currency may be exchanged into dollars as set forth at approximately 11:00 a.m. on such day as set forth on the Reuters World Currency Page for such currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and Borrower, or, in the absence of such an agreement, such Exchange Rate shall instead be the spot rate of exchange of the Administrative Agent through its principal foreign exchange trading office, at or about 11:00 a.m., New York City time on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.
“Excluded Collateral” has the meaning assigned to such term in the Collateral and Guaranty Agreement.
“Excluded Subsidiary” means any of the following (except as otherwise provided in clause (b) of the definition of “Guarantor”): (a) any Subsidiary that is not a wholly-owned subsidiary of Borrower; provided that, a Subsidiary that ceases to be a wholly-owned Subsidiary shall not be an Excluded Subsidiary under this clause (a) unless the conditions to its release as a Guarantor set forth in the proviso in Section 9.15 have been satisfied, (b) each Subsidiary listed on Schedule 1.01(a), (c) each Unrestricted Subsidiary, (d) each Immaterial Subsidiary, (e) any Subsidiary that is prohibited by (i) applicable Requirements of Law or (ii) any contractual obligation existing on the Effective Date or on the date any such Subsidiary is acquired (so long in respect of any such contractual prohibition such prohibition is not incurred in contemplation of such acquisition), in each case from guaranteeing the Secured Obligations or which would require governmental (including regulatory) consent, approval, license or authorization (unless such consent, approval, license or authorization has been obtained) to provide a Guarantee (unless such governmental consent, approval, license or authorization has been obtained), or for which the provision of a Guarantee would result in a material adverse tax consequence (including as a result of the operation of Section 956 of the Code or any similar law or regulation in any applicable jurisdiction) to the Borrower or one of the Subsidiaries (as reasonably determined by the Borrower in consultation with the Administrative Agent), (f) any direct or indirect Foreign Subsidiary, (g) any direct or indirect Domestic Subsidiary of a direct or indirect Subsidiary of Borrower that is a CFC, (h) any FSHCO, (i) any other Subsidiary excused from becoming a Loan Party pursuant to clause (a) of the last paragraph of the definition of the term “Collateral and Guarantee Requirement”, (j) each Receivables Subsidiary and (k) any not-for-

profit Subsidiaries, captive insurance companies or other special purpose subsidiaries designated by the Borrower from time to time. For the avoidance of doubt, the Borrower shall not constitute an Excluded Subsidiary.
“Excluded Swap Obligation” means, with respect to any Guarantor, (a) any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the U.S. Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any applicable keep well, support, or other agreement for the benefit of such Guarantor and any and all Guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guarantee of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Loan Parties and counterparty applicable to such Swap Obligations. If a Swap Obligation arises under a Master Agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such Guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.
“Excluded Taxes” means, with respect to the Administrative Agent or any Lender, any of the following imposed on or required to be withheld or deducted from a payment to the Administrative Agent or any Lender, by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) Taxes imposed on (or measured by) its net income or profits (however denominated), branch profits Taxes, and franchise Taxes, in each case (i) imposed by a jurisdiction (or any political subdivision therein or thereof) as a result of such recipient being organized under the laws of or having its principal office located in or, in the case of any Lender, having its applicable Lending Office located in, such jurisdiction or (ii) that are Other Connection Taxes, (b) any Tax that is attributable to such Lender’s failure to comply with Section 2.17(e), (c) in the case of a Lender, any U.S. federal withholding Taxes imposed pursuant to a Requirement of Law in effect on the date such Lender (i) acquires the applicable interest in the applicable Commitment or, in the case of a Loan that is not funded pursuant to a prior Commitment, acquires the applicable interest in such Loan (other than pursuant to an assignment request by the Borrower under Section 2.19) or (ii) designates a new Lending Office, except, in each case, to the extent that such Lender was entitled, immediately prior to the time of designation of a new Lending Office or such Lender’s assignor was entitled, immediately before such Lender acquired the applicable interest in the applicable Commitment or Loan, to receive additional amounts with respect to such withholding Tax under Section 2.17(a) and (d) any withholding Tax imposed pursuant to FATCA.
“Existing Loans” shall have the meaning assigned to such term in Section 2.25(a).
“Existing Tranche” shall have the meaning assigned to such term in Section 2.25(a).

“Extended Loans” shall have the meaning assigned to such term in Section 2.25(a).
“Extended Tranche” shall have the meaning assigned to such term in Section 2.25(a).
“Extending Lender” shall have the meaning assigned to such term in Section 2.25(b).
“Extension” shall mean the establishment of Extended Loans by amending a Loan pursuant to Section 2.25.
“Extension Amendment” shall have the meaning assigned to such term in Section 2.25(c).
“Extension Date” shall have the meaning assigned to such term in Section 2.25(d).
“Extension Election” shall have the meaning assigned to such term in Section 2.25(b).
“Extension Minimum Condition” shall mean a condition to consummating any Extension that a minimum amount (to be determined and specified in the relevant Extension Request, in the Borrower’s sole discretion) of any or all applicable Classes be submitted for Extension.
“Extension Request” shall have the meaning assigned to such term in Section 2.25(a).
“Fair Market Value” means with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset. Except as otherwise expressly set forth herein, such value shall be determined in good faith by the Borrower.
“Fair Value” means the amount at which the assets (both tangible and intangible), in their entirety, of the Borrower and the Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.
“FATCA” means Sections 1471 through 1474 of the Code as in effect on the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future Treasury regulations promulgated thereunder or official administrative interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any intergovernmental agreements, treaties or conventions (and related legislation or official guidance) implementing the foregoing.
“FCPA” has the meaning assigned to such term in Section 3.18(b).

“Federal Funds Effective Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Effective Rate as so determined would be less than 0.00%, such rate shall be deemed to be 0.00% for purposes of this Agreement.
“Finance Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Finance Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP; provided that Finance Lease Obligations shall, for the avoidance of doubt, exclude all leases of any Person that are or would be characterized as operating leases in accordance with GAAP immediately prior to December 31, 2018 (whether or not such operating leases were in effect on such date) and such operating leases shall continue to be accounted for as operating leases (and not as Finance Leases) for purposes of this Agreement regardless of any change in GAAP thereafter that would otherwise require such leases to be recharacterized as Finance Leases.
“Finance Leases” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP (for the avoidance of doubt, subject to Section 1.04(g)), is or is required to be accounted for as a capital lease or finance lease on the balance sheet of that Person.
“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.
“First Lien Leverage Ratio” means, on any date, the ratio of (a) Consolidated First Lien Debt as of such date to (b) LTM Consolidated EBITDA.
“Fitch” means Fitch Ratings, Inc. and any successor to its rating agency business.
“Fixed Amounts” has the meaning assigned to such term in Section 1.05(a).
“Fixed Charges” means, for any period, the sum, without duplication of (a) the Consolidated Interest Expense for such period, plus (b) all scheduled cash dividend payments (excluding items eliminated in consolidation) on any series of preferred Equity Interests of such Persons made during such period, plus (c) all scheduled cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Equity Interests of the Borrower or any Restricted Subsidiary during such period.
“Foreign Prepayment Event” has the meaning assigned to such term in Section 2.11(g).
“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any state thereof or the District of Columbia.

“FSHCO” means any Subsidiary that has no material assets other than Equity Interests and/or Indebtedness in one or more (i) Foreign Subsidiaries of the Borrower that are CFCs, (ii) Subsidiaries that are disregarded as an entity separate from its owner under Treasury Regulations Section 301.7701-3 and substantially all the assets of which consist for U.S. federal income tax purposes of Equity Interests and/or Indebtedness in a CFC, and/or (iii) other FSHCOs.
“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“Funded Debt” means all Indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of the Borrower or the applicable Restricted Subsidiary, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.
“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, (a) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB Accounting Standards Codification 825-Financial Instruments, or any successor thereto (including pursuant to the FASB Accounting Standards Codification), to value any Indebtedness of the Borrower or any subsidiary at “fair value,” as defined therein and (b) the amount of any Indebtedness under GAAP with respect to Finance Lease Obligations shall be determined in accordance with the definition of Finance Lease Obligations and Section 1.04(g).
“General Debt Basket” has the meaning assigned to such term in Section 6.01(a)(xiv).
“General Debt Basket Reallocated Amount” means any amount then available to be incurred under the General Debt Basket that, at the option of the Borrower, has been reallocated from the General Debt Basket to the Free and Clear Incremental Amount.
“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, Governmental Authorities.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state, local or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Granting Lender” has the meaning assigned to such term in Section 9.04(e).
“Guarantee” of or by any Person (for purposes of this definition, the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by a Financial Officer. The term “Guarantee” as a verb has a corresponding meaning.
“Guarantors” means, collectively, (a) each Subsidiary of the Borrower that is a party to the Collateral and Guaranty Agreement and (b) any other Domestic Subsidiary that is a Restricted Subsidiary that may be designated by the Borrower (by way of delivering to the Administrative Agent a supplement to the Collateral and Guaranty Agreement duly executed by such Subsidiary) in its sole discretion from time to time to be a guarantor in respect of the Secured Obligations, whereupon such Subsidiary shall be obligated to comply with the other requirements of Section 5.11 as if it were newly acquired and not an Excluded Subsidiary, in each case unless it ceases to be a Guarantor in accordance with this Agreement.
“Hazardous Materials” means all explosive, radioactive, hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum by-products or distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated as hazardous or toxic, or any other term of similar import, pursuant to any Environmental Law.

“Identified Participating Lenders” has the meaning assigned to such term in Section 2.11(a)(ii)(C).
“Identified Qualifying Lenders” has the meaning assigned to such term in Section 2.11(a)(ii)(D).
“IFRS” means international accounting standards as promulgated by the International Accounting Standards Board.
“Immaterial Subsidiary” means any Subsidiary that is not a Material Subsidiary.
“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.
“Impacted Loans” has the meaning assigned to such term in Section 2.14(a)(ii).
“Incremental Cap” means, as of any date of determination,
(I)an amount equal to the sum of (the “Free and Clear Incremental Amount”):
(a)the greater of (x) $245,000,000 and (y) 100% of LTM Consolidated EBITDA, plus
(b)the General Debt Basket Reallocated Amount, plus
(c)the sum of the aggregate principal amount of voluntary prepayments, repayments, redemptions, repurchases and debt buybacks (in an amount equal to the principal amount of the Indebtedness subject thereto) of Term Loans (including open market purchases at or below par, payments through Dutch auction procedures and payments utilizing Section 9.04(h) or any other analogous “yank-a-bank” provision in the documentation governing such Indebtedness) by the Borrower or any of the Subsidiaries, except to the extent funded with proceeds of long-term Indebtedness of the Borrower or the Restricted Subsidiaries (other than (1) any revolving Indebtedness, (2) any intercompany loans among the Borrower and the Restricted Subsidiaries or (3) Incremental Facilities or Incremental Equivalent Debt then being incurred in reliance on this clause (c) or clause (d) below), plus
(d)the sum of the aggregate principal amount of voluntary prepayments, repayments, redemptions, and repurchases and buybacks of (in each case, in an amount equal to the principal amount of the Indebtedness subject thereto) any Credit Agreement Refinancing Indebtedness, Other Term Loan or any Permitted Refinancing, as applicable, previously applied, directly or indirectly, to the prepayment, repayment, redemption, repurchase or buyback, as applicable, of the Term Loans (including open market purchases at or below par, payments through Dutch auction procedures and payments utilizing Section 9.04(h) or any other analogous “yank-a-bank” provision in the documentation governing such Indebtedness) by the Borrower or any of the Subsidiaries, except, in each case under this clause (d), to the extent funded with proceeds of long-term Indebtedness of the Borrower or the Restricted Subsidiaries (other than (1) any revolving Indebtedness, (2) any intercompany loans among the Borrower and the Restricted Subsidiaries or (3) Incremental Facilities or Incremental Equivalent Debt then being incurred in reliance on this clause (d) or clause (c) above), minus
(e)the aggregate principal amount of all Incremental Facilities and all Incremental Equivalent Debt outstanding at such time that was incurred in reliance on any of the foregoing clauses (a) through (d), and
(II)the maximum aggregate principal amount (the “Ratio Incremental Amount”) that can be incurred without causing the First Lien Leverage Ratio, after giving effect to the incurrence or establishment, as applicable, of any Incremental Facilities or Incremental Equivalent Debt (which shall assume that all such Indebtedness is Consolidated First Lien Debt) and the use of proceeds thereof, on a Pro Forma Basis (but without giving effect to any substantially simultaneous incurrence of any Incremental Facility or Incremental Equivalent Debt made pursuant to the Free and Clear Incremental Amount), to exceed the greater of (a) the First Lien Leverage Ratio immediately prior to the incurrence of such Incremental Facility or Incremental Equivalent Debt for the most recent Test Period then last ended and (b) 3.00 to 1.00.
Notwithstanding anything to the contrary in this Agreement, in the case of any Incremental Facility or Incremental Equivalent Debt in the form of a delayed draw term loan facility (an “Incremental Delayed Draw Term Facility”, and the loans thereunder, “Incremental Delayed Draw Term Loans”), the Borrower may elect, in its sole discretion, to incur such Incremental Delayed Draw Term Facility under the Incremental Cap either (A) at the time the delayed draw term loan commitments in respect of such Incremental Delayed Draw Term Facility (the “Incremental Delayed Draw Term Commitments”) are established, in which case, solely for purposes of determining availability under the Incremental Cap, such Incremental Delayed Draw Term Commitments shall be deemed to be fully drawn at the time the relevant Incremental Delayed Draw Term Facility is established (and, for the avoidance of doubt, the subsequent funding of Incremental Delayed Draw Term Loans under such Incremental Delayed Draw Term Facility shall not further reduce available capacity under the Incremental Cap) or (B) at the time the relevant Incremental Delayed Draw Term Loans are funded, in which case available capacity under the Incremental Cap shall be reduced as and when each such Incremental Delayed Draw Term Loan is funded (and, for the avoidance of doubt, the initial establishment of Incremental Delayed Draw Term Commitments in respect of such Incremental Delayed Draw Term Facility shall not reduce available capacity under the Incremental Cap).
“Incremental Equivalent Debt” has the meaning assigned to such term in Section 6.01(a)(xxiii).
“Incremental Facilities” has the meaning assigned to such term in Section 2.20(a).
“Incremental Facility Amendment” has the meaning assigned to such term in Section 2.20(f).
“Incremental Term Loan” has the meaning assigned to such term in Section 2.20(a).

“Incurrence-Based Amounts” has the meaning assigned to such term in Section 1.05(a).
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts or payables, obligations payable in the ordinary course of business and any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid within 60 days after being due and payable), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Finance Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; provided that the term “Indebtedness” shall not include (i) deferred or prepaid revenue, (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller, (iii) any obligations attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, (iv) [reserved], (v) accrued expenses and royalties, (vi) asset retirement obligations and other pension related obligations (including pensions and retiree medical care) that are not overdue by more than 60 days and (vii) Non-Finance Lease Obligations. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of Indebtedness of any Person for purposes of clause (e) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith. For all purposes hereof, the Indebtedness of the Borrower and the Restricted Subsidiaries shall exclude (i) intercompany liabilities arising from their cash management, tax, and accounting operations and intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business, (ii) obligations under or in respect of any Permitted Receivables Financing, (iii) obligations, to the extent such obligations would otherwise constitute Indebtedness, under any agreement that has been defeased or satisfied and discharged pursuant to the terms of such agreement or (iv) indebtedness that constitutes “Indebtedness” merely by virtue of a pledge of an Investment (without any accompanying guaranty) in an Unrestricted Subsidiary.
Notwithstanding the foregoing, other than in connection with making an LCT Election, Indebtedness will be deemed not to include obligations (“Escrowed Obligations”) incurred or otherwise outstanding in advance of, and the proceeds of which are to be applied in connection with, a transaction (including any repayment, prepayment or redemption as to which a notice thereof has been delivered to the applicable holders thereof), solely to the extent that the proceeds thereof are and continue to be held in an escrow, trust, collateral or similar account or arrangement (collectively, an “Escrow”) and are not otherwise made available for any other purpose (it being understood that in any event, any such proceeds held in such Escrow shall not be deemed to represent Available Cash for purposes of calculating the Consolidated Net Debt, Consolidated First Lien Debt or Consolidated Secured Debt); provided that upon the release of the proceeds of Escrowed Obligations from such Escrow such obligations, to the extent outstanding after such release, shall constitute Indebtedness that is incurred on such date.
Notwithstanding the foregoing, the obligations of the Borrower under any Permitted Warrant Transaction shall not constitute Indebtedness so long as the terms of such Permitted Warrant Transaction provide for “net share settlement” (or substantially equivalent term) as the default “settlement method” (or substantially equivalent term) thereunder. For purposes hereof, the amount of the 2026 Convertible Notes, the 2031 Convertible Notes and any Permitted Convertible Indebtedness shall be the aggregate stated principal amount thereof without giving effect to any obligation to pay cash or deliver shares with value in excess of such principal amount, and without giving effect to any integration thereof with any Permitted Bond Hedge Transaction pursuant to U.S. Treasury Regulation § 1.1275-6.
“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitee” has the meaning assigned to such term in Section 9.03(b).
“Information” has the meaning assigned to such term in Section 9.12(a).
“Information Memorandum” means the information memorandum in connection with the initial syndication of the Commitments and the Loans.
“Initial Default” has the meaning assigned to such term in Section 7.01.
“Intellectual Property” has the meaning assigned to such term in the Collateral and Guaranty Agreement.
“Intercreditor Agreements” means any ABL Intercreditor Agreement, any Pari Passu Intercreditor Agreement, any Junior Lien Intercreditor Agreement or any other intercreditor agreement reasonably satisfactory to the Administrative Agent and the Borrower.
“Interest Coverage Ratio” means, as of any date, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense, in each case for the Test Period as of such date.
“Interest Election Request” means a request by the Borrower in accordance with Section 2.07 and substantially in the form of Exhibit R or such other form as may be reasonably approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.
“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December and the maturity date applicable to such Loan and (b) with respect to any Term SOFR Loan, the last U.S. Government Securities Business Day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term SOFR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the maturity date applicable to such Loan.
“Interest Period” means, with respect to any Term SOFR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter as selected by the Borrower in its Borrowing Request (or, if agreed to by each Lender participating therein, twelve months or such other period less than one month thereafter as the Borrower may elect), provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or Indebtedness or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other Indebtedness or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of the Borrower and the Restricted Subsidiaries, their parent companies and their subsidiaries (i) intercompany advances arising from their cash management, tax, and accounting operations and (ii) intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. The amount, as of any date of determination, of (i) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus any cash payments actually received by such investor representing interest in respect of such Investment (to the extent any such payment to be deducted does not exceed the remaining principal amount of such Investment and without duplication of amounts increasing the Available Amount or the Available Equity Amount), but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (ii) any Investment in the form of a Guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by a Financial Officer, (iii) any Investment in the form of a transfer of Equity Interests or other non-cash property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the Fair Market Value of such Equity Interests or other property as of the time of the transfer, minus any payments actually received by such investor representing a return of capital of, or dividends or other distributions in respect of, such Investment (to the extent such payments do not exceed, in the aggregate, the original amount of such Investment and without duplication of amounts increasing the Available Amount or the Available Equity Amount), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (iv) any Investment (other than any Investment referred to in clause (i), (ii) or (iii) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus (A) the cost of all additions thereto and minus (B) the amount of any portion of such Investment that has been repaid to the investor in cash as a repayment of principal or a return of capital, and of any cash payments actually received by such investor representing interest, dividends or other distributions in respect of such Investment (to the extent the amounts referred to in this clause (B) do not, in the aggregate, exceed the original cost of such Investment plus the costs of additions thereto and without duplication of amounts increasing the Available Amount or the Available Equity Amount), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment. For purposes of Section 6.04, if an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by a Financial Officer.
“Joint Bookrunners” means Wells Fargo Securities, LLC, BMO Capital Markets Corp. and TD Securities (USA) LLC.
“Junior Financing” means any Material Indebtedness of any Loan Party (other than any permitted intercompany Indebtedness owing to the Borrower or any Restricted Subsidiary) that is contractually subordinated in right of payment to the Loan Document Obligations.
“Junior Lien Intercreditor Agreement” means the Junior Lien Intercreditor Agreement substantially in the form of Exhibit E-3 or any other intercreditor agreement reasonably satisfactory to the Administrative Agent and the Borrower.
“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Other Term Loan or any Other Term Commitment, in each case as extended in accordance with this Agreement from time to time.
“LCT Election” has the meaning provided in Section 1.08.
“LCT Test Date” has the meaning provided in Section 1.08.
“Lead Arrangers” means Wells Fargo Securities, LLC, BMO Capital Markets Corp. and TD Securities (USA) LLC.
“Lender-Related Person” has the meaning provided in Section 9.03(c).
“Lenders” means the Term Lenders and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, an Incremental Facility Amendment, a Loan Modification Agreement, a Refinancing Amendment or an Extension Amendment, in each case, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires, each reference to a Lender shall include its applicable Lending Office.
“Liabilities” means the recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and the Subsidiaries taken as a whole, as of the Effective Date after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event shall an operating lease be deemed to constitute a Lien.
“Limited Condition Transaction” means (a) (i) any Acquisition Transaction or any other acquisition or Investment permitted by this Agreement and (ii) Investments, the incurrence or issuance of Indebtedness and Liens, repayments, repurchases, redemptions or refinancing of Indebtedness, Restricted Payments and the designation of any Restricted Subsidiaries or Unrestricted Subsidiaries, in each case, in connection with any of the transactions described in the foregoing sub-clause (i), (b) any repayment, repurchase, redemption or refinancing of Indebtedness with respect to which an irrevocable notice of repayment (or similar irrevocable notice, which may be conditional) is required to be delivered and (c) any dividends or distributions on, or redemptions of, Equity Interests not prohibited by this Agreement declared or requiring irrevocable notice in advance thereof.
“Loan Document Obligations” means (a) the due and punctual payment by the Borrower of (i) the principal of and interest at the applicable rate or rates provided in this Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations of the Borrower under or pursuant to this Agreement and each of the other Loan Documents, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including fees, expenses, and all other monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual payment and performance of all other obligations of the Borrower under or pursuant to each of the Loan Documents and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to this Agreement and each of the other Loan Documents (including interest, fees, expenses, and all other monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).
“Loan Documents” means this Agreement, any Refinancing Amendment, any Incremental Facility Amendment, any Loan Modification Agreement, any Extension Amendment, the Collateral and Guaranty Agreement, the Intercreditor Agreements, the other Security Documents and, except for purposes of Section 9.02, any promissory notes delivered pursuant to Section 2.09(e).
“Loan Modification Agreement” means a Loan Modification Agreement, in form reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and one or more Accepting Lenders, effecting one or more Permitted Amendments and such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.24.
“Loan Modification Offer” has the meaning assigned to such term in Section 2.24(a).
“Loan Parties” means the Borrower and the Guarantors.
“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement, including, for the avoidance of doubt, Term Loans, Incremental Term Loans and Other Term Loans.
“LTM Consolidated EBITDA” means Consolidated EBITDA for the most recently ended Test Period.

“Master Agreement” has the meaning assigned to such term in the definition of “Swap Agreement”.
“Material Acquisition” means any acquisition by the Borrower or any Restricted Subsidiary for consideration (including any assumed Indebtedness) in an aggregate amount equal to or greater than the lesser of (a) $61,500,000 and (b) 25% of LTM Consolidated EBITDA.
“Material Adverse Effect” means any event, circumstance or condition that has had, or would reasonably be expected to have, a materially adverse effect on (a) the business or financial condition of the Borrower and the Restricted Subsidiaries, taken as a whole, (b) the ability of the Borrower and the Guarantors, taken as a whole, to perform their payment obligations under the Loan Documents or (c) the rights and remedies of the Administrative Agent and the Lenders (taken as a whole) under the Loan Documents.
“Material Disposition” means any Disposition by the Borrower or any Restricted Subsidiary for consideration (including any assumed Indebtedness) in an aggregate amount equal to or greater than the lesser of (a) $61,500,000 and (b) 25% of LTM Consolidated EBITDA.
“Material Indebtedness” means, on any date of determination, any Indebtedness for borrowed money (other than the Loan Document Obligations, but including purchase money indebtedness), Finance Lease Obligations (other than, for the avoidance of doubt, Non-Finance Lease Obligations), unreimbursed drawings under letters of credit, third party Indebtedness obligations evidenced by notes or similar instruments or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and the Restricted Subsidiaries in an aggregate principal amount exceeding $75,000,000; provided that in no event shall any Permitted Receivables Financing be considered Material Indebtedness for any purpose. For purposes of determining Material Indebtedness, the “principal amount” of the obligations in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
“Material Intellectual Property” means Intellectual Property that is material to the business and operations of the Borrower and the Subsidiaries, taken as a whole.
“Material Subsidiary” means (a) each wholly-owned Restricted Subsidiary that, as of the last day of the fiscal quarter of the Borrower most recently ended for which financial statements are available, had revenues or total assets for such quarter in excess of 5.0% of the consolidated revenues or total assets, as applicable, of the Borrower for such quarter or that is designated by the Borrower as a Material Subsidiary and (b) any group comprising wholly-owned Restricted Subsidiaries that each would not have been a Material Subsidiary under clause (a) but that, taken together, as of the last day of the fiscal quarter of the Borrower most recently ended for which financial statements are available, had revenues or total assets for such quarter in excess of 10.0% of the consolidated revenues or total assets, as applicable, of the Borrower for such quarter.

“Maturity Carveout Amount” means, at the option of the Borrower (in its sole discretion), Indebtedness incurred with a final maturity date prior to the earliest maturity date otherwise expressly required under this Agreement with respect to such Indebtedness and/or a Weighted Average Life to Maturity shorter than the minimum Weighted Average Life to Maturity otherwise expressly required under this Agreement with respect to such Indebtedness in an aggregate outstanding principal amount not to exceed the greater (a) $122,500,000 and (b) 50.0% of LTM Consolidated EBITDA (provided that, for the avoidance of doubt, any Incremental Facility or Incremental Equivalent Debt incurred under the General Debt Basket Reallocated Amount (or any Credit Agreement Refinancing Indebtedness, Other Term Loan or Permitted Refinancing, as applicable, that directly or indirectly refinances or replaces such Incremental Facility) shall be permitted under the Maturity Carveout Amount and shall be deemed not to reduce the Maturity Carveout Amount).
“MFN Protection” has the meaning assigned to such term in Section 2.20(b).
“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net Proceeds” means, with respect to any event, (a) the proceeds received in respect of such event in cash or Permitted Investments, including (i) any cash or Permitted Investments received in respect of any non-cash proceeds, including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earn-out (but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds that are actually received and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments that are actually received, minus (b) the sum of (i) all fees and out-of-pocket expenses paid by the Borrower and the Restricted Subsidiaries in connection with such event (including attorney’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, underwriting discounts and commissions, other customary expenses and brokerage, consultant, accountant and other customary fees), (ii) in the case of a Disposition of an asset (including pursuant to a Sale Leaseback or Casualty Event or similar proceeding), (A) any funded escrow established pursuant to the documents evidencing any Disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale, transfer or disposition; provided that the amount of any subsequent reduction of such escrow (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds occurring on the date of such reduction solely to the extent that the Borrower and/or any Restricted Subsidiaries receives cash in an amount equal to the amount of such reduction, (B) the amount of all payments that are permitted hereunder and are made by the Borrower and the Restricted Subsidiaries as a result of such event to repay Indebtedness (other than the Loans and any Indebtedness that is secured by a Lien on the Collateral ranking equal in priority (but without regard to the control of remedies)) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, (C) the pro rata portion of net cash proceeds thereof (calculated without regard to this clause (C)) attributable to minority interests and not available for distribution to or for the account of the Borrower and the Restricted Subsidiaries as a result thereof and (D) the amount of any liabilities directly associated with such asset and retained by the Borrower or the Restricted Subsidiaries and (iii) the amount of all taxes paid (or reasonably estimated to be payable), including any withholding taxes estimated to be payable in connection with the repatriation of such Net Proceeds from a Foreign Subsidiary, and the amount of any reserves established by the Borrower and the Restricted Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case, in respect of such event, provided that any reduction at any time in the amount of any such reserves (other than as a result of payments made in respect thereof) shall be deemed to constitute the receipt by the Borrower at such time of Net Proceeds in the amount of such reduction.
“Net Short Lender” has the meaning assigned to such term in Section 9.02(h).
“New Project” means (a) each facility that is either a new facility, branch, data center or office or an expansion, relocation, remodeling or substantial modernization of an existing facility, branch, data center or office owned by the Borrower or the Subsidiaries which in fact commences operations and (b) each creation (in one or a series of related transactions) of a business unit to the extent such business unit commences operations or each expansion (in one or a series of related transactions) of business into a new market.
“Non-Accepting Lender” has the meaning assigned to such term in Section 2.24(c).
“Non-Cash Compensation Expense” means any non-cash expenses and costs that result from the issuance of stock-based awards, partnership interest-based awards and similar incentive based compensation awards or arrangements.
“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).
“Non-Finance Lease Obligation” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP (for the avoidance of doubt, subject to Section 1.04(g)), is not and is not required to be accounted for as a capital lease or finance lease on the balance sheet of that Person. For the avoidance of doubt, a straight-line or operating lease shall be considered a Non-Finance Lease Obligation.
“Non-Extending Lender” shall have the meaning assigned to such term in Section 2.25(e).
“Not Otherwise Applied” means, with reference to the Available Amount or the Available Equity Amount, as applicable, not previously applied pursuant to Section 6.04(n), Section 6.08(a)(viii) or Section 6.08(b)(iv).
“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit S or such other form as may be reasonably approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer.
“OFAC” has the meaning assigned to such term in Section 3.18(b).
“Offered Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(D).
“Offered Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(D).
“OID” has the meaning assigned to such term in Section 2.20(b).
“Organizational Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Applicable Indebtedness” has the meaning assigned to such term in Section 2.11(c).
“Other Connection Taxes” means, with respect to any recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than any connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned any interest in any Loan or Loan Document).
“Other Loans” means one or more Classes of Loans that result from a Refinancing Amendment, a Loan Modification Agreement or an Extension Amendment.
“Other Taxes” means all present or future recording, filing, stamp, documentary, intangible or similar Taxes arising from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than any assignment made pursuant to Section 2.19(b)).
“Other Term Commitments” means one or more Classes of term loan commitments hereunder that result from a Refinancing Amendment or Loan Modification Agreement.

“Other Term Loans” means one or more Classes of Term Loans that result from a Refinancing Amendment, Loan Modification Agreement or Extension Amendment.
“Participant” has the meaning assigned to such term in Section 9.04(c)(i).
“Participant Register” has the meaning assigned to such term in Section 9.04(c)(iii).
“Participating Lender” has the meaning assigned to such term in Section 2.11(a)(ii)(C).
“Pari Passu Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit E-1 or any other intercreditor agreement reasonably satisfactory to the Administrative Agent and the Borrower.
“Payment Notice” has the meaning assigned to it in Article VIII.
“Payment Recipient” has the meaning assigned to it in Article VIII.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Acquisition” means an Acquisition Transaction; provided that (a) with respect to each such Acquisition Transaction, all actions required to be taken with respect to any such newly created or acquired Subsidiary (including each subsidiary thereof) or assets in order to satisfy the requirements set forth in clauses (a), (b), (c) and (d) of the definition of the term “Collateral and Guarantee Requirement” to the extent applicable shall have been taken or arrangements for the taking of such actions within the timeframes required by Section 5.11 shall have been made (unless such newly created or acquired Subsidiary is designated as an Unrestricted Subsidiary pursuant to Section 5.15 or is otherwise an Excluded Subsidiary), and (b) after giving effect to any such purchase or other acquisition, no Event of Default under clause (a), (b), (h) or (i) of Section 7.01 shall have occurred and be continuing.
“Permitted Amendment” means an amendment to this Agreement and, if applicable, the other Loan Documents, effected in connection with a Loan Modification Offer pursuant to Section 2.24, applicable to all, or any portion of, the Loans and/or Commitments of any Class of the Accepting Lenders and, providing for (a) an extension of a maturity date and/or (b) a change in the Applicable Rate or other pricing terms (including any “MFN” provisions) with respect to the Loans and/or Commitments of the Accepting Lenders and/or (c) a change in the fees payable to, or the inclusion of new fees to be payable to, the Accepting Lenders and/or (d) a change to any prepayment provisions with respect to the Loans of such Accepting Lenders that are less favorable to such Accepting Lenders than to the Non-Accepting Lenders with respect to such applicable Loans and/or (e) call protection with respect to the Loans and/or commitments of the Accepting Lenders (including any “soft call” protection) and/or (f) additional covenants or other provisions applicable only to periods after the Latest Maturity Date at the time of such Loan Modification Offer (it being understood that to the extent that any financial maintenance covenant and any related equity cure or any other covenant is added for the benefit of any such Loans and/or Commitments, no consent shall be required by the Administrative Agent or any of the Lenders if such financial maintenance covenant and any related equity cure or other covenant is either (i) also added for the benefit of any corresponding Loans remaining outstanding after the issuance or incurrence of such Loans and/or Commitments or (ii) only applicable after the Latest Maturity Date at the time of such Loan Modification Offer).
“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Permitted Investments between the Borrower or a Restricted Subsidiary and another Person.
“Permitted Bond Hedge Transaction” means any bond hedge, call or capped call option (or substantively equivalent derivative transaction) relating to the Borrower’s common stock (or other securities or property following a merger event, reclassification or other change of the common stock of the Borrower) purchased by the Borrower in connection with the issuance of any Permitted Convertible Indebtedness and settled in common stock of the Borrower (or such other securities or property), cash or a combination thereof (such amount of cash determined by reference to the price of the Borrower’s common stock or such other securities or property), and cash in lieu of fractional shares of common stock of the Borrower; provided that the purchase of any such Permitted Bond Hedge Transaction is made with, and the purchase price thereof less the proceeds received from the Borrower from the sale of any substantially concurrently executed Permitted Warrant Transaction, does not exceed, the net proceeds received by the Borrower in connection with the issuance of any Permitted Convertible Indebtedness; provided, further that the other terms, conditions and covenants of each such transaction shall be as are customary for transactions of such type (as determined by the Borrower in good faith).

“Permitted Convertible Indebtedness” means (a) unsecured Indebtedness of any of the Loan Parties or their respective subsidiaries that (i) as of the date of issuance thereof contains customary conversion or exchange rights and customary offer to repurchase rights for transactions of such type (as determined by the Borrower in good faith) and (ii) is convertible into, or exchangeable for, shares of common stock of the Borrower (or other securities or property following a merger event, reclassification or other change of the common stock of the Borrower), cash or a combination thereof (such amount of cash determined by reference to the price of the Borrower’s common stock or such other securities or property), and cash in lieu of fractional shares of common stock of the Borrower and (b) any guarantee by any Loan Party of Indebtedness of the Borrower described in clause (a); provided that that such Indebtedness is permitted to be incurred under Sections 6.01.
“Permitted Encumbrances” means:
(a)Liens for taxes, assessments or other governmental charges that are not overdue for a period of more than 60 days or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(b)Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or construction contractors’ Liens and other similar Liens (including contractual landlord liens) arising in the ordinary course of business that secure amounts not overdue for a period of more than 60 days or, if more than 60 days overdue, are unfiled and no other action has been taken to enforce such Liens or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(c)Liens incurred or deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Restricted Subsidiary or otherwise supporting the payment of items set forth in the foregoing clause (i);
(d)Liens incurred or deposits made to secure the performance of bids, trade contracts, governmental contracts and leases, statutory obligations, surety, stay, customs and appeal bonds, performance bonds, bankers acceptance facilities and other obligations of a like nature (including those to secure health, safety and environmental obligations) and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, incurred in the ordinary course of business or consistent with past practices;
(e)easements, encumbrances, rights-of-way, reservations, restrictions, restrictive covenants, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes building codes, encroachments, protrusions, zoning restrictions, and other similar encumbrances and minor title defects or other irregularities in title and survey exceptions affecting real property that, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the Borrower and the Restricted Subsidiaries, taken as a whole;
(f)Liens securing, or otherwise arising from, judgments not constituting an Event of Default under Section 7.01(j);
(g)Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Borrower or any of the Subsidiaries or Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to the standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments, provided that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit to the extent such obligations are permitted by Section 6.01;
(h)rights of setoff, banker’s liens, netting agreements and other Liens arising by operation of law or by the terms of documents of banks or other financial institutions in relation to the maintenance of administration of deposit accounts, securities accounts, cash management arrangements or in connection with the issuance of letters of credit, bank guarantees or other similar instruments; and
(i)Liens arising from precautionary Uniform Commercial Code financing statements or similar filings, or Liens in respect of operating leases entered into by the Borrower or any of the Subsidiaries.
“Permitted First Priority Refinancing Debt” means any secured Indebtedness incurred by the Borrower or any Loan Party in the form of one or more series of senior secured notes or loans; provided that (a) such Indebtedness is secured by a Lien on the Collateral ranking equal in priority (but without regard to control of remedies) with the Lien on the Collateral securing the Secured Obligations and is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral, (b) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of Loans (including portions of Classes of Loans or Other Loans), (c) such Indebtedness (other than Customary Bridge Loans) does not have mandatory redemption, repurchase or repayment features (other than Customary Exceptions) that could result in redemption, repurchase or repayment of such Indebtedness prior to the maturity of the Refinanced Debt (it being understood that the Borrower and the Loan Parties shall be permitted to make any AHYDO “catch up” payments, if applicable) and (d) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to, as applicable, an ABL Intercreditor Agreement, a Pari Passu Intercreditor Agreement and a Junior Lien Intercreditor Agreement. Permitted First Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.
“Permitted Investments” means any of the following, to the extent owned by the Borrower or any Restricted Subsidiary:
(a)dollars, Euro, Sterling, Australian dollars, Swiss Francs, Canadian dollars, Yuan or such other currencies held by it from time to time in the ordinary course of business;
(b)readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States, (ii) the United Kingdom or (iii) any member nation of the European Union rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, having average maturities of not more than 24 months from the date of acquisition thereof; provided that the full faith and credit of the United States, the United Kingdom or such member nation of the European Union is pledged in support thereof;
(c)time deposits or demand deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is a Lender or (ii) has combined capital and surplus of at least (x) $250,000,000 in the case of U.S. banks and (y) $100,000,000 (or the Dollar Equivalent as of the date of determination) in the case of non-U.S. banks (any such bank meeting the requirements of clause (i) or (ii) above being an “Approved Bank”), in each case with average maturities of not more than 12 months from the date of acquisition thereof;
(d)commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, in each case with average maturities of not more than 24 months from the date of acquisition thereof;
(e)repurchase agreements entered into by any Person with an Approved Bank, a bank or trust company (including any of the Lenders) or recognized securities dealer, in each case, having capital and surplus in excess of (i) $250,000,000 in the case of U.S. banks and (ii) $100,000,000 (or the Dollar Equivalent as of the date of determination) in the case of non-U.S. banks, in each case, for direct obligations issued by or fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States, (ii) the United Kingdom or (iii) any member nation of the European Union rated A-2 (or the equivalent thereof) or better by S&P and P-2 (or the equivalent thereof) or better by Moody’s, in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a Fair Market Value of at least 100% of the amount of the repurchase obligations;
(f)marketable short-term money market and similar highly liquid funds either (i) having assets in excess of (x) $250,000,000 in the case of U.S. banks or other U.S. financial institutions and (y) $100,000,000 (or the Dollar Equivalent as of the date of determination) in the case of non-U.S. banks or other non-U.S. financial institutions or (ii) having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);
(g)securities with average maturities of 24 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority of any such state, commonwealth or territory having an investment grade rating from either S&P or Moody’s (or the equivalent thereof);
(h)investments with average maturities of 24 months or less from the date of acquisition in mutual funds rated A (or the equivalent thereof) or better by S&P or A2 (or the equivalent thereof) or better by Moody’s;
(i)instruments equivalent to those referred to in clauses (a) through (h) above denominated in Euro or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction;
(j)investments, classified in accordance with GAAP as current assets, in money market investment programs that are registered under the Investment Company Act of 1940 or that are administered by financial institutions having capital of at least $250,000,000, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (a) through (i) of this definition;
(k)with respect to any Foreign Subsidiary, substantially equivalent investments to those outlined in clauses (a) through (j) above which are reasonably comparable in tenor and credit quality (taking into account the jurisdiction where such Foreign Subsidiary conducts business) and customarily used in the ordinary course of business by similar companies for cash management purposes in any jurisdiction in which such Foreign Subsidiary conducts business (it being understood that such investments may be denominated in the currency of any jurisdiction in which such Foreign Subsidiary conducts business); and
(l)investment funds investing substantially all of their assets in securities of the types described in clauses (a) through (k) above.
“Permitted Receivables Financing” means receivables securitizations or other receivables financings (including any factoring program) that are non-recourse to the Borrower and the Restricted Subsidiaries (except for (a) recourse to any Foreign Subsidiaries that own the assets underlying such financing (or have sold such assets in connection with such financing), (b) any customary limited recourse or, to the extent applicable only to Foreign Subsidiaries, recourse that is customary in the relevant local market, (c) any performance undertaking or, to the extent applicable only to Foreign Subsidiaries, any Guarantee that is customary in the relevant local market and (d) any unsecured parent Guarantee by the Borrower or any Restricted Subsidiary that is a parent company of the relevant Restricted Subsidiary that is party thereto and, in each case, reasonable extensions thereof); provided that, with respect to Permitted Receivables Financings incurred in the form of a factoring program, the outstanding amount of such Permitted Receivables Financing for the purposes of this definition shall be deemed to be equal to the Permitted Receivables Net Investment for the last Test Period.
“Permitted Receivables Net Investment” means the aggregate cash amount paid by the purchasers under any Permitted Receivables Financing in the form of a factoring program in connection with their purchase of accounts receivable and customary related assets or interests therein, as the same may be reduced from time to time by collections with respect to such accounts receivable and related assets or otherwise in accordance with the terms of such Permitted Receivables Financing (but excluding any such collections used to make payments of commissions, discounts, yield and other fees and charges incurred in connection with any Permitted Receivables Financing in the form of a factoring program which are payable to any Person other than the Borrower or a Restricted Subsidiary).
“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of all or any portion of Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium (including tender premium) thereon plus other amounts paid, and fees and expenses incurred (including upfront fees and original issue discount), in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder to the extent that the portion of any existing and unutilized commitment being refinanced was permitted to be drawn under Section 6.01 and, if applicable, Section 6.02 of this Agreement immediately prior to such refinancing (other than by reference to a Permitted Refinancing) and such drawing shall be deemed to have been made, (b) other than with respect to a Permitted Refinancing incurred pursuant to the Maturity Carveout Amount or Sections 6.01(a)(ii)(A), (a)(v) or (a)(vii), if the Indebtedness being modified, refinanced, refunded, renewed or extended is Incremental Equivalent Debt, Indebtedness resulting from such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended (other than Customary Bridge Loans), (c) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Loan Document Obligations, Indebtedness resulting from such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Loan Document Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (d) if the Indebtedness being modified, refinanced, refunded, renewed or extended constitutes Junior Financing, the terms and conditions (excluding as to interest rate (including whether such interest is payable in cash or in kind), interest rate margins, pricing, rate floors, fees, discounts, premiums and prepayment or redemption provisions) of Indebtedness resulting from such modification, refinancing, refunding, renewal or extension, taken as a whole, either (I) are not materially more favorable to the investors providing such Indebtedness than the terms and conditions (when taken as a whole) of the Indebtedness being modified, refinanced, refunded, renewed or extended (except for covenants or other provisions applicable to periods after the Latest Maturity Date at the time such Indebtedness is incurred) (it being understood that, to the extent that any financial maintenance covenant or any other covenant is added for the benefit of any such Permitted Refinancing, the terms shall not be considered materially more favorable if such financial maintenance covenant or other covenant is either (A) also added for the benefit of any corresponding Loans remaining outstanding after the issuance or incurrence of such Permitted Refinancing or (B) only applicable after the Latest Maturity Date at the time of such refinancing) or (II) reflect market terms and conditions (taken as a whole) at the time such Indebtedness is incurred (as determined by the Borrower in good faith); provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five (5) Business Days prior to such modification, refinancing, refunding, renewal or extension, together with a reasonably detailed description of the material terms and conditions of such resulting Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement, shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement, (e) the primary obligor in respect of, and/or the Persons (if any) that Guarantee, the Indebtedness resulting from such modification, refinancing, refunding, renewal or extension are the primary obligor in respect of, and/or Persons (if any) that Guaranteed, the Indebtedness being modified, refinanced, refunded, renewed or extended and (f) if the Indebtedness being modified, refinanced, refunded, renewed or extended is permitted pursuant to Sections 6.01(a)(xxi), 6.01(a)(xxii), 6.01(a)(xxiii) and 6.01(xxvi), (i) the Indebtedness resulting from such modification, refinancing, refunding, renewal or extension would have been permitted to be incurred under such sections and (ii) the primary obligor in respect of, and/or the Persons (if any) that Guarantee, the Indebtedness resulting from such modification, refinancing, refunding, renewal or extension are the primary obligor in respect of, and/or Persons (if any) that Guaranteed the Indebtedness being modified, refinanced, refunded, renewed or extended. For the avoidance of doubt, it is understood that a Permitted Refinancing may constitute a portion of an issuance of Indebtedness in excess of the amount of such Permitted Refinancing; provided that such excess amount is otherwise permitted to be incurred under Section 6.01. For the avoidance of doubt, it is understood and agreed that a Permitted Refinancing includes successive Permitted Refinancings of the same Indebtedness.
“Permitted Second Priority Refinancing Debt” means any secured Indebtedness incurred by the Borrower or any Loan Party in the form of one or more series of junior lien secured notes or junior lien secured loans; provided that (i) such Indebtedness is secured by a Lien on the Collateral ranking junior in priority to the Lien on the Collateral securing the Secured Obligations and is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of Loans (including portions of Classes of Loans or Other Loans), (iii) such Indebtedness (other than Customary Bridge Loans) does not have mandatory redemption, repurchase or repayment features (other than Customary Exceptions) that could result in redemption, repurchase or repayment of such Indebtedness prior to the maturity of the Refinanced Debt (it being understood that the Borrower and Loan Parties shall be permitted to make any AHYDO “catch up” payments, if applicable) and (iv) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to a Junior Lien Intercreditor Agreement. Permitted Second Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.
“Permitted Transferees” means, with respect to any Person that is a natural person (and any Permitted Transferee of such Person), (a) such Person’s Immediate Family Members, including his or her spouse, ex-spouse, children, step-children and their respective lineal descendants and (b) without duplication with any of the foregoing, such Person’s heirs, legatees, executors and/or administrators upon the death of such Person and any other Person who was an Affiliate of such Person upon the death of such Person and who, upon such death, directly or indirectly owned Equity Interests in Borrower.
“Permitted Unsecured Refinancing Debt” means unsecured Indebtedness incurred by the Borrower or any Loan Party in the form of one or more series of senior unsecured notes or loans; provided that (i) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of Loans (including portions of Classes of Loans or Other Loans), (ii) such Indebtedness (other than Customary Bridge Loans) does not have mandatory redemption, repurchase or repayment features (other than Customary Exceptions) that could result in redemption, repurchase or repayment of such Indebtedness prior to the maturity of the Refinanced Debt (it being understood that the Borrower and the Restricted Subsidiaries shall be permitted to make any AHYDO “catch up” payments, if applicable) and (iii) such Indebtedness is not secured by any Lien on any property or assets of the Borrower or any Restricted Subsidiary. Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.
“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to the Borrower’s common stock (or other securities or property following a merger event, reclassification or other change of the common stock of the Borrower) sold by the Borrower substantially concurrently with any purchase by the Borrower of a Permitted Bond Hedge Transaction and settled in common stock of the Borrower (or such other securities or property), cash or a combination thereof (such amount of cash determined by reference to the price of the Borrower’s common stock or such other securities or property), and cash in lieu of fractional shares of common stock of the Borrower; provided that the terms, conditions and covenants of each such transaction shall be such as are customary for transactions of such type (as determined by the Borrower in good faith).
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which a Loan Party or any

ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Planned Expenditures” has the meaning assigned to such term in clause (b) of the definition of the term “ECF Deductions”.
“Platform” has the meaning assigned to such term in Section 5.01.
“Post-Transaction Period” means, with respect to any disposal of a Sold Entity or Business, the period beginning on the date on which such disposal is consummated and ending on the last day of the eighth full consecutive fiscal quarter of the Borrower immediately following the date on which such disposal is consummated.
“Prepayment Event” means:
(a)any sale, transfer or other Disposition pursuant to Section 6.05(k), a Sale Leaseback or Casualty Event, in each case, of any Collateral (other than Dispositions resulting in aggregate Net Proceeds not exceeding the greater of (x) $25,000,000 and (y) 10% of LTM Consolidated EBITDA in the case of any single transaction or series of related transactions) (each such event, an “Asset Sale Prepayment Event”); or
(b)the incurrence by the Borrower or any of the Restricted Subsidiaries of any Indebtedness, other than Indebtedness permitted under Section 6.01 (other than Permitted Unsecured Refinancing Debt, Permitted First Priority Refinancing Debt, Permitted Second Priority Refinancing Debt and Other Term Loans resulting from a Refinancing Amendment) or permitted by the Required Lenders pursuant to Section 9.02.
“Present Fair Saleable Value” means the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Borrower and the Subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.
“primary obligor” has the meaning assigned to such term in the definition of “Guarantee”.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its “prime rate”; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“Priority Debt” has the meaning assigned to such term in Section 9.02(b)(x).
“Pro Forma Adjustment” means, for any Test Period, any adjustment to Consolidated EBITDA made in accordance with clause (b) of the definition of that term.
“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” mean, with respect to compliance with any test, financial ratio or covenant (including, without limitation, any Incurrence-Based Amount or any Fixed Amount) hereunder required by the terms of this

Agreement to be made on a Pro Forma Basis, that (a) to the extent applicable, the Pro Forma Adjustment shall have been made and (b) all Specified Transactions and the following transactions in connection therewith that have been made during the applicable period of measurement or subsequent to such period and prior to or simultaneously with the event for which the calculation is made shall be deemed to have occurred as of the first day of the applicable period of measurement in such test, financial ratio or covenant: (i) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (A) in the case of a Disposition of Equity Interests in a Restricted Subsidiary such that such entity is no longer a Restricted Subsidiary or any division, business unit, line of business or product line of the Borrower or any of the Restricted Subsidiaries, shall be excluded, and (B) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction”, shall be included, (ii) any retirement or repayment of Indebtedness, (iii) any Indebtedness incurred or assumed by the Borrower or any of the Restricted Subsidiaries in connection therewith (but without giving effect to any concurrent incurrence of any Indebtedness pursuant to any Fixed Amount or Consolidated EBITDA grower basket or under the ABL Facility) (provided that, if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination) and (iv) Available Cash shall be calculated on the date of the consummation of the Specified Transaction after giving pro forma effect to such Specified Transaction (other than, for the avoidance of doubt, the cash proceeds of any Indebtedness the incurrence of which is a Specified Transaction or that is incurred to finance such Specified Transaction); provided that, without limiting the application of the Pro Forma Adjustment pursuant to clause (a) above, the foregoing pro forma adjustments may be applied to any such test, financial ratio or covenant solely to the extent that such adjustments are consistent with the definition of “Consolidated EBITDA” (and subject to the provisions set forth in clause (b) thereof) and give effect to events (including Run Rate Benefits) that are (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Borrower or any of the Restricted Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of “Pro Forma Adjustment”.
“Pro Forma Disposal Adjustment” means, for any four-quarter period that includes all or a portion of a fiscal quarter included in any Post-Transaction Period with respect to any Sold Entity or Business, the pro forma increase or decrease in Consolidated EBITDA projected by the Borrower in good faith as a result of contractual arrangements between the Borrower or any Restricted Subsidiary entered into with such Sold Entity or Business at the time of its disposal or within the Post-Transaction Period and which represent an increase or decrease in Consolidated EBITDA which is incremental to the Disposed EBITDA of such Sold Entity or Business for the most recent Test Period prior to its disposal.
“Pro Forma Entity” means any Acquired Entity or Business or any Converted Restricted Subsidiary.
“Proposed Change” has the meaning assigned to such term in Section 9.02(c).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender” has the meaning assigned to such term in Section 5.01.
“Purchasing Borrower Party” means Borrower or any Subsidiary.
“QFC Credit Support” has the meaning assigned to such term in Section 9.21.
“Qualified Equity Interests” means Equity Interests in the Borrower other than Disqualified Equity Interests.
“Qualifying Lender” has the meaning assigned to such term in Section 2.11(a)(ii)(D).
“Rating Agency” means any of (a) Moody’s, (b) S&P or (c) Fitch.
“Receivables Subsidiary” means any Special Purpose Entity established in connection with a Permitted Receivables Financing and any other subsidiary (other than any Loan Party) involved in a Permitted Receivables Financing which is not permitted by the terms of such Permitted Receivables Financing to guarantee the Loan Document Obligations or provide Collateral.
“Reference Time” means, with respect to any setting of the then-current Benchmark, (a) if such Benchmark is Term SOFR, 5:00 p.m. (Eastern time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (b) if such Benchmark is Daily Simple SOFR, four U.S. Government Securities Business Days prior to such setting or (c) if such Benchmark is neither Term SOFR nor Daily Simple SOFR, the time reasonably determined by the Administrative Agent in consultation with the Borrower.
“Refinanced Debt” has the meaning assigned to such term in the definition of “Credit Agreement Refinancing Indebtedness”.
“Refinancing Amendment” means an amendment to this Agreement executed by each of (a) the Borrower, (b) the Administrative Agent and (c) each Additional Term Lender and Lender that agrees to provide all or any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.21.
“Register” has the meaning assigned to such term in Section 9.04(b)(iv).
“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having substantially the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.
“Regulated Bank” means an Approved Bank that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.
“Regulation S-X” means Regulation S-X promulgated under the Securities Act of 1933, as amended.
“Related Business Assets” means assets (other than cash or Permitted Investments) used or useful in a Similar Business (which may consist of securities of a Person, including the Equity Interests of any Subsidiary).
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the partners, directors, officers, employees, trustees, agents, controlling persons, advisors, attorneys and other representatives of such Person and of each of such Person’s Affiliates and successors and permitted assigns.
“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) and including the environment within any building or other structure.
“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or, in each case, any successor thereto.
“Removal Effective Date” has the meaning assigned to such term in Article VIII.
“Repricing Transaction” means (a) the incurrence by the Borrower of any Indebtedness, other than any Indebtedness incurred in connection with any transaction that would, if consummated, constitute a Change in Control, a Material Acquisition or a Material Disposition, in the form of a dollar-denominated term B loan that is broadly marketed or syndicated to banks and other institutional investors and that is secured on a pari passu basis with the Term Loans (i) having an Effective Yield for the respective Type of such Indebtedness that is less than the Effective Yield for the Term Loans of the respective equivalent Type, and (ii) the proceeds of which are used to prepay (or, in the case of a conversion, deemed to prepay or replace), in whole or in part, outstanding principal of Term Loans or (b) any effective reduction in the Effective Yield for the Term Loans (e.g., by way of amendment, waiver or otherwise), except for a reduction in connection with any transaction that would, if consummated, constitute a Change in Control, a Material Acquisition or a Material Disposition. Any determination by the Administrative Agent with respect to whether a Repricing Transaction shall have occurred shall be conclusive and binding on all Lenders holding the Term Loans.

“Required Additional Debt Terms” means with respect to any Indebtedness, (a) except with respect to Customary Bridge Loans and except with respect to an amount equal to the Maturity Carveout Amount at such time, such Indebtedness does not mature earlier than the Latest Maturity Date, (b) such Indebtedness (other than Customary Bridge Loans) does not have mandatory redemption, repurchase or repayment features (other than Customary Exceptions) that could result in redemption, repurchase or repayment of such Indebtedness prior to the Latest Maturity Date (it being understood that the Borrower and the Restricted Subsidiaries shall be permitted to make any AHYDO “catch up” payments, if applicable), (c) any such Indebtedness that is secured is subject to the relevant Intercreditor Agreement(s), (d) the terms and conditions of such Indebtedness (excluding interest rate (including whether such interest is payable in cash or in kind), pricing, interest rate margins, rate floors, discounts, fees, premiums and prepayment or redemption provisions, which, in each case, shall be determined by the Borrower and the lender providing such Indebtedness) either (I) are not materially more favorable (when taken as a whole) to the lenders or investors providing such Indebtedness than the terms and conditions of this Agreement (when taken as a whole) are to the Lenders (it being understood that, to the extent that any financial maintenance covenant or any other covenant is added for the benefit of any Indebtedness, no consent shall be required by the Administrative Agent or any of the Lenders if such financial maintenance covenant or other covenant is either (i) also added for the benefit of any corresponding Loans remaining outstanding after the issuance or incurrence of any such Indebtedness in connection therewith or (ii) only applicable after the Latest Maturity Date at such time), (II) include covenants or other provisions applicable only to periods after the Latest Maturity Date at such time or (III) reflect market terms and conditions (taken as a whole) at the time of incurrence of such Indebtedness (as determined by the Borrower in good faith); provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such resulting Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement, shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement, (e) subject to Section 1.08, after giving effect to the incurrence or provision of such Indebtedness, no Event of Default (or, in the case of the incurrence or provision of any such Indebtedness in connection with an Acquisition Transaction or other Investment not prohibited by the terms of this Agreement, no Event of Default under clause (a), (b), (h) or (i) of Section 7.01) shall have occurred and be continuing or would result therefrom, (f) to the extent secured, such Indebtedness shall be secured solely by a Lien on the Collateral ranking equal in priority (but without regard to the control of remedies), subject to a Pari Passu Intercreditor Agreement, with (or, subject to a Junior Lien Intercreditor Agreement, junior in priority to) the Lien on the Collateral securing the Secured Obligations, (g) no such Indebtedness shall be guaranteed by entities other than the Guarantors or the Borrower and (h) solely with respect to any such Indebtedness in the form of a broadly syndicated floating rate term loan B that is pari passu with the initial Term Facility, the MFN Protection shall apply, subject to the terms of Section 2.20(b)(F) (with such terms applying to such Indebtedness mutatis mutandis).
“Required Class Lenders” has the meaning assigned to such term in Section 9.02(b).

“Required Lenders” means, at any time, Lenders having Term Loans representing more than 50.0% of the aggregate outstanding Term Loans at such time; provided that whenever there are one or more Defaulting Lenders, the total outstanding Term Loans of, each Defaulting Lender, shall, in each case of clauses (a) and (b), be excluded for purposes of making a determination of Required Lenders.
“Requirements of Law” means, with respect to any Person, any statutes, laws, treaties, rules, regulations, official administrative pronouncements, orders, decrees, writs, injunctions or determinations of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Resignation Effective Date” has the meaning assigned to such term in Article VIII.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means the chief executive officer, chief financial officer, president, vice president, general counsel, treasurer or assistant treasurer or other similar officer, manager or a director of a Loan Party and with respect to certain limited liability companies, partnerships or other Loan Parties that do not have officers, any director, manager, sole member, managing member or general partner thereof, and as to any document delivered on the Effective Date or thereafter pursuant to paragraph (a) of the definition of the term “Collateral and Guarantee Requirement”, any secretary or assistant secretary of any Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restricted Debt Payment” has the meaning assigned to such term in Section 6.08(b).
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any Restricted Subsidiary or any option, warrant or other right to acquire any such Equity Interests. For the avoidance of doubt, the payment of interest or other amounts on (and including any exchanges or repurchases of, or the settlement of any conversions of) the 2026 Convertible Notes, the 2031 Convertible Notes and any Permitted Convertible Indebtedness shall not constitute a “Restricted Payment”; provided that (i) any exchanges or repurchases of the 2026 Convertible Notes, the 2031 Convertible Notes or other Permitted Convertible Indebtedness, and (ii) any election to settle conversions of the 2026 Convertible Notes, the 2031 Convertible Notes or other Permitted Convertible Indebtedness in cash rather than Qualified Equity Interests, in each case of clauses (i) and (ii), in excess of the aggregate principal amount thereof shall constitute a “Restricted Payment”.
“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary.
“Retained Asset Sale Proceeds” means that portion of Net Proceeds of a Prepayment Event pursuant to clause (a) of such definition not required to be applied to prepay the Loans pursuant to Section 2.11(c) due to the Disposition/Debt Percentage being less than 100%.
“Retained Declined Proceeds” has the meaning assigned to such term in Section 2.11(e).
“Retained ECF Percentage” means, with respect to any fiscal year of the Borrower (commencing with the fiscal year ending on or about June 30, 2027), 100% minus the ECF Percentage with respect to such fiscal year.
“Retained Excess Cash Flow Amount” means, with respect to any fiscal year of the Borrower (commencing with the fiscal year ending on or about June 30, 2027), the amount of Excess Cash Flow (which shall not be less than zero in any fiscal year) of the Borrower and its Restricted Subsidiaries for such fiscal year multiplied by the Retained ECF Percentage.
“Run Rate Benefits” has the meaning assigned to such term in the definition of “Consolidated EBITDA”.
“S&P” means S&P Global Ratings and any successor to its rating agency business.
“Sale Leaseback” means any transaction or series of related transactions pursuant to which the Borrower or any Restricted Subsidiary (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed of.
“Sanctions” means economic sanctions administered or enforced by the United States Government (including without limitation, sanctions enforced by OFAC), the United Nations Security Council, the European Union or His Majesty’s Treasury.
“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.
“Secured Cash Management Obligations” means the due and punctual payment and performance of all Cash Management Obligations and obligations of the Borrower and the Restricted Subsidiaries in respect of any (A) overdraft, reimbursement and related liabilities arising from treasury, depository, cash pooling arrangements and cash management services, (B) corporate credit and purchasing cards and related programs, (C) letters of credit or (D) automated clearing house transfers of funds (clauses (A) through (D) collectively, “Cash Management

Services”) provided to the Borrower or any Subsidiary (whether absolute or contingent and howsoever and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) that are (a) owed to the Administrative Agent or any of its Affiliates, (b) owed on the Effective Date to a Person that is a Lender or an Affiliate of a Lender as of the Effective Date, (c) owed to a Person that is an Agent, a Lender or an Affiliate of an Agent or Lender at the time such obligations are incurred or (d) owed to any other Person identified by the Borrower to the Administrative Agent in writing from time to time, in each case, to the extent designated in writing as a Secured Cash Management Obligation by the Borrower to the Administrative Agent (unless otherwise constituting a Secured Cash Management Obligation immediately prior to the Effective Date); it being understood that each such provider of such Cash Management Services to the Borrower or any Subsidiary shall be deemed (i) to appoint the Administrative Agent as its agent under the applicable Loan Documents and (ii) to agree to be bound by the provisions of Article VIII, Section 9.03, Section 9.09 and any applicable Intercreditor Agreement as if it were a Lender; provided that, notwithstanding the foregoing, Cash Management Obligations and/or Cash Management Services secured under the ABL Credit Agreement and/or the Loan Documents (as defined in the ABL Credit Agreement) shall not be Secured Cash Management Obligations hereunder or under the Loan Documents.
“Secured Leverage Ratio” means, on any date, the ratio of (a) Consolidated Secured Debt as of such date to (b) LTM Consolidated EBITDA.
“Secured Obligations” means (a) the Loan Document Obligations, (b) the Secured Cash Management Obligations and (c) the Secured Swap Obligations (excluding with respect to any Loan Party, Excluded Swap Obligations of such Loan Party and obligations under any Permitted Bond Hedge Transaction or any Permitted Warrant Transaction).
“Secured Parties” means (a) each Lender, (b) the Administrative Agent, (c) each Joint Bookrunner, (d) each Person to whom any Secured Cash Management Obligations are owed, (e) each counterparty to any Swap Agreement the obligations under which constitute Secured Swap Obligations and (f) the permitted successors and assigns of each of the foregoing.
“Secured Swap Obligations” means all obligations of the Borrower and the Restricted Subsidiaries under each Swap Agreement that (a) is with a counterparty that is the Administrative Agent or any of its Affiliates, (b) is in effect on the Effective Date with a counterparty that is a Lender, an Agent or an Affiliate of a Lender or an Agent as of the Effective Date, (c) is entered into after the Effective Date with any counterparty that is a Lender, an Agent or an Affiliate of a Lender or an Agent at the time such Swap Agreement is entered into or (d) is entered into with any other Person specified by the Borrower to the Administrative Agent in writing from time to time, in each case, to the extent designated in writing as a Secured Swap Obligation by the Borrower to the Administrative Agent (unless otherwise constituting a Secured Swap Obligation immediately prior to the Effective Date); it being understood that each such provider of such Secured Swap Obligations to the Borrower or any Subsidiary shall be deemed (i) to appoint the Administrative Agent as its agent under the applicable Loan Documents and (ii) to agree to be bound by the provisions of Article VIII, Section 9.03, Section 9.09 and any

applicable Intercreditor Agreement as if it were a Lender; provided that, notwithstanding the foregoing, obligations under the Swap Agreements secured under the ABL Credit Agreement and/or the Loan Documents (as defined in the ABL Credit Agreement) shall not be Secured Swap Obligations hereunder or under the Loan Documents.
“Security Documents” means the Collateral and Guaranty Agreement and each other security agreement or pledge agreement executed and delivered pursuant to the Collateral and Guarantee Requirement, Section 4.01(f), Section 5.11, Section 5.12 or Section 5.14 to secure any of the Secured Obligations.
“Senior Representative” means, with respect to any series of Permitted First Priority Refinancing Debt, Permitted Second Priority Refinancing Debt or other Indebtedness, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.
“Significant Subsidiary” means any Restricted Subsidiary that, or any group of Restricted Subsidiaries that, taken together, as of the last day of the fiscal quarter of the Borrower most recently ended for which financial statements are available, had revenues or total assets for such quarter in excess of 10.0% of the consolidated revenues or total assets, as applicable, of the Borrower for such quarter.
“Similar Business” means any business conducted or proposed to be conducted by the Borrower and the Restricted Subsidiaries on the Effective Date or any business that is similar, reasonably related, synergistic, incidental, or ancillary thereto.
“SOFR” means, with respect to any day, the secured overnight financing rate published for such day by the SOFR Administrator on the SOFR Administrator’s Website.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the Federal Reserve Bank of New York’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.
“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.
“Sold Entity or Business” has the meaning assigned to such term in the definition of “Consolidated EBITDA”.
“Solicited Discount Proration” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“Solicited Discounted Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(D).
“Solicited Discounted Prepayment Notice” means an irrevocable written notice of a Borrower Solicitation of Discounted Prepayment Offers made pursuant to Section 2.11(a)(ii)(D) substantially in the form of Exhibit M.
“Solicited Discounted Prepayment Offer” means the irrevocable written offer by each Lender, substantially in the form of Exhibit N, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.
“Solicited Discounted Prepayment Response Date” has the meaning assigned to such term in Section 2.11(a)(ii)(D).
“Solvent” means (a) the Fair Value of the assets of the Borrower and the Subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities, (b) the Present Fair Saleable Value of the assets of the Borrower and the Subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities, (c) the Borrower and the Subsidiaries on a consolidated basis taken as a whole after consummation of the Transactions is a going concern and has sufficient capital to reasonably ensure that it will continue to be a going concern for the period from the date hereof through the Latest Maturity Date taking into account the nature of, and the needs and anticipated needs for capital of, the particular business or businesses conducted or to be conducted by the Borrower and the Subsidiaries on a consolidated basis as reflected in the projected financial statements and in light of the anticipated credit capacity and (d) for the period from the date hereof through the Latest Maturity Date, the Borrower and the Subsidiaries on a consolidated basis taken as a whole will have sufficient assets and cash flow to pay their Liabilities as those liabilities mature or (in the case of contingent Liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by the Borrower and the Subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity.
“Special Purpose Entity” means a direct or indirect subsidiary of Borrower, whose organizational documents contain restrictions on its purpose and activities and impose requirements intended to preserve its separateness from Borrower and/or one or more Subsidiaries.
“Specified Acquisition Agreement Representations” means the representations and warranties made by the Sellers with respect to the Target Assets in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that Borrower (or its Affiliates) has the right (taking into account applicable cure provisions) to terminate its obligations under the Acquisition Agreement or to decline to consummate the Acquisition (in each case, in accordance with the terms of the Acquisition Agreement) as a result of a breach of such representations and warranties in the Acquisition Agreement.
“Specified Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(B).

“Specified Discount Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(B).
“Specified Discount Prepayment Notice” means an irrevocable written notice of a Borrower Offer of Specified Discount Prepayment made pursuant to Section 2.11(a)(ii)(B) substantially in the form of Exhibit I.
“Specified Discount Prepayment Response” means the irrevocable written response by each Lender, substantially in the form of Exhibit J, to a Specified Discount Prepayment Notice.
“Specified Discount Prepayment Response Date” has the meaning assigned to such term in Section 2.11(a)(ii)(B).
“Specified Discount Proration” has the meaning assigned to such term in Section 2.11(a)(ii)(B).
“Specified Existing Tranche” shall have the meaning assigned to such term in Section 2.25(a).
“Specified Representations” means the representations and warranties of Borrower and the Guarantors set forth in Section 3.01 (with respect to the Borrower and the Guarantors), Section 3.02 (with respect to the entering into, borrowing under, guaranteeing under, and performance of the Loan Documents and the granting of Liens in the Collateral), Section 3.03(b)(i) (with respect to the incurrence of the Loans, the provision of the Guarantees, the granting of Liens in the Collateral and the entering into of the Loan Documents), Section 3.08, Section 3.14, Section 3.16, Section 3.18(a) and Section 3.18(b) of this Agreement and Section 6(i) of the Collateral and Guaranty Agreement.
“Specified Transaction” means, with respect to any period, any Investment (including any Permitted Acquisition), Disposition, incurrence or repayment of Indebtedness, Restricted Payment, subsidiary designation, New Project, Tax Restructuring or other event that by the terms of the Loan Documents requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis”.
“SPV” has the meaning assigned to such term in Section 9.04(e).
“Sterling” means the lawful currency of the United Kingdom.
“Submitted Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(C).
“Submitted Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(C).
“subsidiary” means, with respect to any Person (the “parent”) at any date (a) any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held and (b) at the option of the Borrower, any other corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP.
“Subsidiary” means any subsidiary of the Borrower.
“Successor Borrower” has the meaning assigned to such term in Section 6.03(d).
“Supported QFC” has the meaning assigned to such term in Section 9.21.
“Swap” means any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Obligation” means, with respect to any Person, any obligation to pay or perform under any Swap.
“Target Assets” has the meaning assigned to such term in the definition of “Acquisition”.
“Tax Restructuring” means any reorganizations and other transactions entered into among the Borrower and/or the Restricted Subsidiaries for tax planning (as determined by the Borrower in good faith) entered into after the Effective Date so long as such reorganizations and other transactions do not impair the value of the Collateral, when taken as a whole, or the value of the Guarantees of the Loan Document Obligations pursuant to the Collateral and Guaranty Agreement, taken as a whole, in any material respect and is otherwise not adverse to the Lenders in any material respect and after giving effect to such reorganizations and other transactions, the Borrower and the Restricted Subsidiaries otherwise comply with Section 5.12.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges, fees, assessments or withholdings (including backup withholdings) imposed by any Governmental Authority, including any interest, additions to tax and penalties applicable thereto.
“Term Commitment” means, with respect to each Term Lender, the commitment of such Term Lender to make a Term Loan hereunder on the Effective Date, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Term Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Term Lender pursuant to an Assignment and Assumption. The initial amount of each Term Lender’s Term Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Term Lender shall have assumed its Term Commitment, as the case may be. As of the date hereof, the total Term Commitment is $600,000,000.
“Term Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption in respect of any Term Loans, an Incremental Facility Amendment in respect of any Term Loans, an Extension Amendment in respect of any Term Loans, Loan Modification Agreement in respect of any Term Loans or a Refinancing Amendment in respect of any Term Loans, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“Term Loan” means a Loan made pursuant to Section 2.01.
“Term Maturity Date” means, subject to Section 2.25, October 16, 2032.
“Term SOFR” means, with respect to the Loans and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 p.m., Eastern time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.
“Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR Reference Rate”.
“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Borrowing for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward- looking term rate based on SOFR. If, by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to Term SOFR has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.
“Termination Date” means the date on which (a) all Commitments shall have been terminated and (b) all Loan Document Obligations (other than in respect of contingent indemnification and contingent expense reimbursement claims not then due) have been paid in full.
“Test Period” means, at any date of determination (a) for any determination under this Agreement (other than any determination of the Applicable Rate), the most recently completed four consecutive fiscal quarters of the Borrower ending on or prior to such date for which financial statements are internally available and (b) for any determination of the Applicable Rate, the most recently completed four consecutive fiscal quarters of the Borrower ending on or prior to such date for which financial statements have been (or were required to have been) delivered pursuant to Section 5.01(a) or 5.01(b); provided that, prior to the first date after the Effective Date on which financial statements are internally available or have been delivered pursuant to Section 5.01(a) or 5.01(b), as applicable, the Test Period in effect shall be the period of four consecutive fiscal quarters of the Borrower ended June 28, 2025.
“Total Leverage Ratio” means, on any date, the ratio of (a) Consolidated Net Debt as of such date to (b) LTM Consolidated EBITDA.
“Transaction Costs” means any fees or expenses incurred or paid by the Borrower or any Subsidiary in connection with the Transactions, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.
“Transactions” means, collectively, (a) the Acquisition, (b) the funding of Loans on the Effective Date and the consummation of the other transactions contemplated by this Agreement, (c) the consummation of any other transactions in connection with the foregoing (including in connection with, or pursuant to, the Acquisition Documents) and (d) the payment of the fees and expenses incurred in connection with any of the foregoing (including the Transaction Costs).
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to Term SOFR or the Alternate Base Rate.
“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Administrative Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a U.S. jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unrestricted Subsidiary” means (a) any Subsidiary designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 5.15 subsequent to the Effective Date and (b) any Subsidiary of any such Unrestricted Subsidiary.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Special Resolution Regimes” has the meaning assigned to such term in Section 9.21.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(e).
“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended from time to time.
“Vehicles” means all railcars, cars, trucks, trailers, construction and earth moving equipment and other vehicles, in each case, covered by a certificate of title law of any state and all tires and other appurtenances to any of the foregoing.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final scheduled maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness; provided that, for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended (the “Applicable Indebtedness”), the effects of any prepayments or amortization made on such Applicable Indebtedness prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.
“wholly-owned subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than (a) directors’ qualifying shares and (b) nominal shares issued to foreign nationals or other Persons to the extent required by applicable Requirements of Law) are, as of such date, owned, controlled or held by such Person or one or more wholly-owned subsidiaries of such Person or by such Person and one or more wholly-owned subsidiaries of such Person.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write- down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.02Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Term Loan”) or by Type (e.g., a “Term SOFR Loan”) or by Class and Type (e.g., a “Term SOFR Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Term Loan Borrowing”) or by Type (e.g., a “Term SOFR Borrowing”) or by Class and Type (e.g., a “Term SOFR Term Borrowing”).
Section 1.03Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” are by way of example and shall be deemed to be followed by the phrase “without limitation.” The word “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”. Unless the context requires otherwise, (a) any definition of or reference to any agreement (including this Agreement and the other Loan Documents), instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (f) references to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.
Section 1.04Accounting Terms; GAAP; Certain Calculations.
(a)All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP.
(b)Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or utilization of any basket contained in this Agreement (including, without limitation, any Incurrence-Based Amount and any Fixed Amount), Consolidated EBITDA, the Total Leverage Ratio, the First Lien Leverage Ratio, the Secured Leverage Ratio and the Interest Coverage Ratio, as applicable, shall be calculated on a Pro Forma Basis to give effect to the Transactions and all Specified Transactions that have been made during the applicable period of measurement or subsequent to such period and prior to or concurrently with the event for which the calculation is made and to the extent the proceeds of any new Indebtedness are to be used to repay other Indebtedness (including by repurchase, redemption, retirement, extinguishment, defeasance, discharge or pursuant to escrow or similar arrangements) no later than 60 days following the incurrence of such new Indebtedness, the Borrower shall be permitted to give Pro Forma Effect to such repayment of Indebtedness; provided that, notwithstanding the foregoing, for purposes of determining the definition of “Applicable Rate”, any Specified Transaction that occurred subsequent to such period shall not be given pro forma effect.
(c)Where reference is made to “the Borrower and the Restricted Subsidiaries on a consolidated basis” or similar language, such consolidation shall not include any Subsidiaries of the Borrower other than the Restricted Subsidiaries.
(d)In the event that the Borrower elects to prepare its financial statements in accordance with IFRS and such election results in a change in the method of calculation of financial covenants, standards or terms (collectively, the “Accounting Changes”) in this Agreement, the Borrower and the Administrative Agent agree to enter into good faith negotiations in order to amend such provisions of this Agreement (including the levels applicable herein to any computation of the Total Leverage Ratio, the First Lien Leverage Ratio, the Secured Leverage Ratio and the Interest Coverage Ratio) so as to reflect equitably the Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be substantially the same after such change as if such change had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed in accordance with GAAP (as determined in good faith by a Responsible Officer of the Borrower) (it being agreed that the reconciliation between GAAP and IFRS used in such determination shall be made available to Lenders) as if such change had not occurred.
(e)For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or test (including, without limitation, any First Lien Leverage Ratio test, any Secured Leverage Ratio test, any Total Leverage Ratio test and/or any Interest Coverage Ratio test, and/or the amount of Consolidated EBITDA), such financial ratio or test shall be calculated at the time such action is taken (subject to Section 1.08), such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or test occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.
(f)Each Lender and the Administrative Agent hereby acknowledges and agrees that the Borrower and the Subsidiaries may be required to restate historical financial statements as the result of the implementation of changes in GAAP or IFRS, or the respective interpretation or application thereof, and that such restatements will not, solely as a result of compliance with such change in GAAP or IFRS (or such interpretation or application), result in a Default or an Event of Default under the Loan Documents.
(g)Notwithstanding anything in this Agreement to the contrary, the determination of whether a lease is a Finance Lease or a Non-Finance Lease Obligation shall, for all purposes under this Agreement and the other Loan Documents, be made giving effect to ASC 842 (Leases); provided that, other than for purposes of financial statements delivered pursuant to Section 5.01, the Borrower may elect, by notifying the Administrative Agent in writing prior to or concurrently with the delivery of a Compliance Certificate for such Test Period pursuant to Section 5.01(d), to determine whether a lease is a Finance Lease or a Non-Finance Lease Obligation without giving effect to ASC 842 (Leases).
Section 1.05Certain Calculations and Tests.
(a)Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement (including, without limitation, loans under the ABL Facility and, to the extent established or incurred under the Free and Clear Incremental Amount, Incremental Facilities and Incremental Equivalent Debt) that does not require compliance with a financial ratio or test (including, without limitation, any First Lien Leverage Ratio test, any Secured Leverage Ratio test, any Total Leverage Ratio test and/or any Interest Coverage Ratio test) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio or test (including, without limitation, any First Lien Leverage Ratio test, any Secured Leverage Ratio test, any Total Leverage Ratio test and/or any Interest Coverage Ratio test) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts in connection with such substantially concurrent incurrence. Notwithstanding anything to the contrary in this Section 1.05, cash proceeds of any simultaneous incurrence of Indebtedness shall be disregarded in calculating the amount of Available Cash for purposes of determining whether Indebtedness is permitted to be incurred.
(b)For the avoidance of doubt, in connection with the incurrence of any Indebtedness under Section 2.20, the definition of Required Lenders shall be calculated on a Pro Forma Basis in accordance with this Section 1.04, Section 2.20 and the definition of “Incremental Cap”; provided that any waiver, amendment or modification obtained on such basis (i) will not become operative until substantially contemporaneously with the incurrence of such Indebtedness, (ii) is not required in order to avoid a covenant Default and (iii) does not affect the rights or duties under this Agreement of Lenders holding Loans or Commitments of any then outstanding Class but not the Lenders in respect of such Indebtedness to be incurred.
(c)Any reference herein or in any other Loan Document to the ranking of Liens shall be determined without regard to control of remedies.

(d)For all purposes of this Agreement and the calculations subject hereto, at the Borrower’s election, the acquisition of any Person, property, business or assets (and any pro forma events to occur in connection therewith, including the assumption or incurrence of any Indebtedness or Liens and any Run Rate Benefits) shall be deemed to have “occurred” and been “consummated” upon the Borrower or any Subsidiary entering into a binding definitive agreement or letter of intent with respect thereto, and such deemed occurrence shall continue until such transaction is actually consummated or is abandoned or such definitive agreement or letter of intent is otherwise terminated.
Section 1.06Effectuation of Transactions. All references herein to the Borrower and the Subsidiaries shall be deemed to be references to such Persons, and all the representations and warranties of the Borrower and the other Loan Parties contained in this Agreement and the other Loan Documents shall be deemed made, in each case, after giving effect to the Acquisition and the other Transactions to occur on the Effective Date, unless the context otherwise requires.
Section 1.07Currency Translation; Rates; Benchmark Notification.
(a)Notwithstanding anything herein to the contrary, for purposes of any determination under Article V, Article VI or Article VII or any determination under any other provision of this Agreement expressly requiring the use of a current exchange rate, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than dollars shall be translated into dollars at the Exchange Rate (rounded to the nearest currency unit, with 0.5 or more of a currency unit being rounded upward); provided, however, that for purposes of determining compliance with Article VI with respect to the amount of any Indebtedness, Investment, Disposition, Restricted Payment or prepayment of Indebtedness in a currency other than dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred or Disposition, Restricted Payment or prepayment of Indebtedness made; provided that, for the avoidance of doubt, the foregoing provisions of this Section 1.07 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred or Disposition, Restricted Payment or prepayment of Indebtedness made at any time under such Sections. For purposes of any determination of Consolidated Total Debt, amounts in currencies other than dollars shall be translated into dollars at the currency exchange rates used in preparing the most recently delivered financial statements pursuant to Section 5.01(a) or (b) and shall give effect to any Swap Agreement relating to such Indebtedness in effect on the date of determination relating to any such currencies. Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Borrower’s consent (such consent not to be unreasonably withheld) to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.
(b)The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission, performance or any other matter related to the rates in the definition of “Term SOFR” or the effect of any of the foregoing, or of any Benchmark Replacement Conforming Changes.
(c)Without limiting the limitation of liability provisions in the third paragraph of Article VIII or the express obligations of the Administrative Agent set forth in this Agreement: The interest rate on a Loan denominated in dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.14(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any benchmark interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing benchmark interest rate being replaced or have the same volume or liquidity as did any existing benchmark interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any benchmark interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any benchmark interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) by any such information source or service.
Section 1.08Limited Condition Transactions.
Notwithstanding anything in this Agreement or any other Loan Document to the contrary, for purposes of:
(i)determining compliance with any provision of this Agreement which requires the calculation of the Interest Coverage Ratio, the Total Leverage Ratio, the Secured Leverage Ratio or the First Lien Leverage Ratio;
(ii)determining the accuracy of representations and warranties and/or whether a Default or Event of Default (or any subset of Defaults or Events of Default) has occurred, is continuing or would result from an action; or
(iii)testing availability under baskets set forth in this Agreement (including any baskets based on, or measured as, a percentage of Consolidated EBITDA or LTM Consolidated EBITDA or by reference to the Available Amount or the Available Equity Amount) (including the incurrence of any Incremental Facility);
in each case, in connection with a Limited Condition Transaction, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), with such LCT Election to be made on or prior to (a) in the case of any Limited Condition Transaction described in clause (a) of the definition of “Limited Condition Transaction”, the date of execution of, at the option of the Borrower, the definitive agreement or a letter of intent related to such Limited Condition Transaction, or (b) with respect to any Limited Condition Transaction described in clause (b) or (c) of the definition of “Limited Condition Transaction”, the date of delivery of irrevocable notice with respect thereto (provided that, in each case, the Borrower may subsequently elect to rescind such LCT Election), and the date of determination of whether any such Limited Condition Transaction (including any Specified Transaction or other action in connection therewith) is permitted hereunder shall be deemed to be the date the definitive agreement or a letter of intent for such Limited Condition Transaction are entered into or the date of delivery of irrevocable notice with respect to such Limited Condition Transaction, as applicable (the “LCT Test Date”), and if, after giving Pro Forma Effect to the Limited Condition Transaction, the Specified Transactions and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness or Liens and the use of proceeds thereof) as if they had occurred at the beginning of the most recent Test Period ending prior to the LCT Test Date, the Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with; provided that, if financial statements for one or more subsequent fiscal quarters or fiscal years, as applicable, shall have become available prior to the consummation of the applicable Limited Condition Transaction, the Borrower may elect, in its sole discretion, to re-determine availability under any applicable ratio, test or basket for purposes of clause (i) and (iii) above on the basis of such financial statements, in which case such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date with respect to such ratio, test or basket for purposes of clause (i) and (iii) above.
For the avoidance of doubt, if the Borrower has made an LCT Election and (x) any of the ratios or baskets for which compliance was determined or tested as of the LCT Test Date (including with respect to the incurrence of Indebtedness) are not satisfied as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated EBITDA of the Borrower or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been unsatisfied as a result of such fluctuations; provided, however, if any ratios or baskets improve as a result of such fluctuations, such improved ratios or baskets may be utilized and (y) such ratios and other provisions need not be tested again at the time of consummation of such Limited Condition Transaction or related Specified Transactions. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability with respect to any other Specified Transaction on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement, letter of intent or notice, as applicable, for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness or Liens and the use of proceeds thereof) have been consummated.
Section 1.09Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with Incremental Term Loans, Other Term Loans or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender pursuant to settlement mechanisms approved by the Borrower, the Administrative Agent and such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in dollars”, “in immediately available funds”, “in cash” or any other similar requirement.
Section 1.10[Reserved].
Section 1.11Times of Day; Timing of Performance. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable). When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period and in Section 2.18(a)) or performance shall extend to the immediately succeeding Business Day.
Section 1.12[Reserved].

Section 1.13Compliance with Certain Sections. In the event that any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition or Affiliate transaction, as applicable, meets the criteria of more than one of the categories of transactions or items then permitted pursuant to any clause or subsection of Article VI, Article II or the definition of “Incremental Cap”, the Borrower, in its sole discretion, may, from time to time, divide, classify and/or reclassify such transaction or item (or portion thereof) among any combination of one or more categories and will be required to include the amount and type of such transaction (or portion thereof) only in any one category at any time; provided that the reclassification described in this sentence shall be deemed to have occurred automatically with respect to any such transaction or item incurred or made pursuant to a Fixed Amount (including the Free and Clear Incremental Amount) that later would be permitted on a Pro Forma Basis to be incurred or made pursuant to an Incurrence-Based Amount (including the Ratio Incremental Amount). It is understood and agreed that any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition and/or Affiliate transaction need not be permitted solely by reference to one category of permitted Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition and/or Affiliate transaction under Article VI, Article II or the definition of “Incremental Cap”, respectively, but may instead be permitted in part under any combination thereof.
ARTICLE II

THE CREDITS
Section 2.01Commitments. Subject to the terms and conditions set forth herein, each Term Lender agrees to make a Term Loan to the Borrower on the Effective Date denominated in dollars in a principal amount not exceeding its Term Commitment. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.
Section 2.02Loans and Borrowings.
(a)Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the Commitments of the Lenders are several and, other than as expressly provided herein with respect to a Defaulting Lender, no Lender shall be responsible for any other Lender’s failure to make Loans as required hereby.
(b)Subject to Section 2.14, each Term Loan Borrowing denominated in dollars shall be comprised entirely of ABR Loans or Term SOFR Loans, in each case, as the Borrower may request in accordance herewith. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
(c)At the commencement of each Interest Period for any Term SOFR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that a Term SOFR Borrowing that results from a continuation of an outstanding Term SOFR Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of twelve (12) Term SOFR Borrowings; provided, further that an additional three Borrowings in respect of each Class of Incremental Loans may be outstanding at the same time (or, in the case of either of the foregoing limits, such greater number as may be reasonably acceptable to the Administrative Agent).

Section 2.03Requests for Borrowings. To request a Term Loan Borrowing, the Borrower shall notify the Administrative Agent of such request, which notice may be given by (A) telephone or (B) a Borrowing Request; provided that any telephone notice must be confirmed promptly by delivery to the Administrative Agent of a Borrowing Request. Each such notice must be received by the Administrative Agent (a) in the case of a Term SOFR Borrowing, not later than 12:00 p.m., New York City time, three (3) U.S. Government Securities Business Days before the date of the proposed Borrowing (or, in the case of any Term SOFR Borrowing to be made on the Effective Date, such shorter period of time as may be agreed to by the Administrative Agent) or (b) in the case of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and shall be delivered by hand delivery, facsimile or other electronic transmission (or, if requested by telephone, promptly confirmed in writing by hand delivery, facsimile or other electronic transmission) to the Administrative Agent and shall be signed by the Borrower. Each such Borrowing Request shall specify the following information:
(i)whether the requested Borrowing is to be a Term Loan Borrowing or a Borrowing of any other Class (specifying the Class thereof);
(ii)the aggregate amount of such Borrowing;
(iii)the date of such Borrowing, which shall be a Business Day;
(iv)whether such Borrowing is to be an ABR Borrowing or a Term SOFR Borrowing;
(v)in the case of a Term SOFR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;
(vi)the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06; and
(vii)except on the Effective Date, that, as of the date of such Borrowing, the conditions set forth in Section 4.02(a) and Section 4.02(b) are satisfied.
If no election as to the Type of Borrowing is specified as to any Borrowing, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Term SOFR Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
Section 2.04[Reserved].
Section 2.05[Reserved].
Section 2.06Funding of Borrowings.
(a)Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in dollars by 2:00 p.m., New York City time, to the Applicable Account of the Administrative Agent most-recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request.

(b)Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance on such assumption and in its sole discretion, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender agrees to pay to the Administrative Agent an amount equal to such share on demand of the Administrative Agent. If such Lender does not pay such corresponding amount forthwith upon demand of the Administrative Agent therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower agrees to pay such corresponding amount to the Administrative Agent forthwith on demand. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower interest on such corresponding amount, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, or (ii) in the case of the Borrower, the interest rate applicable to such Borrowing in accordance with Section 2.13. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
(c)The obligations of the Lenders hereunder to make Term Loans and to make payments pursuant to Section 9.03(d) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 9.03(d) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and, other than as expressly provided herein with respect to a Defaulting Lender, no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.03(d).
Section 2.07Interest Elections.
(a)Each Term Loan Borrowing initially shall be of the Type specified in the applicable Borrowing Request or designated by Section 2.03 and, in the case of a Term SOFR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or designated by Section 2.03. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
(b)To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone (or, at the option of Borrower, in writing) by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such request may be given by (1) telephone or (2) an Interest Election Request.
(c)Each such request shall be irrevocable and each telephonic request shall be confirmed promptly by hand delivery, facsimile or other electronic transmission to the Administrative Agent of a written Interest Election Request signed by a Responsible Officer of the Borrower.

(d)Each telephonic request and written Interest Election Request shall specify the following information in compliance with Section 2.03:
(i)the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)whether the resulting Borrowing is to be an ABR Borrowing or a Term SOFR Borrowing; and
(iv)if the resulting Borrowing is to be a Term SOFR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Term SOFR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(e)Promptly following receipt of an Interest Election Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.
(f)If the Borrower fails to deliver a timely Interest Election Request with respect to a Term SOFR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
Section 2.08Termination and Reduction of Commitments.
(a)Unless previously terminated, the Term Commitments shall terminate at 11:59 p.m., New York City time, on the Effective Date.
(b)The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000. The Borrower may terminate the Commitments of any Defaulting Lender on a non-pro rata basis upon notice to the Administrative Agent.
(c)The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least one Business Day prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

Section 2.09Repayment of Loans; Evidence of Debt.
(a)The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10.
(b)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d)The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement. In the event of any inconsistency between the entries made pursuant to paragraphs (b) and (c) of this Section, the accounts maintained by the Administrative Agent pursuant to paragraph (c) of this Section shall control.
(e)Any Lender may request through the Administrative Agent that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender or its registered assigns and in a form provided by the Administrative Agent and approved by the Borrower.
Section 2.10Amortization of Term Loans.
(a)Subject to adjustment pursuant to paragraph (c) of this Section 2.10, the Borrower shall repay Term Loan Borrowings on the last Business Day of each March, June, September and December (commencing on March 31, 2026) in the principal amount of Term Loans equal to (i) the aggregate outstanding principal amount of Term Loans immediately after closing on the Effective Date multiplied by (ii) 0.25%.
(b)To the extent not previously paid, all Term Loans shall be due and payable on the Term Maturity Date.
(c)Any prepayment of a Term Loan Borrowing of any Class (i) pursuant to Section 2.11(a)(i) shall be applied to reduce the subsequent scheduled and outstanding repayments of the Term Loan Borrowings of such Class to be made pursuant to this Section as directed by the Borrower (and absent such direction in direct order of maturity) and (ii) pursuant to Section 2.11(c) or Section 2.11(d) shall be applied to reduce the subsequent scheduled and outstanding repayments of the Term Loan Borrowings of such Class to be made pursuant to this Section, or, except as otherwise provided in any Incremental Facility Amendment, Refinancing Amendment or Loan Modification Offer, pursuant to the corresponding section of such Incremental Facility Amendment, Refinancing Amendment or Loan Modification Offer, as applicable, as directed by the Borrower (and absent such direction in direct order of maturity).
(d)Prior to any repayment of any Term Loan Borrowings of any Class hereunder, the Borrower shall select the Borrowing or Borrowings of the applicable Class to be repaid and shall notify the Administrative Agent in writing or by telephone (confirmed by hand delivery, facsimile or other electronic transmission) of such election not later than 2:00 p.m., New York City time, (x) in the case of Term SOFR Loans, three (3) Business Days before the scheduled date of such repayment and (y) in the case of ABR Loans, one Business Day before the scheduled date of such repayment. In the absence of a designation by the Borrower as described in the preceding sentence, then such repayment shall, if applicable, be applied first to the outstanding Borrowing with the highest interest rate under Section 2.13 and, thereafter, to outstanding Borrowings in reverse order of the cost to the Borrower of such Borrowings pursuant to Section 2.13. Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing. Repayments of Term Loan Borrowings shall be accompanied by accrued interest on the amount repaid.
Section 2.11Prepayment of Loans.
(a)(i) The Borrower shall have the right at any time and from time to time to prepay any Borrowing of any Class in whole or in part, without premium or penalty (subject to the immediately succeeding proviso); provided that in the event that, on or prior to the date that is six months after the Effective Date, the Borrower (i) makes any prepayment of Term Loans in connection with any Repricing Transaction the primary purpose of which is to decrease the Effective Yield on such Term Loans or (ii) effects any amendment of this Agreement resulting in a Repricing Transaction the primary purpose of which is to decrease the Effective Yield on the Term Loans, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Lenders, (x) in the case of clause (i), a prepayment premium of 1.00% of the principal amount of the Term Loans being prepaid in connection with such Repricing Transaction and (y) in the case of clause (ii), an amount equal to 1.00% of the aggregate amount of the applicable Term Loans outstanding immediately prior to such amendment that are subject to an effective pricing reduction pursuant to such Repricing Transaction.
(i)Notwithstanding anything in any Loan Document to the contrary, so long as no Default or Event of Default has occurred and is continuing, the Borrower may prepay the outstanding Term Loans on the following basis:
(A)The Borrower shall have the right to make a voluntary prepayment of Term Loans of any Class at a discount to par (such prepayment, the “Discounted Term Loan Prepayment”) pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers, in each case made in accordance with this Section 2.11(a)(ii); provided that the Borrower shall not initiate any action under this Section 2.11(a)(ii) in order to make a Discounted Term Loan Prepayment with respect to any Class unless (I) at least ten (10) Business Days shall have passed since the consummation of the most recent Discounted Term Loan Prepayment with respect to such Class as a result of a prepayment made by the Borrower on the applicable Discounted Prepayment Effective Date; or (II) at least three (3) Business Days shall have passed since the date the Borrower was notified that no Term Lender was willing to accept any prepayment of any Term Loan and/or Other Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s election not to accept any Solicited Discounted Prepayment Offers.
(B)(1) Subject to the proviso to subsection (A) above, the Borrower may from time to time offer to make a Discounted Term Loan Prepayment by providing the Auction Agent with three (3) Business Days’ notice in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, at the sole discretion of the Borrower, to each Term Lender and/or each Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable Class, the Class or Classes of Term Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Term Loans to be prepaid (it being understood that different Specified Discounts and/or Specified Discount Prepayment Amounts may be offered with respect to different Classes of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (IV) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Auction Agent will promptly provide each relevant Term Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time, on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Specified Discount Prepayment Response Date”).
(1)Each relevant Term Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its relevant then outstanding Term Loans at the Specified Discount and, if so (such accepting Term Lender, a “Discount Prepayment Accepting Lender”), the amount and the Classes of such Term Lender’s Term Loans to be prepaid at such offered discount. Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Term Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the applicable Borrower Offer of Specified Discount Prepayment.
(2)If there is at least one Discount Prepayment Accepting Lender, the Borrower will make a prepayment of outstanding Term Loans pursuant to this paragraph (B) to each Discount Prepayment Accepting Lender in accordance with the respective outstanding amount and Classes of Term Loans specified in such Term Lender’s Specified Discount Prepayment Response given pursuant to subsection (2); provided that, if the aggregate principal amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro-rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Auction Agent shall promptly, and in any case within three (3) Business Days following the Specified Discount Prepayment Response Date, notify (I) the Borrower of the respective Term Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Term Loan Prepayment and the Classes to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the Classes of Term Loans to be prepaid at the Specified Discount on such date and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, Class and Type of Loans of such Term Lender to be prepaid at the Specified Discount on such date. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).
(C)(1) Subject to the proviso to subsection (A) above, the Borrower may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with three (3) Business Days’ notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of the Borrower, to each Term Lender and/or each Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate principal amount of the relevant Term Loans (the “Discount Range Prepayment Amount”), the Class or Classes of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Term Loans with respect to each relevant Class of Term Loans willing to be prepaid by the Borrower (it being understood that different Discount Ranges and/or Discount Range Prepayment Amounts may be offered with respect to different Classes of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (IV) each such solicitation by the Borrower shall remain outstanding through the Discount Range Prepayment Response Date. The Auction Agent will promptly provide each relevant Term Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding relevant Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time, on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Discount Range Prepayment Response Date”). Each relevant Term Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Term Lender is willing to allow prepayment of any or all of its then outstanding Term Loans of the applicable Class or Classes and the maximum aggregate principal amount and Classes of such Term Lender’s Term Loans (the “Submitted Amount”) such Term Lender is willing to have prepaid at the Submitted Discount. Any Term Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.
(1)The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (in consultation with the

Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this subsection (C). The Borrower agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by Auction Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Term Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following subsection (3)) at the Applicable Discount (each such Term Lender, a “Participating Lender”).
(2)If there is at least one Participating Lender, the Borrower will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate principal amount and of the Classes specified in such Term Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the principal amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro- rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Auction Agent shall promptly, and in any case within five (5) Business Days following the Discount Range Prepayment Response Date, notify (I) the Borrower of the respective Term Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted Term Loan Prepayment and the Classes to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and Classes of Term Loans to be prepaid at the Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount and Classes of such Term Lender to be prepaid at the Applicable Discount on such date, and (IV) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).
(D)(1) Subject to the proviso to subsection (A) above, the Borrower may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with three (3) Business Days’ notice in the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of the Borrower, to each Term Lender and/or each Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate dollar amount of the Term Loans (the “Solicited Discounted Prepayment Amount”) and the Class or Classes of Term Loans the Borrower is willing to prepay at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different Classes of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (IV) each such solicitation by the Borrower shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Auction Agent will promptly provide each relevant Term Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Solicited Discounted Prepayment Response Date”). Each Term Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount to par (the “Offered Discount”) at which such Term Lender is willing to allow prepayment of its then outstanding Term Loan and the maximum aggregate principal amount and Classes of such Term Loans (the “Offered Amount”) such Term Lender is willing to have prepaid at the Offered Discount. Any Term Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount.
(1)The Auction Agent shall promptly provide the Borrower with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date. The Borrower shall review all such Solicited Discounted Prepayment Offers and select the smallest of the Offered Discounts specified by the relevant responding Term Lenders in the Solicited Discounted Prepayment Offers that is acceptable to the Borrower (the “Acceptable Discount”), if any. If the Borrower elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by the Borrower from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this subsection (2) (the “Acceptance Date”), the Borrower shall submit an Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount. If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from the Borrower by the Acceptance Date, the

Borrower shall be deemed to have rejected all Solicited Discounted Prepayment Offers.
(2)Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, within three (3) Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the Classes of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by the Borrower at the Acceptable Discount in accordance with this Section 2.11(a)(ii)(D). If the Borrower elects to accept any Acceptable Discount, then the Borrower agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Term Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required pro-rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Term Lender, a “Qualifying Lender”). The Borrower will prepay outstanding Term Loans pursuant to this subsection (D) to each Qualifying Lender in the aggregate principal amount and of the Classes specified in such Term Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (I) the Borrower of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the Classes to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the Classes to be prepaid to be prepaid at the Applicable Discount on such date, (III) each Qualifying Lender of the aggregate principal amount and the Classes of such Term Lender to be prepaid at the Acceptable Discount on such date and (IV) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by the

Borrower on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).
(E)In connection with any Discounted Term Loan Prepayment, the Borrower and the Term Lenders acknowledge and agree that the Auction Agent may require, as a condition to any Discounted Term Loan Prepayment, the payment of customary fees and expenses from the Borrower in connection therewith.
(F)If any Term Loan is prepaid in accordance with paragraphs (B) through (D) above, the Borrower shall prepay such Term Loans on the Discounted Prepayment Effective Date. The Borrower shall make such prepayment to the Auction Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s Office in immediately available funds not later than 11:00 a.m., New York City time, on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the relevant Class of Term Loans on a pro rata basis across such installments. The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Term Loans pursuant to this Section 2.11(a)(ii) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable. The aggregate principal amount of the Classes and installments of the relevant Term Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the Classes of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment.
(G)To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 2.11(a)(ii), established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the Borrower.
(H)Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.11(a)(ii), each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon the Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.
(I)The Borrower and each of the Term Lenders acknowledges and agrees that the Auction Agent may perform any and all of its duties under this Section 2.11(a)(ii) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 2.11(a)(ii) as well as activities of the Auction Agent.

(J)The Borrower shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date (and if such offer is revoked pursuant to this subclause (J), any failure by the Borrower to make any prepayment to a Term Lender, as applicable, pursuant to this Section 2.11(a)(ii) shall not constitute a Default or Event of Default under Section 7.01 or otherwise).
Notwithstanding anything to contrary, the provisions of this Section 2.11(a)(ii) shall permit any transaction permitted by such section to be conducted on a Class by Class basis and on a non-pro rata basis across Classes (but not within a single Class), in each case, as selected by the Borrower.
(b)[Reserved].
(c)In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any of the Restricted Subsidiaries in respect of any Prepayment Event, the Borrower shall, within ten Business Days after such Net Proceeds are received (or, in the case of a Prepayment Event described in clause (b) of the definition of the term “Prepayment Event”, on the date of such Prepayment Event), prepay Term Loan Borrowings in an aggregate amount equal to the Disposition/Debt Percentage of the amount of such Net Proceeds; provided that, in the case of any event described in clause (a) of the definition of the term “Prepayment Event” in reliance on clause (I) of the first proviso to Section 6.05(k) or any event that is a Sale Leaseback or a Casualty Event, if the Borrower or any of the Restricted Subsidiaries invests (or commits to invest) the Net Proceeds from such event (or a portion thereof) within 450 days after receipt of such Net Proceeds in the business of Borrower and the Subsidiaries (including any acquisitions or other Investment permitted under Section 6.04), then no prepayment shall be required pursuant to this paragraph in respect of such Net Proceeds in respect of such event (or the applicable portion of such Net Proceeds, if applicable) except to the extent of any such Net Proceeds therefrom that have not been so invested (or committed to be invested) by the end of such 450 day period (or if committed to be so invested within such 450 day period, have not been so invested within 630 days after receipt thereof), at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so invested (or committed to be invested); provided, further, that the Borrower may elect to deem expenditures that occur prior to the receipt of such Net Proceeds but otherwise would be permissible reinvestments to have been reinvested in accordance with the provisions of this Section 2.11(c) if such expenditures are made following the later of (A) ninety (90) days prior to receipt of such Net Proceeds and (B) the date the definitive agreement with a third party is entered into for the sale, transfer or other Disposition of the assets underlying such Net Proceeds; provided, further, that the Borrower may use a portion of such Net Proceeds (solely in the case of any event described in clause (a) of the definition of the term “Prepayment Event”) to prepay, redeem or repurchase (or to offer to prepay, redeem or repurchase) any other Indebtedness that is secured by a Lien on the Collateral that ranks equal in priority (but without regard to the control of remedies) with the Lien on the Collateral securing the Secured Obligations to the extent such other Indebtedness and the Liens securing the same are permitted hereunder and the documentation governing such other Indebtedness requires such a prepayment, redemption or repurchase (or such an offer to prepay, redeem or repurchase) (such Indebtedness required to be so repaid, redeemed or repurchased (or offered to be repaid, redeemed or repurchased), the “Other Applicable Indebtedness”), in each case in an amount not to exceed the product of (x) the amount of such Net Proceeds and (y) a fraction, the numerator of which is the outstanding principal amount of such Other Applicable

Indebtedness and the denominator of which is the aggregate outstanding principal amount of Term Loans and such Other Applicable Indebtedness.
(d)Following the end of each fiscal year of the Borrower, commencing following the end of the fiscal year ending on or about June 30, 2027, the Borrower shall prepay Term Loan Borrowings in an aggregate amount (the “ECF Payment Amount”) equal to the ECF Percentage of Excess Cash Flow for such fiscal year; provided that (A) at the Borrower’s option, such amount shall be reduced by the sum of (i) the aggregate amount of prepayments, repurchases or redemptions during such fiscal year or, at the option of the Borrower, after such fiscal year and prior to the date of the required Excess Cash Flow payment in lieu of being deducted from the Excess Cash Flow prepayment with respect to the fiscal year in which actually made (including, without limitation, loan buybacks and prepayments in connection with lender replacement provisions) of (x) Term Loans made pursuant to Section 2.11(a) and repurchases pursuant to Section 9.04(h) (provided that such reduction as a result of prepayments pursuant to Section 2.11(a)(ii) and repurchases pursuant to Section 9.04(h) shall be limited to the actual amount of such cash prepayment) and (y) other Indebtedness that is secured by any portion of the Collateral on an equal priority basis (but without regard to the control of remedies) with Liens securing the Secured Obligations (provided that in the case of the prepayment of any revolving commitments, there is a corresponding reduction in commitments), excluding, in each case under this sub-clause (i), all such prepayments funded with the proceeds of other long-term Indebtedness (other than revolving Indebtedness or intercompany loans among the Borrower and the Restricted Subsidiaries) (unless such long-term Indebtedness has been repaid with internally generated cash) or issuances of Equity Interests and (ii) the ECF Deductions, (B) any such amounts described in the foregoing clause (A) that have not been applied to reduce the ECF Payment Amount shall be carried over to subsequent fiscal years and may be applied to reduce the ECF Payment Amount in respect of such subsequent fiscal years, until such time as such amounts have been used to reduce any such ECF Payment Amount and (C) no prepayment of Term Loans shall be required under this Section 2.11(d) unless, and solely to the extent that, the ECF Payment Amount for such fiscal year exceeds the greater of (x) $25,000,000 and (y) 10% of LTM Consolidated EBITDA (such threshold, the “ECF Threshold”) (it being understood that the Borrower shall only be required to repay Term Loans under this Section 2.11(d) for such fiscal year in the amount by which the ECF Payment Amount exceeds the ECF Threshold); provided, further, that the Borrower may use a portion of such Excess Cash Flow to prepay, redeem or repurchase (or to offer to prepay, redeem or repurchase) any Other Applicable Indebtedness, in each case in an amount not to exceed the product of (x) the amount of such ECF Percentage of Excess Cash Flow and (y) a fraction, the numerator of which is the outstanding principal amount of such Other Applicable Indebtedness and the denominator of which is the aggregate outstanding principal amount of Term Loans and such Other Applicable Indebtedness. Each prepayment pursuant to this paragraph shall be made on or before the date that is ten Business Days after the date on which financial statements are required to be delivered pursuant to Section 5.01(a) with respect to the fiscal year for which Excess Cash Flow is being calculated.
(e)Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings of any Class to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (f) of this Section (including in the event of any mandatory prepayment of Term Loan Borrowings made at a time when Term Loan Borrowings of more than one Class remain outstanding); provided that (I) any Term Lender (and, to the extent provided in the Incremental Facility Amendment, Refinancing Amendment or Loan Modification Offer for any Class of Term Loans, any Lender that holds Term Loans of such Class) may elect, by notice to the Administrative Agent by telephone (confirmed by hand delivery, facsimile or other electronic transmission) at least one Business Day prior to the prepayment date, to decline all or any portion of any prepayment of its Term Loans or Other Term Loans of any such Class pursuant to this Section (other than an optional prepayment pursuant to paragraph (a)(i) of this Section or a mandatory prepayment as a result of the Prepayment Event set forth in clause (b) of the definition thereof, which may not be declined), in which case the aggregate amount of the prepayment that would have been applied to prepay Term Loans of any such Class but was so declined shall be retained by the Borrower and the Restricted Subsidiaries (such amounts, “Retained Declined Proceeds”) and (II) notwithstanding anything to the contrary set forth in this Agreement, any prepayment of Loans with the Net Proceeds of, or in exchange for, Credit Agreement Refinancing Indebtedness pursuant to clause (b) of the definition of Prepayment Event shall be applied solely to each applicable Class or Classes of Loans being refinanced as selected by the Borrower. Optional and mandatory prepayments of Term Loan Borrowings shall be allocated among the Class or Classes of Term Loan Borrowings as directed by the Borrower. In the absence of a designation by the Borrower as described in the preceding provisions of this paragraph of the Type of Borrowing of any Class, the Administrative Agent shall make such designation in its reasonable discretion.
(f)The Borrower shall notify the Administrative Agent of any prepayment hereunder by telephone or delivering a Notice of Loan Prepayment; provided that, unless otherwise agreed by the Administrative Agent, such notice must be received (i) in the case of prepayment of a Term SOFR Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment; provided, further, that each telephonic notice shall be confirmed promptly by hand delivery, facsimile or other electronic transmission to the Administrative Agent of a written Notice of Loan Prepayment signed by a Responsible Officer of the Borrower. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that a notice of optional prepayment may state that such notice is conditional upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice of prepayment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13. At the Borrower’s election in connection with any prepayment pursuant to this Section 2.11, such prepayment shall not be applied to any Term Loan of a Defaulting Lender and shall be allocated ratably among the relevant non-Defaulting Lenders.
(g)Notwithstanding any other provisions of Section 2.11(c) or (d), (A) to the extent that any of or all the Net Proceeds of any Prepayment Event set forth in clause (a) of the definition thereof by a Foreign Subsidiary giving rise to a prepayment pursuant to Section 2.11(c) (a “Foreign Prepayment Event”) or Excess Cash Flow of a Foreign Subsidiary giving rise to a prepayment pursuant to Section 2.11(d) are prohibited or delayed by any Requirement of Law from being repatriated to the Borrower, an amount equal to the portion of such Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in Section 2.11(c) or (d), as the case may be, so long, but only so long, as the applicable Requirement of Law will not permit repatriation to the Borrower (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable Requirement of Law to permit such repatriation), and once such repatriation of any of such affected Net Proceeds or Excess Cash Flow is permitted under the applicable Requirement of Law, an amount equal to such Net Proceeds or Excess Cash Flow will be promptly applied (net of additional taxes that would be payable or reserved against as a result of repatriating such amounts to the extent not taken into account by the definition of Net Proceeds or Excess Cash Flow, as applicable) to the repayment of the Term Loans pursuant to Section 2.11(c) or (d), as applicable, and (B) to the extent that and for so long as the Borrower has determined in good faith that repatriation of any of or all the Net Proceeds of any Foreign Prepayment Event or Excess Cash Flow of a Foreign Subsidiary would have a material adverse tax consequence (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Proceeds or Excess Cash Flow, an amount equal to the Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in Section 2.11(c) or (d), as the case may be; provided that when the Borrower determines in good faith that repatriation of any of or all the Net Proceeds of any Foreign Prepayment Event or Excess Cash Flow would no longer have a material adverse tax consequence (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Proceeds or Excess Cash Flow, an amount equal to such Net Proceeds or Excess Cash Flow shall be promptly applied (net of additional taxes that would be payable or reserved against as a result of repatriating such amounts to the extent not taken into account by the definition of Net Proceeds or Excess Cash Flow, as applicable) to the repayment of the Term Loans pursuant to Section 2.11(c) or (d), as applicable.
Section 2.12Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, an agency fee payable in the amount and at the times separately agreed upon between the Borrower and the Administrative Agent.
Section 2.13Interest.
(a)The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.
(b)The Loans comprising each Term SOFR Borrowing shall bear interest at Adjusted Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(c)Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, during the continuance of an Event of Default under clauses (a), (b), (h) or (i) of Section 7.01, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.13 or (ii) in the case of any other amount, 2.00% per annum plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section; provided that no amount shall be payable pursuant to this Section 2.13(c) to a Defaulting Lender so long as such Lender shall be a Defaulting Lender; provided, further, that no amounts shall accrue pursuant to this Section 2.13(c) on any overdue amount or other amount payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.
(d)Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan, provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(e)All computations of interest for ABR Loans (including ABR Loans determined by reference to Term SOFR) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.18, bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
Section 2.14Alternate Rate of Interest.
(a)Other than as set forth in clause (b) below, if, at least two Business Days prior to the commencement of any Interest Period for a Term SOFR Borrowing:
(i)the Administrative Agent determines (which determination shall be conclusive absent manifest error) prior to the commencement of any Interest Period for a Term SOFR Borrowing, that adequate and reasonable means do not exist for ascertaining Adjusted Term SOFR (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period; or
(ii)the Administrative Agent is advised by the Required Lenders that Term SOFR for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period (in each case with respect to the applicable Loans impacted by this clause (b) or clause (a) above, “Impacted Loans”), the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, with respect to the Adjusted Term SOFR and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.07 or a new Borrowing Request in accordance with the terms of Section 2.03, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term SOFR Borrowing and any Borrowing Request that requests a Term SOFR Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term SOFR Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.14(a) with respect to Adjusted Term SOFR, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to Adjusted Term SOFR and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.07 or a new Borrowing Request in accordance with the terms of Section 2.03, any Term SOFR Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute an ABR Loan.
(b)Benchmark Replacement
(i)Notwithstanding anything to the contrary herein or in any other Loan Document if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of any Benchmark, then (A) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, the Administrative Agent and the Borrower will amend this Agreement to replace such Benchmark with such Benchmark Replacement for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, which amendment shall become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that any outstanding affected Adjusted Term SOFR Loans will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period unless such amendment otherwise becomes effective prior to such date and shall continue to constitute ABR Loans until the effectiveness of such amendment, and (B) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, the Administrative Agent and the Borrower will amend this Agreement to replace such Benchmark with such Benchmark Replacement for all purposes hereunder and under any Loan Document in respect of any Benchmark setting, which amendment shall become effective at or after 5:00 p.m. (New York City time) on the fifth Business Day after the date on which such amendment is provided to the Lenders (without any further action or consent of any other party to this Agreement or any other Loan Document) so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.
(ii)In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent, in consultation with the Borrower, will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Benchmark Replacement Conforming Changes to the Lenders reasonably promptly after such amendment becomes effective.
(iii)The Administrative Agent will promptly notify the Borrower and the Lenders of the (A) any occurrence of a Benchmark Transition Event, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes, (D) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.14(b)(iv) below and (E) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14(b).
(iv)Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if any then- current Benchmark is a term rate and either (x) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (y) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent, in consultation with the Borrower, may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (x) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (y) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent, in consultation with the Borrower, may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, (A) the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Adjusted Term SOFR Loans, in each case, to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for ABR Loans or conversion to ABR Loans in the amount specified therein and (B) any outstanding affected Adjusted Term SOFR Loans, if applicable, will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. During a Benchmark Unavailability Period with respect to any Benchmark or at any time that a tenor for any then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark that is the subject of such Benchmark Unavailability Period or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.
Section 2.15Increased Costs.
(a)If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender; or
(ii)impose on any Lender or the interbank market any other condition, cost or expense (other than with respect to Taxes) affecting this Agreement or Term SOFR Loans made by such Lender; or
(iii)subject any Lender to any Taxes other than Indemnified Taxes or Excluded Taxes with respect to its loans, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the actual cost to such Lender of making or maintaining any Term SOFR Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then, from time to time upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such increased costs actually incurred or reduction actually suffered, provided that to the extent any such costs or reductions are incurred by any Lender as a result of any requests, rules, guidelines or directives enacted or promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Basel III after the Effective Date, then such Lender shall be compensated pursuant to this Section 2.15(a) only to the extent such Lender certifies that it is imposing such charges on similarly situated borrowers under the other syndicated credit facilities that such Lender is a lender under.
(b)If any Lender determines that any Change in Law regarding liquidity or capital requirements has the effect of reducing the rate of return on such Lender’s (or Lender’s Lending Office) capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to liquidity or capital adequacy), then, from time to time upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction actually suffered.
(c)A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company in reasonable detail, as the case may be, as specified in paragraph (a) or (b) of this Section delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 Business Days after receipt thereof.
(d)Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.15 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
Section 2.16[Reserved].
Section 2.17Taxes.
(a)All payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any Taxes, provided that if any applicable withholding agent shall be required (as determined in the good faith discretion of the applicable withholding agent) by applicable Requirements of Law to withhold or deduct any Taxes with respect to any such payments, then (i) the applicable withholding agent shall make such withholdings or deductions, (ii) the applicable withholding agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law and (iii) if the Tax in question is an Indemnified Tax, the amount payable by the applicable Loan Party shall be increased as necessary so that after all required deductions have been made (including deductions applicable to additional amounts payable under this Section 2.17) the applicable Lender (or, in the case of a payment received by the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions been made.
(b)Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Requirements of Law.

(c)The Borrower shall indemnify the Administrative Agent and each Lender, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes paid or payable by the Administrative Agent or such Lender, as the case may be (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d)As soon as practicable after any payment of Taxes by a Loan Party to a Governmental Authority pursuant to this Section 2.17, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)Each Lender shall deliver to the Borrower and the Administrative Agent at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Requirements of Law and such other documentation reasonably requested by the Borrower or the Administrative Agent (i) as will permit such payments to be made without, or at a reduced rate of, withholding or (ii) as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to withholding or information reporting requirements. Each Lender shall, whenever a lapse of time or change in circumstances renders such documentation obsolete, expired or inaccurate in any respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so. In addition, any Lender, at the time or times reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether such Lender is subject to backup withholding or information reporting requirements.
Without limiting the foregoing:
(1)Each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) two properly completed and duly signed original copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding.
(2)Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) whichever of the following is applicable:
(A)two properly completed and duly signed original copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor forms)

claiming eligibility for the benefits of an income tax treaty to which the United States is a party,
(B)two properly completed and duly signed original copies of Internal Revenue Service Form W-8ECI (or any successor forms),
(C)in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) two properly completed and duly signed certificates substantially in the form of Exhibit P-1, to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and that no payments to be received under the Loan Documents are effectively connected with the conduct of a trade or business in the United States (a “U.S. Tax Compliance Certificate”) and (y) two properly completed and duly signed original copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor forms),
(D)to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership or a participating Lender), two properly completed and duly signed original copies of Internal Revenue Service Form W-8IMY (or any successor forms) of the Lender, accompanied by Internal Revenue Service Form W-8ECI, W-8BEN, W-8BEN-E, Form W-9 or Form W-8IMY, a U.S. Tax Compliance Certificate substantially in the form of Exhibit P-2 or Exhibit P-3, or any other required information (or any successor forms) from each beneficial owner that would be required under this Section 2.17(e) if such beneficial owner were a Lender, as applicable (provided that, if the Lender is a partnership for U.S. federal income tax purposes and one or more direct or indirect partners of the Lender are claiming the portfolio interest exemption, the U.S. Tax Compliance Certificate substantially in the form of Exhibit P-4 may be provided by such Lender on behalf of such direct and/or indirect partner(s)), or
(E)two properly completed and duly signed original copies of any other form prescribed by applicable U.S. federal income tax laws as a basis for claiming a complete exemption from, or a reduction in, U.S. federal withholding tax on any payments to such Lender under the Loan Documents, duly completed, together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.
(3)If any payment made to a Lender under any Loan Document would be subject to withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Requirements of Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA and, if necessary, to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (3), “FATCA” shall include any amendments made to FATCA after the date hereof.
Notwithstanding any other provisions of this clause (e), a Lender shall not be required to deliver any form or other documentation that such Lender is not legally eligible to deliver.
(f)If the Borrower determines in good faith that a reasonable basis exists for claiming a refund of, any Indemnified Taxes for which indemnification has been provided under this Section 2.17, the Administrative Agent or the relevant Lender, as applicable, shall use commercially reasonable efforts to cooperate with the Borrower in pursuing a claim for refund of such Taxes if so requested by the Borrower; provided that (a) the Administrative Agent or such Lender determines in its reasonable discretion that it would not be subject to any unreimbursed third party cost or expense or otherwise be prejudiced by cooperating in such challenge, (b) the Borrower pays all related expenses of the Administrative Agent or such Lender, as applicable and (c) the Borrower indemnifies the Administrative Agent or such Lender, as applicable, for any liabilities or other costs incurred by such party in connection with such challenge. If the Administrative Agent or a Lender receives a refund of any Indemnified Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall promptly pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, shall promptly repay the amount paid over to the Borrower under this Section 2.17(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. The Administrative Agent or such Lender, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that the Administrative Agent or such Lender may delete any information therein that the Administrative Agent or such Lender deems confidential). Notwithstanding anything to the contrary, this Section 2.17(f) shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to Taxes which it deems confidential) to any Loan Party or any other Person.
(g)Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to Section 2.17(e).
(h)Each Lender shall severally indemnify the Administrative Agent, within 30 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Loan Parties have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.17(h).
(i)Each party’s obligations under this Section 2.17 shall survive resignation or replacement of the Administrative Agent or any transfer or assignments of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Secured Obligations under any Loan Document.
Section 2.18Payments Generally; Pro Rata Treatment; Sharing of Setoffs.
(a)The Borrower shall make each payment required to be made by it under any Loan Document (whether of principal, interest, fees or of amounts payable under Section 2.15 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, free and clear of and without setoff, recoupment, defense or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account as may be specified by the Administrative Agent, except that payments pursuant to Sections 2.15, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment (other than payments on the Term SOFR Loans) under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day. If any payment on a Term SOFR Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate for the period of such extension. All payments or prepayments of any Loan shall be made in the currency in which such Loan is denominated, all payments of accrued interest payable on a Loan shall be made in dollars, and all other payments under each Loan Document shall be made in dollars.
(b)If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all applicable amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of applicable interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the applicable amounts of interest and fees then due to such parties, and (ii) second, towards payment of applicable principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
(c)If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans of a given Class resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans of such Class and accrued interest thereon than the proportion received by any other Lender with outstanding Loans of the same Class, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of such Class of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans of such Class; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii)

the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant (including a Purchasing Borrower Party) or (C) any disproportionate payment obtained by a Lender of any Class as a result of the extension by Lenders of the maturity date or expiration date of some but not all Loans or Commitments of that Class or any increase in the Applicable Rate in respect of Loans of Lenders that have consented to any such extension. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower, as applicable, in the amount of such participation. For purposes of clause (c)(i) of the definition of “Excluded Taxes,” a participation acquired pursuant to this Section 2.18 shall be treated as having been acquired on the earlier date(s) on which the applicable Lender acquired the applicable interest in the Commitment(s) or Loan(s) to which such participation relates.
(d)Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(e)If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(a), Section 2.06(b), Section 2.06(c), Section 2.18(d) or Section 9.03(d), then the Administrative Agent may, in its discretion and in the order determined by the Administrative Agent (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Section until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and to be applied to, any future funding obligations of such Lender under any such Section.
(f)If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
Section 2.19Mitigation Obligations; Replacement of Lenders.
(a)Each Lender may make any Loans to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement. If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to, or otherwise indemnify, any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or any event that gives rise to the operation of Section 2.23, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder affected by such event, or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or Section 2.17 or mitigate the applicability of Section 2.23, as the case may be, and (ii) would not subject such Lender to any unreimbursed cost or expense reasonably deemed by such Lender to be material and would not be inconsistent with the internal policies of, or otherwise be disadvantageous in any material economic, legal or regulatory respect to, such Lender.
(b)If (i) any Lender requests compensation under Section 2.15 or gives notice under Section 2.23, (ii) the Borrower is required to pay any additional amount to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.17, or (iii) any Lender becomes or is a Defaulting Lender, then Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment and delegation), provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable, which consents, in each case, shall not unreasonably be withheld or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued but unpaid interest thereon, accrued but unpaid fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (C) the Borrower or such assignee shall have paid (unless waived) to the Administrative Agent the processing and recordation fee specified in Section 9.04(b)(ii) and (D) in the case of any such assignment resulting from a claim for compensation under Section 2.15, payment required to be made pursuant to Section 2.17 or a notice given under Section 2.23, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise (including as a result of any action taken by such Lender under paragraph (a) above), the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto.
Section 2.20Incremental Credit Extensions.
(a)The Borrower or any Guarantor may at any time and from time to time after the Effective Date, subject to the terms and conditions set forth herein, by notice to the Administrative Agent request one or more additional Classes of term loans or additional term loans of the same Class of any existing Class of term loans (which may include Incremental Delayed Draw Term Loans) (the “Incremental Term Loans”); provided that, subject to Section 1.08, after giving effect to the effectiveness of any Incremental Facility Amendment referred to below and at the time that any such Incremental Term Loan is made or effected, no Event of Default (or, in the case of the incurrence or provision of any Incremental Facility in connection with an Acquisition Transaction or other Investment not prohibited by the terms of this Agreement, no Event of Default under clause (a), (b), (h) or (i) of Section 7.01) shall have occurred and be continuing or would result therefrom. Notwithstanding anything to the contrary herein, the sum of (i) the aggregate principal amount of the Incremental Facilities, and (ii) the aggregate outstanding principal amount of Incremental Equivalent Debt shall not at the time of incurrence of any such Incremental Facilities or Incremental Equivalent Debt (and after giving effect to such incurrence) exceed the Incremental Cap at such time (calculated in a manner consistent with the definition of “Incremental Cap”).
(b)Each Incremental Term Loan shall comply with the following clauses (A) through (F):
(A)except with respect to (I) the Maturity Carveout Amount and (II) Customary Bridge Loans, the maturity date of any Incremental Term Loans shall not be earlier than the Term Maturity Date and the Weighted Average Life to Maturity of the Incremental Term Loans shall not be shorter than the remaining Weighted Average Life to Maturity of the Term Loans (without giving effect to any previous amortization payments or prepayments of the Term Loans),
(B)subject to clause (F), the pricing (including any “MFN” or other pricing terms), interest rate margins, rate floors, fees, premiums (including prepayment premiums), funding discounts and, subject to clause (A), the maturity and amortization schedule for any Incremental Term Loans shall be determined by the Borrower and the applicable Additional Term Lenders,
(C)(i) to the extent secured, the Incremental Term Loans shall be secured solely by a Lien on the Collateral ranking equal in priority (but without regard to the control of remedies) with (or, subject to a Junior Lien Intercreditor Agreement, junior in priority to) the Lien on the Collateral securing the Secured Obligations and (ii) no Incremental Term Loans shall be guaranteed by entities other than the Guarantors or the Borrower,
(D)Incremental Term Loans shall be on terms and pursuant to documentation to be determined by the Borrower and the applicable Additional Term Lenders; provided that, to the extent such terms and documentation are not consistent with the Term Loans (except (i) to the extent permitted by clause (A) or (B) above or clause (E) or (F) below, (ii) as to pricing, interest rate margins, rate floors, discounts, fees, premiums and prepayment or redemption provisions and (iii) any funding conditions applicable to any Incremental Delayed Draw Term Facility), they shall either (I) reflect market terms and conditions (taken as a whole) at the time of incurrence of such Indebtedness (as determined by the Borrower in good faith) or (II) be reasonably satisfactory to the Administrative Agent; provided that, in any event, to the extent that any financial maintenance or other covenant is added for the benefit of the Additional Term Lenders under such Incremental Facility, no consent shall be required from the Administrative Agent or any of the Lenders to the extent that such financial maintenance or other covenant is (1) also added for the benefit of the Term Loans or any other then outstanding Loans or (2) only applicable after the Latest Maturity Date in effect at the time such Incremental Term Loans are incurred,
(E)such Incremental Term Loans may be provided in any currency as mutually agreed among the Administrative Agent, Borrower and the applicable Additional Term Lenders. Each Incremental Term Loan shall be in a minimum principal amount of $5,000,000 (unless the Borrower and Administrative Agent otherwise agree); provided that such amount may be less than $5,000,000, if such amount represents all the remaining availability under the Incremental Cap, and
(F)with respect to any Incremental Term Loans funded after the Effective Date that (i) are secured by a Lien on the Collateral that ranks pari passu with the Liens securing the Term Loans, (ii) are incurred pursuant to the Free and Clear Incremental Amount (other than Incremental Term Loans incurred in reliance on the General Debt Basket Reallocated Amount), (iii) mature on or prior to the first anniversary of the Term Maturity Date, (iv) are incurred prior to the date that is six months after the Effective Date, (v) are in the form of dollar-denominated broadly syndicated floating rate term B loans and (vi) are not incurred or established in connection with any Permitted Acquisition or other permitted Investment (provided that the Borrower may, in its sole discretion, exclude any Class of Incremental Term Loans from application of the MFN Protection to the extent such Class is in an aggregate initial principal amount not exceeding the greater of (x) $245,000,000 and (y) 100% of LTM Consolidated EBITDA), in the event that the interest rate margins for any Incremental Term Loan are greater than the Applicable Rates for the Term Loans by more than 0.75% per annum, then the Applicable Rates for the Term Loans shall be increased to the extent necessary so that the Applicable Rates for the Term Loans are equal to the interest rate margins for such Incremental Term Loans minus 0.75% per annum (the “MFN Protection”); provided, further, that with respect to any Incremental Term Loans that do not bear interest at a rate determined by reference to Term SOFR, for purposes of calculating the applicable increase (if any) in the Applicable Rates for the Term Loans in the preceding provisos, the interest rate margin for such Incremental Term Loans shall be deemed to be the interest rate (calculated after giving effect to any increases required pursuant to the immediately succeeding proviso) of such Incremental Term Loans less the then applicable Term SOFR; provided, further, that in determining the Applicable Rates applicable to the Term Loans and the interest rate margins applicable to the Incremental Term Loans, (w) original issue discount (“OID”), upfront fees (which shall be deemed, solely for purposes of this clause (w), to constitute like amounts of OID) or other fees payable by the Borrower or the applicable Guarantor to the Lenders of the Term Loans and the Incremental Term Loans in the initial primary syndication thereof shall be included (with OID or upfront fees being equated to interest based on an assumed four-year life to maturity), (x) (1) with respect to the Term Loans, to the extent that Term SOFR for a three-month interest period on the closing date of the Incremental Facility Amendment is less than the “Term SOFR floor”, if any, applicable to the Term Loans, the amount of such difference shall be deemed added to the Applicable Rate for the Term Loans solely for the purpose of determining whether an increase in the Applicable Rate for the Term Loans shall be required and (2) with respect to the Incremental Term Loans, to the extent that Term SOFR for a three-month interest period on the closing date of the Incremental Facility Amendment is less than the interest rate floor, if any, applicable to the Incremental Term Loans, the amount of such difference shall be deemed added to the interest rate margin for the Incremental Term Loans solely for the purpose of determining whether an increase in the Applicable Rate for the Term Loans shall be required, (y) arrangement, structuring, ticking, commitment, amendment, unused line or underwriting fees or other similar fees payable in connection with the Term Loans or such Incremental Term Loans, as applicable, consent fees for an amendment (in each case regardless of whether any such fees are paid to or shared in whole or in part with any lender) and any other fees not paid to all relevant lenders generally with respect to such Indebtedness, shall be excluded and (z) the Applicable Rate for the Term Loans and the interest rate margin for the Incremental Term Loans shall be deemed to include the credit spread or similar adjustment, if any, applicable to a one-month Term SOFR Borrowing; provided, further, that any increase in the Applicable Rate applicable to the Term Loans due to the application or imposition of an interest rate floor on any such Incremental Term Loans may, at the election of the Borrower, be effected through either (1) an increase in the relevant interest rate floor applicable to the Term Loans or (2) an increase in the Applicable Rate applicable to the Term Loans; provided, further, that the MFN Protection may be waived at any time with the consent of the Required Class Lenders with respect to the applicable Class of Term Loans.
(c)[Reserved].
(d)[Reserved].
(e)Each notice from the Borrower pursuant to this Section 2.20 shall set forth the requested amount of the relevant Incremental Term Loans.
(f)Commitments in respect of Incremental Term Loans shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower and any applicable Guarantor, each Lender agreeing to provide such Commitment (provided that no Lender shall be obligated to provide any loans or commitments under any Incremental Facility unless it so agrees), if any, each Additional Term Lender, if any, and the Administrative Agent (such consent not to be unreasonably withheld or delayed). Incremental Term Loans shall be a “Loan” for all purposes of this Agreement and the other Loan Documents. The Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary, appropriate or advisable (including changing the amortization schedule or extending the call protection or other terms of existing Term Loans in a manner required to make the Incremental Term Loans fungible with such Term Loans), in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.20. The effectiveness of any Incremental Facility Amendment and the occurrence of any credit event (including the making of a Loan) pursuant to such Incremental Facility Amendment may be subject to the satisfaction of such additional conditions as the parties thereto shall agree. The Borrower and any Restricted Subsidiary may use the proceeds, if any, of the Incremental Term Loans for any purpose not prohibited by this Agreement.
(g)Notwithstanding anything to the contrary, this Section 2.20 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.
Section 2.21Refinancing Amendments.
(a)At any time after the Effective Date, the Borrower may obtain, from any Lender or any Additional Term Lender, Credit Agreement Refinancing Indebtedness in respect of all or any portion of any Class of Term Loans then outstanding under this Agreement (which for purposes of this clause will be deemed to include any then outstanding Other Term Loans), in the form of Other Term Loans or Other Term Commitments, as the case may be, in each case pursuant to a Refinancing Amendment; provided that the Net Proceeds, if any, of such Credit Agreement Refinancing Indebtedness shall be applied, substantially concurrently with the incurrence thereof, to the prepayment of outstanding Term Loans (it being understood that, to the extent that any financial maintenance covenant and any related equity cure or any other covenant is added for the benefit of any such Credit Agreement Refinancing Indebtedness, no consent shall be required by the Administrative Agent or any of the Lenders if such financial maintenance covenant and any related equity cure or other covenant is either (x) also added for the benefit of any corresponding Loans remaining outstanding after the issuance or incurrence of such Credit Agreement Refinancing Indebtedness or (y) only applicable after the Latest Maturity Date at the time of such Refinancing Amendment). Each Class of Credit Agreement Refinancing Indebtedness incurred under this Section 2.21 shall be in an aggregate principal amount that is (x) not less than $5,000,000 and (y) an integral multiple of $1,000,000 in excess thereof (in each case unless the Borrower and the Administrative Agent otherwise agree). The Administrative Agent shall promptly notify each applicable Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans and/or Other Term Commitments). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.21 (including changing the amortization schedule or extending the call protection or other terms of existing Term Loans in a manner required to make the Other Term Loans fungible with such Term Loans).
(b)Notwithstanding anything to the contrary, this Section 2.21 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.
Section 2.22Defaulting Lenders.
(a)General. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.02.
(ii)Reallocation of Payments. Subject to the last sentence of Section 2.11(f), any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 9.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Loan Party as a result of any judgment of a court of competent jurisdiction obtained by any Loan Party against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans and such Lender is a Defaulting Lender under clause (a) of the definition thereof, such payment shall be applied solely to pay the relevant Loans of the relevant non-Defaulting Lenders on a pro rata basis prior to being applied pursuant to this Section 2.22(a)(ii). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(b)Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), such Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
Section 2.23Illegality. If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to Term SOFR, or to determine or charge interest rates based upon Term SOFR, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Term SOFR Loans or to convert ABR Loans to Term SOFR Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon three (3) Business Days’ notice from such Lender (with a copy to the Administrative Agent), in the case of Term SOFR Loans, prepay or, if applicable in the case of Term SOFR Loans, convert all Term SOFR Loans of such Lender to ABR Loans either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon Term SOFR, the Administrative Agent shall, during the period of such suspension, compute the Alternate Base Rate applicable to such Lender without reference to Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon Term SOFR. Each Lender agrees to notify the Administrative Agent and the Borrower in writing promptly upon becoming aware that it is no longer illegal for such Lender to determine or charge interest rates based upon Term SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
Section 2.24Loan Modification Offers.
(a)At any time after the Effective Date, the Borrower may on one or more occasions, by written notice to the Administrative Agent, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders of one or more Classes (each Class subject to such a Loan Modification Offer, an “Affected Class”) to effect one or more Permitted Amendments relating to such Affected Class pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower (including mechanics to permit conversions, cashless rollovers and exchanges by Lenders and other repayments and reborrowings of Loans of Accepting Lenders or Non-Accepting Lenders replaced in accordance with this Section 2.24). Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective. Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Affected Class that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and Commitments of such Affected Class as to which such Lender’s acceptance has been made.

(b)A Permitted Amendment shall be effected pursuant to a Loan Modification Agreement executed and delivered by the Borrower, each applicable Accepting Lender and the Administrative Agent; provided that no Permitted Amendment shall become effective unless the Borrower shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall be reasonably requested by the Administrative Agent in connection therewith. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each Loan Modification Agreement may, without the consent of any Lender other than the applicable Accepting Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section 2.24, including any amendments necessary to treat the applicable Loans and/or Commitments of the Accepting Lenders as a new or the same “Class” of loans and/or commitments hereunder.
(c)If, in connection with any proposed Loan Modification Offer, any Lender declines to consent to such Loan Modification Offer on the terms and by the deadline set forth in such Loan Modification Offer (each such Lender, a “Non-Accepting Lender”) then the Borrower may, on notice to the Administrative Agent and the Non- Accepting Lender, replace such Non-Accepting Lender in whole or in part by causing such Lender to (and such Lender shall be obligated to) assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04) all or any part of its interests, rights and obligations under this Agreement in respect of the Loans and Commitments of the Affected Class to one or more Eligible Assignees (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender; provided, further, that (a) the applicable assignee shall have agreed to provide Loans and/or Commitments on the terms set forth in the applicable Permitted Amendment, (b) such Non-Accepting Lender shall have received payment of an amount equal to the outstanding principal of the Loans of the Affected Class assigned by it pursuant to this Section 2.24(c), accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) and (c) unless waived, the Borrower or such Eligible Assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b).
(d)No rollover, conversion or exchange (or other repayment or termination) of Loans or Commitments pursuant to any Loan Modification Agreement in accordance with this Section 2.24 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.
(e)Notwithstanding anything to the contrary, this Section 2.24 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.
Section 2.25Extension Amendments.
(a)The Borrower may at any time and from time to time request that all or a portion, including one or more tranches, of the Loans (including any Extended Loans), in each case existing at the time of such request (each such tranche of existing Loans, an “Existing Tranche” and the Loans of any such tranche, the “Existing Loans”) be converted to extend the termination date thereof and/or the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any such Existing Tranche (any such Existing Tranche or portion thereof which has been so extended, an “Extended Tranche” and the Loans of such tranche or portion thereof, the “Extended Loans”) and to provide for other terms consistent with this Section 2.25. In order to establish any Extended Tranche, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Tranche) (an “Extension Request”) setting forth the proposed terms of the

Extended Tranche to be established which terms shall be as agreed by the Borrower and the lenders providing such Extended Loans; provided that, notwithstanding anything to the contrary in this Section 2.25 or otherwise, (1) the Extended Tranche shall not be in an amount less than (x) $5,000,000 and (y) an integral multiple of $1,000,000 in excess thereof (in each case unless the Borrower and the Administrative Agent otherwise agree) (it being understood that the actual principal amount thereof provided by the applicable lenders may be lower than such minimum amount), (2) the mandatory prepayment of any of Loans under the Extended Tranches shall be made on a pro rata basis with all other outstanding Loans; provided that Extended Loans may, if the Extending Lenders making such Extended Loans so agree, participate on a less than pro rata basis in any mandatory prepayment hereunder, and, in the event any portion of any mandatory or voluntary prepayment is declined by any other Lenders such portion may be paid in respect of such Extended Loans on a greater than pro rata basis (or may be retained by the Borrower in its sole discretion), (3) the final maturity of any Extended Tranche shall not be earlier than, and shall not have a Weighted Average Life to Maturity shorter than, the applicable Existing Tranche from which they are to be extended (the “Specified Existing Tranche”), (4) each Lender in the Specified Existing Tranche shall be permitted to participate in the Extended Tranche in accordance with its pro rata share of the Specified Existing Tranche and (5) assignments and participations of Extended Tranches shall be governed by the same assignment and participation provisions applicable to Loans and Commitments hereunder as set forth in Section 9.04; provided further that a certificate delivered to the Administrative Agent at least two Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that terms and conditions of any Extended Tranche satisfy the requirements of this Section 2.25(a), shall be conclusive evidence that such terms and conditions satisfy the requirements of this Section 2.25(a) unless the Administrative Agent notifies the Borrower within such two Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees). No Lender shall have any obligation to agree to have any of its Existing Loans converted into an Extended Tranche pursuant to any Extension Request. Any Extended Tranche shall constitute a separate tranche of Loans from the Specified Existing Tranches, from any other Existing Tranches, and from any other Extended Tranches so established on or after such date.
(b)The Borrower shall provide the applicable Extension Request at least five Business Days (or such shorter period as may be agreed by the Administrative Agent in its sole discretion) prior to the date on which Lenders under the applicable Existing Tranche or Existing Tranches are requested to respond. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Specified Existing Tranche converted into an Extended Tranche shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Specified Existing Tranche that it elects to convert into an Extended Tranche. In the event that the aggregate amount of the Specified Existing Tranche subject to Extension Elections exceeds the amount of Extended Tranches requested pursuant to the Extension Request, the Specified Existing Tranches subject to Extension Elections shall be converted to Extended Tranches on a pro rata basis based on the amount of Specified Existing Tranches included in each such Extension Election.
(c)Extended Tranches shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which may include amendments to provisions related to maturity, amortization, interest margins, fees or prepayments or, subject to clause (a) of this Section 2.25, any other provisions, and which, except to the extent expressly contemplated by the penultimate sentence of this Section 2.25(c) and notwithstanding anything to the contrary set forth in Section 9.02, shall not require the consent of the Administrative Agent (except to the extent affecting the rights and duties of, or any fees or other amounts payable to, the Administrative Agent) or any Lender other than the Extending Lenders with respect to the

Extended Tranches established thereby) executed by the Loan Parties and the Extending Lenders. It is understood and agreed that each Lender and (except to the extent affecting the rights and duties of, or any fees or other amounts payable to, the Administrative Agent) the Administrative Agent have consented for all purposes requiring its consent, and shall at the effective time thereof be deemed to consent to each amendment to this Agreement and the other Loan Documents authorized by this Section 2.25 and the arrangements described above in connection therewith. This Section 2.25(c) shall supersede any provisions in Section 9.02 to the contrary. The Borrower may condition the effectiveness of any Extension Amendment on an Extension Minimum Condition, which may be waived by the Borrower in its sole discretion. The Borrower shall provide the Administrative Agent with written notice no later than three (3) Business Days prior to the execution and delivery of an Extension Amendment, and the Administrative Agent hereby agrees to (and is directed by each Lender to) acknowledge such Extension Amendment as promptly as practicable following written notice thereof by the Borrower; it being acknowledged and agreed by each Lender that the Administrative Agent, in its capacity as such, shall have no liability with respect to such acknowledgment and each Lender hereby irrevocably waives to the fullest extent permitted by Requirements of Law any claims with respect to such acknowledgment; provided that failure to obtain such acknowledgment shall in no way affect the effectiveness of any Extension Amendment.
(d)Notwithstanding anything to the contrary contained in this Agreement, on any date on which any Existing Tranche is converted to extend the related scheduled maturity date(s) in accordance with clause (a) above (an “Extension Date”), in the case of the Specified Existing Tranche of each Extending Lender, the aggregate principal amount of such Specified Existing Tranche shall be deemed reduced by an amount equal to the aggregate principal amount of such Specified Existing Tranche so converted by such Lender into an Extended Tranche or Extended Tranches on such date, and such Extended Tranche or Extended Tranches shall be established as a separate tranche or tranches from the Specified Existing Tranche and from any other Existing Tranches and any other Extended Tranches so established on or after such date.
(e)If, in connection with any proposed Extension Amendment, any Lender declines to consent to the applicable extension on the terms and by the deadline set forth in the applicable Extension Request (each such Lender, a “Non-Extending Lender”) then the Borrower may, on notice to the Administrative Agent and the Non-Extending Lender, (A) replace such Non-Extending Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 9.04 (with the assignment fee, if any, and any other costs and expenses to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to obtain a replacement Lender; provided, further, that the applicable assignee shall have agreed to provide Loans on the terms set forth in such Extension Amendment; and provided, further, that all Secured Obligations of the Borrower owing to the Non-Extending Lender relating to the Loans and participations so assigned shall be paid in full at par to such Non-Extending Lender concurrently with such Assignment and Assumption by the assignee Lender or the Borrower, as applicable, or (B) prepay the Loans and all other Secured Obligations owing to such Non-Extending Lender, in whole or in part, subject to breakage costs, without premium or penalty. In connection with any such replacement under this Section 2.25, if the Non-Extending Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption and/or any other documentation necessary to reflect such replacement by the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Assumption and/or such other documentation and (b) the date as of which all Secured Obligations of the Borrower owing to the Non-Extending Lender relating to the Loans and participations so assigned shall be paid in full to such Non-Extending Lender by the assignee Lender or the Borrower, as applicable, then such Non-Extending Lender shall be deemed to have executed and delivered such Assignment and Assumption and/or such other documentation as of such date and the Borrower shall be entitled

(but not obligated) to execute and deliver such Assignment and Assumption and/or such other documentation on behalf of such Non-Extending Lender. This Section 2.25(e) shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.
ARTICLE III

REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Lenders that:
Section 3.01Organization; Powers. The Borrower and each Restricted Subsidiary is (a) duly organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdictions) under the laws of the jurisdiction of its organization, (b) has the corporate or other organizational power and authority to carry on its business as now conducted and to execute, deliver and perform its obligations under each Loan Document to which it is a party and (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except in the case of clause (a) (other than with respect to any Loan Party), clause (b) (other than with respect to the Borrower) and clause (c), where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
Section 3.02Authorization; Enforceability. This Agreement has been duly authorized, executed and delivered by the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Borrower or such Loan Party, as the case may be, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
Section 3.03Governmental Approvals; No Conflicts. The execution, delivery and performance by any Loan Party of this Agreement or any other Loan Document (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents, (b) will not violate (i) the Organizational Documents of any Loan Party, or (ii) any Requirements of Law applicable to any Loan Party, (c) will not violate or result in a default under any indenture or other agreement or instrument evidencing Material Indebtedness binding upon the Borrower or any other Restricted Subsidiary or their respective assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by the Borrower or any Restricted Subsidiary, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation thereunder, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any Restricted Subsidiary, except (1) Liens created under the Loan Documents and (2) Liens permitted under Section 6.02, except (in the case of each of clauses (a), (b)(ii) and (c)) to the extent that the failure to obtain or make such consent, approval, registration, filing or action, or such violation, default or right as the case may be, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
Section 3.04Financial Condition; No Material Adverse Effect.
(a)Any historical financial statements delivered by the Borrower to the Administrative Agent (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly indicated therein, including the notes thereto, and (ii) fairly present in all material respects the financial condition of the Borrower and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of their operations for the respective periods then ended in accordance with GAAP consistently applied during the periods referred to therein, except as otherwise expressly indicated therein, including the notes thereto and subject, in the case of unaudited financial statements, to the absence of footnotes and to normal year-end audit adjustments and to any other adjustments described therein.
(b)Since the Effective Date, there has been no Material Adverse Effect.
Section 3.05Properties. The Borrower and each Restricted Subsidiary has good and valid title to, or valid leasehold interests in, all its real and personal property material to its business, if any (excluding, for the avoidance of doubt, Intellectual Property, which is the subject of Section 3.13), (i) free and clear of all Liens except for Liens permitted by Section 6.02 and (ii) except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes, in each case, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.06Litigation and Environmental Matters.
(a)There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any Restricted Subsidiary that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
(b)Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Borrower or any Restricted Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, governmental license or other approval required under any Environmental Law, (ii) has, to the knowledge of the Borrower, become subject to any Environmental Liability, (iii) has received written notice of any Environmental Liability or (iv) has, to the knowledge of the Borrower, any basis to reasonably expect that the Borrower or any Restricted Subsidiary will become subject to any Environmental Liability. The representations and warranties contained in this Section 3.06(b) are the sole and exclusive representations and warranties of this Agreement with respect to environmental matters, including matters related to Environmental Law or Environmental Liability.
Section 3.07Compliance with Laws. The Borrower and each Restricted Subsidiary is in compliance with (a) all Requirements of Law applicable to it or its property and (b) has timely filed all material reports, documents and other materials required to be filed by it pursuant to all Requirements of Law and has retained all material records and documents required to be retained by it under Requirements of Law, except in each case of clauses (a) and (b), where the failure to comply or file could not reasonable be expected to result in a Material Adverse Effect.
Section 3.08Investment Company Status. None of the Borrower or any other Loan Party is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended from time to time.
Section 3.09Taxes. Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Borrower and each Restricted Subsidiary (a) have timely filed or caused to be filed all Tax returns required to have been filed and (b) have paid or caused to be paid all Taxes required to have been paid, except any Taxes that are being contested in good faith by appropriate proceedings, provided that the Borrower or such Restricted Subsidiary, as the case may be, has set aside on its books adequate reserves therefor in accordance with GAAP.
Section 3.10ERISA.
(a)Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state laws.
(b)Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) no ERISA Event has occurred during the five year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur, (ii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA), (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan and (iv) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.
Section 3.11Disclosure. As of the Effective Date, neither (a) the Information Memorandum nor (b) any of the other reports, financial statements, certificates or other written information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or delivered thereunder (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading, provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by them to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Effective Date, as of the Effective Date, it being understood that any such projected financial information may vary from actual results and such variations could be material.
Section 3.12Subsidiaries. As of the Effective Date, Schedule 3.12 sets forth the name of, and the ownership interest of the Borrower and each Subsidiary, as applicable, in, each Subsidiary.
Section 3.13Intellectual Property; Licenses, Etc. Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, the Borrower and each Restricted Subsidiary owns, licenses or possesses the right to use, all of the rights to Intellectual Property that are reasonably necessary for the operation of its business as currently conducted, and, without conflict with the Intellectual Property rights of any other Person. The Borrower or any Restricted Subsidiary do not, in the operation of their businesses as currently conducted, infringe upon any Intellectual Property rights held by any other Person except for such infringements, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the Intellectual Property owned by the Borrower or any of the Restricted Subsidiaries is pending or, to the knowledge of the Borrower, threatened in writing against the Borrower or any Restricted Subsidiary, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
Section 3.14Solvency. On the Effective Date, immediately after the consummation of the Transactions to occur on the Effective Date, the Borrower and the Subsidiaries are, on a consolidated basis, Solvent.
Section 3.15[Reserved].
Section 3.16Federal Reserve Regulations. None of the Borrower or any Restricted Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors), or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of the Loans will be used, directly or indirectly, for any purpose that entails a violation (including on the part of any Lender) of the provisions of Regulations U or X of the Board of Governors.
Section 3.17Use of Proceeds. The Borrower will use the proceeds of the Term Loans made on the Effective Date to (i) directly or indirectly finance a portion of the Transactions, (ii) to pay Transaction Costs and (iii) for working capital and general corporate purposes (including Permitted Acquisitions and any other purpose not prohibited by this Agreement).
Section 3.18PATRIOT Act, OFAC and FCPA.

(a)The Borrower and the Subsidiaries will not, directly or, to the knowledge of the Borrower, indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, for the purpose of funding (i) any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or (ii) any other transaction that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor, lender or otherwise) of Sanctions.
(b)The Borrower and the Subsidiaries will not use the proceeds of the Loans directly, or, to the knowledge of the Borrower, indirectly, (i) in violation of the USA Patriot Act, (ii) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) or (iii) in violation of applicable regulations of the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”).
(c)Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, to the knowledge of the Borrower, none of the Borrower or the Subsidiaries has, in the past three years, committed a violation of applicable regulations of OFAC, Title III of the USA Patriot Act or the FCPA.
(d)Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, none of the Borrower, the Subsidiaries or, to the knowledge of the Borrower, any director, officer, employee or agent of any Loan Party or other Subsidiary, in each case, is an individual or entity currently on OFAC’s list of Specially Designated Nationals and Blocked Persons, nor is the Borrower or any Subsidiary located, organized or resident in a country or territory that is the subject of Sanctions.
(e)Each of the Loan Parties and its Subsidiaries has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance with Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties, its directors, its officers, and its Subsidiaries, and to the best knowledge of each such Loan Party, each employee, agent and Affiliate of each such Loan Party and each such Subsidiary, is in compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.
ARTICLE IV

CONDITIONS
Section 4.01Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions shall be satisfied (or waived in accordance with Section 9.02):
(a)The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed counterpart of this Agreement) that such party has signed a counterpart of this Agreement.
(b)The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Gibson, Dunn & Crutcher LLP, counsel for the Loan Parties. The Borrower hereby requests such counsel to deliver such opinion.

(c)The Administrative Agent shall have received a certificate of each Loan Party, dated the Effective Date, substantially in the form of Exhibit G with appropriate insertions, executed by any Responsible Officer of such Loan Party, and including or attaching the documents referred to in paragraph (d) of this Section.
(d)The Administrative Agent shall have received a copy of (i) each Organizational Document of each Loan Party certified, to the extent applicable, as of a recent date by the applicable Governmental Authority, (ii) signature and incumbency certificates of the Responsible Officers of each Loan Party executing the Loan Documents to which it is a party, (iii) resolutions of the Board of Directors and/or similar governing bodies of each Loan Party approving and authorizing the execution, delivery and performance of Loan Documents to which it is a party, certified as of the Effective Date by its secretary, an assistant secretary or a Responsible Officer as being in full force and effect without modification or amendment, and (iv) a good standing certificate (to the extent such concept exists) from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation.
(e)The Administrative Agent shall have received, or substantially simultaneously with the initial Borrowing on the Effective Date shall receive, all fees and other amounts previously agreed in writing by the Lead Arrangers and the Joint Bookrunners and the Borrower to be due and payable on or prior to the Effective Date, including, to the extent invoiced at least three (3) Business Days prior to the Effective Date (except as otherwise reasonably agreed by the Borrower), reimbursement or payment of all reasonable and documented out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party under any Loan Document.
(f)Subject to Section 5.14, the Collateral and Guarantee Requirement shall have been satisfied; provided that if, notwithstanding the use by the Borrower of commercially reasonable efforts to cause the Collateral and Guarantee Requirement to be satisfied on the Effective Date, the requirements thereof (other than (i) the execution and delivery of the Collateral and Guaranty Agreement and the ABL Intercreditor Agreement by the Loan Parties, (ii) creation of and perfection of security interests in the certificated Equity Interests of the Borrower and Significant Subsidiaries (other than Foreign Subsidiaries) that are wholly owned subsidiaries of the Borrower and (iii) delivery of Uniform Commercial Code financing statements with respect to perfection of security interests in other assets of the Loan Parties that may be perfected by the filing of a financing statement under the Uniform Commercial Code) are not satisfied as of the Effective Date, the satisfaction of such requirements shall not be a condition to the availability of the initial Loans on the Effective Date (but shall be required to be satisfied as promptly as practicable after the Effective Date and in any event within the period specified therefor in Schedule 5.14 or such later date as the Administrative Agent may reasonably agree); provided further that, for the avoidance of doubt, to the extent the ABL Collateral Agent holds any possessory collateral on the Effective Date, the ABL Collateral Agent shall be deemed to hold such possessory collateral as bailee for the Administrative Agent and the foregoing condition with respect to such possessory collateral shall be satisfied thereby.
(g)Since the date of the Acquisition Agreement, no Business Material Adverse Effect shall have occurred and be continuing on the Confirmation Date (as defined in the Acquisition Agreement) (or, where a Post Sanction Hearing Seller Breach (as defined in the Acquisition Agreement) has occurred, the Closing (as defined in the Acquisition Agreement)).
(h)[Reserved].
(i)The Administrative Agent shall have received a Borrowing Request as required by Section 2.03.

(j)The Specified Representations shall be accurate in all material respects on and as of the Effective Date; provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects, as the case may be.
(k)The Acquisition shall have been consummated, or substantially simultaneously with the initial funding of Loans on the Effective Date, shall be consummated, in all material respects in accordance with the Acquisition Agreement, after giving effect to any modifications, amendments, consents or waivers by the Borrower (or any of its Affiliates) thereto, other than those modifications, amendments, consents or waivers by the Borrower (or any of its Affiliates) that are materially adverse to the interests of the Lenders or the Joint Bookrunners in their capacities as such, except to the extent that the Joint Bookrunners have consented thereto.
(l)[Reserved].
(m)The Administrative Agent shall have received a certificate from a Financial Officer of the Borrower certifying that the Borrower and the Subsidiaries on a consolidated basis after giving effect to the Transactions are Solvent.
(n)The Administrative Agent and the Joint Bookrunners shall have received all documentation at least three Business Days prior to the Effective Date and other information about the Loan Parties that shall have been reasonably requested by the Administrative Agent or the Joint Bookrunners in writing at least 10 Business Days prior to the Effective Date and that the Administrative Agent or the Joint Bookrunners have reasonably determined is required by United States regulatory authorities under applicable “know your customer” and Anti-Money Laundering Laws, including without limitation the USA Patriot Act.
(o)The Specified Acquisition Agreement Representations shall be accurate in all material respects on and as of the Effective Date to the extent Borrower has (or an affiliate of Borrower has) the right to terminate its obligations under the Acquisition Agreement or decline to consummate the Acquisition (in each case, in accordance with the terms of the Acquisition Agreement); provided that any such representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects.
Without limiting the generality of the provisions of Article VIII, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.
Section 4.02Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing other than on the Effective Date or in connection with any Incremental Facility, Loan Modification Offer or Permitted Amendment, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:
(a)The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing (in each case, unless such date is the Effective Date); provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects (giving effect to any such qualifications) on the date of such credit extension or on such earlier date, as the case may be.
(b)At the time of and immediately after giving effect to such Borrowing (unless such Borrowing is on the Effective Date), no Default or Event of Default shall have occurred and be continuing or would result therefrom.
(c)The Administrative Agent shall have received a Borrowing Request as required by Section 2.03.
To the extent this Section 4.02 is applicable, each Borrowing (provided that a conversion or a continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section) shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in clauses (a) and (b) of this Section.
ARTICLE V

AFFIRMATIVE COVENANTS
Until the Termination Date shall have occurred, the Borrower covenants and agrees with the Lenders that:
Section 5.01Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent, on behalf of each Lender, the following:
(a)beginning with the fiscal year ending June 28, 2025 and thereafter, on or before the date that is 90 days after the end of each such fiscal year of the Borrower (or on or before such later date on which such financial statements are permitted to be filed with the SEC), an audited consolidated balance sheet and audited consolidated statements of operations, cash flows and changes in members’ or stockholders’ equity of the Borrower as of the end of and for such year, and related notes thereto, together with customary management discussion and analysis, setting forth, in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” qualification and without any qualification or exception as to the scope of such audit (other than with respect to, or resulting from, (A) an upcoming maturity date of any Indebtedness, (B) any actual or potential inability to satisfy a financial maintenance covenant in any period, (C) a change in accounting principles or practices reflecting a change in GAAP and required or approved by such independent public accountants and/or (D) an “emphasis of matter” paragraph)) to the effect that such consolidated financial statements present fairly in all material respects the financial position and results of operations and cash flows of the Borrower and the Subsidiaries as of the end of and for such year on a consolidated basis in accordance with GAAP;
(b)commencing with the financial statements for the fiscal quarter ending September 30, 2025, on or before the date that is 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or on or before such later date on which such financial statements are permitted to be filed with the SEC), an unaudited consolidated balance sheet and unaudited consolidated statements of operations and cash flows of the Borrower as of the end of and for such fiscal quarter (except in the case of cash flows) and the then elapsed portion of the fiscal year, together with customary management discussion and analysis, and setting forth, in each case, in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial position and results of operations and cash flows of the Borrower and the Subsidiaries as of the end of and for such fiscal quarter and (except in the case of cash flows) such portion of the fiscal year on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes; provided, however, that such financial statements shall not be required to reflect any purchase accounting adjustments relating to the Acquisition or any other Acquisition Transaction consummated after the Effective Date until after the delivery of financial statements pursuant to Section 5.01(a) that include such adjustments;
(c)simultaneously with the delivery of each set of consolidated financial statements referred to in clauses (a) and (b) above, the related consolidating financial information reflecting adjustments, if any, necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements;
(d)not later than five days after the delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth (x) to the extent resulting in any change to the Applicable Rate or the ECF Percentage, the First Lien Leverage Ratio as of the most recently ended Test Period (but without any requirement to provide any calculations thereof) and (y) in the case of financial statements delivered under paragraph (a) above, unless the ECF Percentage is zero percent (0%), a reasonably detailed calculation, beginning with the financial statements for the fiscal year of the Borrower ending on or about June 30, 2027, of Excess Cash Flow for such fiscal year; provided that, if the Borrower has not provided such reasonably detailed calculation of Excess Cash Flow for any relevant fiscal year, at the time an Investment, Restricted Payment or Restricted Debt Payment is made pursuant to Sections 6.04(n), 6.08(a)(viii) or 6.08(b)(iv), respectively, in reliance on the Cumulative Retained Excess Cash Flow Amount component of the Available Amount, then concurrently (or before) making such Investment, Restricted Payment or Restricted Debt Payment, the Borrower shall provide the Administrative Agent with such reasonably detailed calculation of Excess Cash Flow for such applicable fiscal year;
(e)promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender (through the Administrative Agent) for purposes of compliance with applicable “know your customer” and Anti-Money-Laundering Laws, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation;
(f)[reserved]; and
(g)promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Restricted Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent on its own behalf or on behalf of any Lender may reasonably request in writing.
Notwithstanding the foregoing, the obligations in clauses (a) or (b) of this Section 5.01 may be satisfied with respect to financial information of the Borrower and the Subsidiaries by furnishing the Form 10-K or 10-Q (or the equivalent), as applicable, of Borrower filed with the SEC or with a similar regulatory authority in a foreign jurisdiction.
Documents required to be delivered pursuant to Section 5.01(a) or (b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the earlier of the date (A) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s or one of its Affiliates’ website on the Internet or (B) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another website, if any, to which each Lender and the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver such documents to the Administrative Agent upon its reasonable request until a written notice to cease delivering such documents is given by the Administrative Agent and (ii) the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and upon its reasonable request, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or maintain paper copies of the documents referred to above, and each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.
The Borrower hereby acknowledges that (a) the Administrative Agent, the Lead Arrangers and/or the Joint Bookrunners will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will, upon the Administrative Agent’s reasonable request, use commercially reasonable efforts to identify that portion of Borrower Materials that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC”, the Borrower shall be deemed to have authorized the Administrative Agent, the Lead Arrangers, the Joint Bookrunners, and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (iv) the Administrative Agent, the Lead Arrangers and the Joint Bookrunners shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”. Other than as set forth in the immediately preceding sentence, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”; provided that any financial statements delivered pursuant to Section 5.01(a) or (b) will be deemed “PUBLIC”.
Section 5.02Notices of Material Events. Promptly after any Responsible Officer of the Borrower obtains actual knowledge thereof, the Borrower will furnish to the Administrative Agent (for distribution to each Lender through the Administrative Agent) written notice of the following:

(a)the occurrence of any Default;
(b)the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of a Financial Officer or another executive officer of the Borrower, affecting the Borrower or any Subsidiary or the receipt of a written notice of an Environmental Liability, in each case, that could reasonably be expected to result in a Material Adverse Effect; and
(c)the occurrence of an ERISA Event, in each case, that could reasonably be expected to result in a Material Adverse Effect.
Each notice delivered under this Section 5.02 shall be accompanied by a written statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
Section 5.03Information Regarding Collateral.
(a)The Borrower will furnish to the Administrative Agent promptly (and in any event within 60 days or such longer period as reasonably agreed to by the Administrative Agent) written notice of any change (i) in any Loan Party’s legal name (as set forth in its certificate of organization or like document) or (ii) in the jurisdiction of incorporation or organization of any Loan Party or in the form of its organization.
(b)Not later than five days after delivery of financial statements pursuant to Section 5.01(a), the Borrower shall deliver to the Administrative Agent a certificate executed by a Responsible Officer of the Borrower setting forth the information required pursuant to Schedules 1 through 11 of the Collateral and Guaranty Agreement or confirming that there has been no change in such information since the Effective Date or the date of the most recent certificate delivered pursuant to this Section. For the avoidance of doubt, the certificate described in this Section 5.03(b) may be the certificate required under Section 5.01(d).
Section 5.04Existence; Conduct of Business. The Borrower will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to obtain, preserve, renew and keep in full force and effect its legal existence and the rights, governmental licenses, permits, privileges, franchises and Intellectual Property material to the conduct of its business, in each case (other than with respect to the preservation of the existence of the Borrower), except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or any Disposition permitted by Section 6.05.
Section 5.05Payment of Taxes, Etc. The Borrower will, and will cause each Restricted Subsidiary to, pay its obligations in respect of Taxes before the same shall become delinquent or in default, except where (i) the failure to make payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) such Taxes are being contested in good faith by appropriate proceedings, provided that, in the case of this clause (ii), the Borrower or such Restricted Subsidiary, as the case may be, has set aside on its books adequate reserves therefor in accordance with GAAP.
Section 5.06Maintenance of Properties. The Borrower will, and will cause each Restricted Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition (ordinary wear and tear excepted), except where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.07Insurance.
The Borrower will, and will cause each Restricted Subsidiary to, maintain, with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which and the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment of the management of the Borrower) are reasonable and prudent in light of the size and nature of its business; and will furnish to the Lenders, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried. Not later than 60 days after the Effective Date (or such later date as the Administrative Agent may agree in its reasonable discretion), each such policy of insurance maintained by a Loan Party shall (i) name the Administrative Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable/mortgagee clause or endorsement that names Administrative Agent, on behalf of the Secured Parties as the lender’s loss payee/mortgagee thereunder.
Section 5.08Books and Records; Inspection and Audit Rights. The Borrower will, and will cause each Restricted Subsidiary to, maintain proper books of record and account in which entries that are full, true and correct in all material respects and are in conformity with GAAP (or applicable local standards) shall be made of all material financial transactions and matters involving the assets and business of the Borrower or the Restricted Subsidiaries, as the case may be. The Borrower will, and will cause each Restricted Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise visitation and inspection rights of the Administrative Agent and the Lenders under this Section 5.08 and the Administrative Agent shall not exercise such rights more often than one time during any calendar year absent the existence of an Event of Default and only one such visitation and inspection shall be at the reasonable expense of the Borrower; provided, further that (a) when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice and (b) the Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants.
Section 5.09Compliance with Laws. The Borrower will, and will cause each Restricted Subsidiary to, comply with all Requirements of Law (including ERISA, Environmental Laws, USA Patriot Act, OFAC and FCPA) with respect to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
Section 5.10Use of Proceeds. The Borrower will use the proceeds of the Loans to directly or indirectly finance a portion of the Transactions and to pay Transaction Costs and for working capital and general corporate purposes (including Permitted Acquisitions, Restricted Payments and any other purpose not prohibited by this Agreement). The Borrower and the Subsidiaries will use the proceeds of any Credit Agreement Refinancing Indebtedness applied among the Loans and any Incremental Term Loans in accordance with the terms of this

Agreement. The proceeds of the Incremental Term Loans will be used for working capital and general corporate purposes (including Permitted Acquisitions, other permitted Investments, Restricted Payments and any other purpose not prohibited by this Agreement).
Section 5.11Additional Subsidiaries. If any additional Restricted Subsidiary is formed or acquired after the Effective Date (including, without limitation, upon the formation of any Restricted Subsidiary that is a Division Successor), the Borrower will, within 60 days (or such longer period as the Administrative Agent shall reasonably agree) after such newly formed or acquired Restricted Subsidiary is formed or acquired (unless such Restricted Subsidiary is an Excluded Subsidiary), (i) notify the Administrative Agent thereof, and (ii) will and will cause such Restricted Subsidiary and the other Loan Parties to take all actions (if any) required to satisfy the Collateral and Guarantee Requirement with respect to such Restricted Subsidiary and with respect to any Equity Interest in or Indebtedness of such Restricted Subsidiary owned by or on behalf of any Loan Party.
Section 5.12Further Assurances. The Borrower will, and will cause each Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law and that the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties.
Section 5.13Ratings. The Borrower will use commercially reasonable efforts to cause (a) the Borrower to continuously have a public corporate credit rating from at least two Rating Agencies (but not to maintain a specific rating) and (b) the term loan facilities made available under this Agreement to be continuously publicly rated by at least two Rating Agencies (but not to maintain a specific rating).
Section 5.14Certain Post-Closing Obligations. As promptly as practicable, and in any event within the time periods after the Effective Date specified in Schedule 5.14 unless extended by the Administrative Agent in its reasonable discretion, including to reasonably accommodate circumstances unforeseen on the Effective Date, the Borrower and each other Loan Party shall deliver the documents or take the actions specified on Schedule 5.14, in each case except to the extent otherwise agreed by the Administrative Agent pursuant to its authority as set forth in the definition of the term “Collateral and Guarantee Requirement”.
Section 5.15Designation of Subsidiaries. The Borrower may at any time after the Effective Date designate any Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that immediately before and after such designation on a Pro Forma Basis as of the end of the most recent Test Period, no Event of Default shall have occurred and be continuing. The designation of any Subsidiary as an Unrestricted Subsidiary after the Effective Date shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the Fair Market Value of the Borrower’s or a Subsidiary’s (as applicable) investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Borrower or the applicable Subsidiary in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the Fair Market Value at the date of such designation of the Borrower’s or a Subsidiary’s (as applicable) Investment in such Subsidiary. Notwithstanding anything herein to the contrary, if any Restricted Subsidiary owns or holds any Material Intellectual Property, such Restricted Subsidiary may not be designated as an Unrestricted Subsidiary.
Section 5.16Change in Business. The Borrower and the Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by them on the Effective Date and other business activities which are extensions thereof or otherwise incidental, complementary, reasonably related or ancillary to any of the foregoing.

Section 5.17Changes in Fiscal Periods. The Borrower shall not make any change in its fiscal year; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year (which adjustments may include, among other things, adjustments to financial reporting requirements to account for such changes, including without limitation, the impact on year over year comparison reporting and stub period reporting obligations).
Section 5.18Lender Calls. Not more than once per fiscal quarter, the Borrower shall hold a conference call with all Lenders who choose to attend such conference call to discuss the books of account and records of the Borrower and the Subsidiaries, which obligation may be satisfied by the Borrower’s routine public quarterly earnings calls.
ARTICLE VI

NEGATIVE COVENANTS
Until the Termination Date shall have occurred, the Borrower covenants and agrees with the Lenders that:
Section 6.01Indebtedness.
(a)The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:
(i)Indebtedness of the Borrower and any of the Restricted Subsidiaries under the Loan Documents (including any Indebtedness incurred pursuant to Section 2.20, 2.21, 2.24 and 2.25);
(ii)Indebtedness (A) outstanding on the Effective Date (other than the ABL Facility); provided that any such Indebtedness in excess of $10,000,000 individually shall only be permitted if set forth on Schedule 6.01, and any Permitted Refinancing thereof and (B) that is intercompany Indebtedness among the Borrower and/or the Restricted Subsidiaries outstanding on the Effective Date and any Permitted Refinancing thereof (so long as any such Permitted Refinancing is intercompany Indebtedness);
(iii)Guarantees by the Borrower and the Restricted Subsidiaries in respect of Indebtedness of the Borrower or any Restricted Subsidiary otherwise permitted hereunder; provided that (A) such Guarantee is otherwise permitted by Section 6.04, (B) no Guarantee by any Restricted Subsidiary of any Junior Financing shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the Loan Document Obligations pursuant to the Collateral and Guaranty Agreement and (C) if the Indebtedness being Guaranteed is subordinated to the Loan Document Obligations, such Guarantee shall be subordinated to the Guarantee of the Loan Document Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;
(iv)Indebtedness of the Borrower or of any Restricted Subsidiary owing to any Restricted Subsidiary or the Borrower to the extent permitted by Section 6.04; provided that all such Indebtedness of any Loan Party owing to any Restricted Subsidiary that is not a Loan Party shall be subordinated to the Loan Document Obligations (to the extent any such Indebtedness is outstanding at any time after the date that is 30 days after the Effective Date or such later date as the Administrative Agent may reasonably agree) (but only to the extent permitted by applicable law and not giving rise to material adverse Tax consequences) on terms (A) at least as favorable to the Lenders as those set forth in the form of intercompany note attached as Exhibit H or (B) otherwise reasonably satisfactory to the Administrative Agent;
(v)(A) Indebtedness (including Finance Lease Obligations) of the Borrower or any of the Restricted Subsidiaries financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets (whether through the direct purchase of property or any Person owning such property); provided that such Indebtedness is incurred concurrently with or within 270 days after the applicable acquisition, construction, repair, replacement or improvement; provided, further, that, at the time of any such incurrence of Indebtedness and after giving Pro Forma Effect thereto and the use of the proceeds thereof, the aggregate principal amount of Indebtedness that is outstanding in reliance on this subclause (A) shall not exceed the sum of (x) the greater of $122,500,000 and 50% of LTM Consolidated EBITDA plus (y) an unlimited amount so long as the Secured Leverage Ratio (calculated as if such purchase money indebtedness, finance leases and capital leases are secured by Collateral for these purposes) does not exceed 3.00:1.00, and (B) any Permitted Refinancing of any Indebtedness set forth in the immediately preceding subclause (A);
(vi)Indebtedness in respect of Swap Agreements (other than Swap Agreements entered into for speculative purposes);
(vii)(A) (1) Indebtedness of any Person that becomes a Restricted Subsidiary (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into the Borrower or a Restricted Subsidiary) after the Effective Date as a result of a Permitted Acquisition or other Investment (and any guarantee of such Indebtedness by a Subsidiary of such Person), (2) Indebtedness of any Person that is assumed by the Borrower or any Restricted Subsidiary in connection with an acquisition of assets by the Borrower or such Restricted Subsidiary in a Permitted Acquisition or other Investment and (3) any guarantee of Indebtedness described in the foregoing clauses (1) and (2) by any Person that so becomes a Restricted Subsidiary, that is the survivor of a merger or consolidation with such Person or that is a Subsidiary of such Person; provided that such Indebtedness (or guarantee thereof) is not incurred in contemplation of such Permitted Acquisition or other Investment; and (B) any Permitted Refinancing of Indebtedness incurred pursuant to the foregoing subclause (A); provided that the aggregate amount of Indebtedness outstanding in reliance on this clause (vii) of which the primary obligor or a guarantor is a Restricted Subsidiary that is not or does not become a Guarantor, together with the aggregate amount of Indebtedness outstanding in reliance on Sections 6.01(a)(xiv), (xix) and (xxvi) of which the primary obligor or a guarantor is a Restricted Subsidiary that is not or does not become a Guarantor, shall not exceed the greater of $122,500,000 and 50% of LTM Consolidated EBITDA;
(viii)Indebtedness in respect of Permitted Receivables Financings;
(ix)Indebtedness representing deferred compensation to employees and other service providers of the Borrower and the Restricted Subsidiaries incurred in the ordinary course of business;
(x)Indebtedness consisting of unsecured promissory notes issued by the Borrower or any Restricted Subsidiary to current or former officers, directors and employees or their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Borrower permitted by Section 6.08(a);

(xi)Indebtedness constituting indemnification obligations or obligations in respect of purchase price or other similar adjustments (including “earn out” or similar obligations and mark to market adjustments with respect to the foregoing) incurred in connection with the Transactions or any Permitted Acquisition, any other Investment or any Disposition, in each case permitted under this Agreement;
(xii)Indebtedness consisting of obligations under deferred compensation or other similar arrangements incurred in connection with the Transactions or any Permitted Acquisition or other Investment permitted hereunder;
(xiii)Cash Management Obligations, Cash Management Services and other Indebtedness in respect of netting services, overdraft protections and similar arrangements and Indebtedness arising from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds (including Indebtedness owed on a short term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Borrower and the Restricted Subsidiaries);
(xiv)Indebtedness of the Borrower and the Restricted Subsidiaries; provided that, at the time of the incurrence thereof and after giving Pro Forma Effect thereto, the aggregate principal amount of Indebtedness outstanding in reliance on this clause (xiv) shall not exceed (x) the greater of $122,500,000 and 50% of LTM Consolidated EBITDA (this clause (x), the “General Debt Basket”), minus (y) the General Debt Basket Reallocated Amount (if any); provided that the aggregate amount of Indebtedness outstanding in reliance on this clause (xiv) of which the primary obligor or a guarantor is a Restricted Subsidiary that is not or does not become a Guarantor, together with the aggregate amount of Indebtedness outstanding in reliance on Sections 6.01(a)(vii), (xix) and (xxvi) of which the primary obligor or a guarantor is a Restricted Subsidiary that is not or does not become a Guarantor, shall not exceed the greater of $122,500,000 and 50% of LTM Consolidated EBITDA;
(xv)Indebtedness consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case in the ordinary course of business;
(xvi)Indebtedness incurred by the Borrower or any of the Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created, or related to obligations or liabilities incurred, in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other reimbursement-type obligations regarding workers compensation claims;
(xvii)obligations in respect of performance, bid, appeal and surety bonds and performance, bankers’ acceptance facilities and completion guarantees and similar obligations provided by the Borrower or any of the Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;
(xviii)Indebtedness of the Borrower and the Restricted Subsidiaries consisting of guarantees of the obligations of any Person on which the Borrower or any Restricted Subsidiary owns any Equity Interest; provided that at the time of the incurrence thereof and after giving Pro Forma Effect thereto, the aggregate principal amount of Indebtedness outstanding in reliance on this clause (xviii) shall not exceed the greater of $61,500,000 and 25% LTM Consolidated EBITDA;
(xix)(A) unsecured Indebtedness or Indebtedness secured solely by assets that do not constitute Collateral, in each case, of the Borrower or any of the Restricted Subsidiaries; provided that, after giving effect to the incurrence of such Indebtedness (and any Permitted Acquisition or other permitted Investment consummated in connection therewith) on a Pro Forma Basis (and without netting any cash proceeds of incurrence of such Indebtedness), either (1) the Interest Coverage Ratio is greater than or equal to the lesser of (x) the Interest Coverage Ratio in effect immediately prior to the incurrence of such Indebtedness and (y) 2.00 to 1.00 or (2) the Total Leverage Ratio is equal to or less than the greater of (x) the Total Leverage Ratio in effect immediately prior to the incurrence of such Indebtedness and (y) 5.00 to 1.00 and (B) any Permitted Refinancing of Indebtedness incurred pursuant to the foregoing subclause (A); provided that the aggregate amount of Indebtedness outstanding under this clause (xix) of which the primary obligor or a guarantor is a Restricted Subsidiary that is not or does not become a Guarantor, together with the aggregate amount of Indebtedness outstanding under Sections 6.01(a)(vii), (xiv) and (xxvi) of which the primary obligor or a guarantor is a Restricted Subsidiary that is not or does not become a Guarantor, shall not exceed the greater of $122,500,000 and 50% of LTM Consolidated EBITDA; provided, further, that the maturity date of such Indebtedness incurred under this clause (xix) shall not be earlier than the Term Maturity Date and the Weighted Average Life to Maturity of such Indebtedness shall not be shorter than the remaining Weighted Average Life to Maturity of the Term Loans (without giving effect to any previous amortization payments or prepayments of the Term Loans); provided further that, for purposes of determining whether Permitted Convertible Indebtedness meets the foregoing requirements, neither any settlement upon conversion of such Permitted Convertible Indebtedness (whether in cash, stock or other property) nor any required redemption or repurchase thereof upon a “fundamental change” (as customarily defined for such Permitted Convertible Indebtedness) shall disqualify such Permitted Convertible Indebtedness from satisfying such requirements notwithstanding a possible occurrence prior to the then latest scheduled maturity date of the Term Loans;
(xx)Indebtedness supported by a letter of credit, bank guarantee or similar instrument permitted by this Section 6.01(a), in a principal amount not to exceed the face amount of such letter of credit, bank guarantee or such other instrument;
(xxi)Permitted Unsecured Refinancing Debt and any Permitted Refinancing thereof;
(xxii)Permitted First Priority Refinancing Debt and Permitted Second Priority Refinancing Debt, and, in each case, any Permitted Refinancing thereof;
(xxiii)(A) Indebtedness of the Borrower or any Guarantor issued in lieu of Incremental Facilities (such Indebtedness incurred under this clause (xxiii), “Incremental Equivalent Debt”) consisting of secured or unsecured loans, bonds, notes or debentures; provided that (x) the aggregate principal amount of Incremental Equivalent Debt incurred pursuant to this clause (xxiii), together with the aggregate outstanding principal amount of Incremental Facilities at such time, shall not exceed the Incremental Cap at the time of incurrence of such Incremental Equivalent Debt and (y) such Indebtedness complies with the Required Additional Debt Terms (provided that, except as set forth in this subclause (y) or sub-clause (x) above, for the avoidance of doubt, the terms and conditions applicable to Incremental Facilities set forth in Section 2.20 shall not apply with respect to Incremental Equivalent Debt) and (B) any Permitted Refinancing of Indebtedness incurred pursuant to the foregoing clause (A) (provided that, for purposes of this clause (xxiii), in the case of Incremental Equivalent Debt that is incurred in reliance on clause (II) of the definition of “Incremental Cap” and that is (1) secured by a Lien on the Collateral ranking on a junior priority basis to the Lien on the Collateral securing the Secured Obligations, in lieu of the First Lien Leverage Ratio test applicable thereto, an unlimited amount of Incremental Equivalent Debt may be incurred under clause (II) of the definition of “Incremental Cap” so long as, after giving effect to the relevant incurrence of Incremental Equivalent Debt, the Secured Leverage Ratio does not exceed the greater of (x) 3.75:1.00 and (y) the Secured Leverage Ratio in effect immediately prior to the incurrence of such Incremental Equivalent Debt, in each case, calculated on a Pro Forma Basis (and without netting any cash proceeds of such incurrence), or (2) unsecured, in lieu of the First Lien Leverage Ratio test applicable thereto, an unlimited amount of Incremental Equivalent Debt may be incurred under clause (II) of the definition of “Incremental Cap” so long as, after giving effect to the relevant incurrence of Incremental Equivalent Debt, either (a) the Total Leverage Ratio does not exceed the greater of (x) 5.00:1.00 and (y) the Total Leverage Ratio in effect immediately prior to giving effect to the incurrence of such Incremental Equivalent Debt, in each case, calculated on a Pro Forma Basis (and without netting any cash proceeds of such incurrence), or (b) the Interest Coverage Ratio is no less than the lesser of (x) 2.00:1.00 and (y) the Interest Coverage Ratio in effect immediately prior to the incurrence of such Incremental Equivalent Debt, in each case, calculated on a Pro Forma Basis (and without netting any cash proceeds of such incurrence));
(xxiv)[reserved];
(xxv)Indebtedness of any Restricted Subsidiary that is not a Loan Party; provided that the aggregate principal amount of Indebtedness of which the primary obligor or a guarantor is a Restricted Subsidiary that is not a Loan Party outstanding in reliance on this clause (xxv) shall not exceed, at the time of incurrence thereof and after giving Pro Forma Effect thereto, the greater of $86,000,000 and 35% of LTM Consolidated EBITDA;
(xxvi)(A) Indebtedness of the Borrower or any Restricted Subsidiary incurred to finance a Permitted Acquisition or other Investment; provided that the aggregate principal amount of such Indebtedness at any time outstanding shall not exceed the greater of $86,000,000 and 35% LTM Consolidated EBITDA and (B) any Permitted Refinancing of Indebtedness incurred pursuant to the foregoing clause (A); provided that the aggregate amount of Indebtedness outstanding in reliance on this clause (xxvi) of which the primary obligor or a guarantor is a Restricted Subsidiary that is not or does not become a Guarantor, together with the aggregate amount of Indebtedness outstanding in reliance on Sections 6.01(a)(vii), (xiv) and (xix) of which the primary obligor or a guarantor is a Restricted Subsidiary that is not or does not become a Guarantor, shall not exceed the greater of $122,500,000 and 50% of LTM Consolidated EBITDA;
(xxvii)Indebtedness in the form of Finance Lease Obligations arising out of any Sale Leaseback and any Permitted Refinancing thereof;
(xxviii) Indebtedness in an amount not to exceed the greater of (A) $300,000,000 and (B) the Borrowing Base measured as of the date of such incurrence of such Indebtedness;
(xxix)[reserved];

(xxx)unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that they are permitted to remain unfunded under applicable law; and
(xxxi)all premiums (if any), interest (including post-petition interest and interest paid in kind), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xxx) above.
Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness or Disqualified Equity Interests will not be deemed to be an incurrence of Indebtedness or Disqualified Equity Interests for purposes of this covenant.
Section 6.02Liens. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien securing debt for borrowed money, except:
(i)Liens created under the Loan Documents;
(ii)Permitted Encumbrances;
(iii)Liens existing on the Effective Date; provided that any Lien securing Indebtedness or other obligations in excess of $10,000,000 individually shall only be permitted if set forth on Schedule 6.02, and any modifications, replacements, renewals or extensions thereof; provided that (A) such modified, replacement, renewal or extension Lien does not extend to any additional property other than (i) after-acquired property that is affixed or incorporated into the property covered by such Lien and (ii) proceeds and products thereof, and (B) the obligations secured or benefited by such modified, replacement, renewal or extension Lien are permitted by Section 6.01;
(iv)Liens securing Indebtedness permitted under Section 6.01(a)(v) or (xxvii); provided that (A) such Liens attach concurrently with or within 270 days after the acquisition, repair, replacement, construction, improvement or Sale Leaseback (as applicable) of the property subject to such Liens, (B) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, except for accessions to such property and the proceeds and the products thereof, and any lease of such property (including accessions thereto) and the proceeds and products thereof and (C) with respect to Finance Lease Obligations, such Liens do not at any time extend to or cover any assets (except for accessions to or proceeds of such assets) other than the assets subject to such Finance Lease Obligations; provided, further, that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;
(v)leases, licenses, subleases, sublicenses or covenants not to sue granted to others (whether or not on an exclusive or non-exclusive basis) that are entered into in the ordinary course of business or that do not (A) interfere in any material respect with the business of the Borrower and the Restricted Subsidiaries, taken as a whole or (B) secure any Indebtedness;
(vi)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(vii)Liens (A) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (B) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of setoff) and that are within the general parameters customary in the banking industry;
(viii)Liens (A) on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 6.04 to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment or any Disposition permitted under Section 6.05 (including any letter of intent or purchase agreement with respect to such Investment or Disposition) or (B) consisting of an agreement to dispose of any property in a Disposition permitted under Section 6.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;
(ix)Liens on property of any Restricted Subsidiary that is not a Loan Party, which Liens secure Indebtedness or other obligations of such Restricted Subsidiary or another Restricted Subsidiary that is not a Loan Party, in each case in the case of Indebtedness permitted under Section 6.01(a);
(x)Liens granted by a Restricted Subsidiary that is not a Loan Party in favor of any Loan Party, Liens granted by a Restricted Subsidiary that is not a Loan Party in favor of Restricted Subsidiary that is not a Loan Party and Liens granted by a Loan Party in favor of any other Loan Party;
(xi)Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (including by the designation of an Unrestricted Subsidiary as a Restricted Subsidiary), in each case after the Effective Date; provided that (A) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary and (B) such Lien does not extend to or cover any other assets or property (other than, with respect to such Person, any replacements of such property or assets and additions and accessions, proceeds and products thereto, after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require or include, pursuant to their terms at such time, a pledge of after-acquired property of such Person, and the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition);
(xii)any interest or title of a lessor under leases (other than leases constituting Finance Lease Obligations) entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;
(xiii)Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;
(xiv)Liens deemed to exist in connection with Investments in repurchase agreements permitted under clause (e) of the definition of the term “Permitted Investments”;

(xv)Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
(xvi)Liens that are contractual rights of setoff (A) relating to the establishment of depository relations with banks not given in connection with the incurrence of Indebtedness, (B) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;
(xvii)ground leases in respect of real property on which facilities owned or leased by the Borrower or any of the Restricted Subsidiaries are located;
(xviii)Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;
(xix)Liens on the Collateral (A) securing Permitted First Priority Refinancing Debt, (B) securing Permitted Second Priority Refinancing Debt, (C) securing Incremental Equivalent Debt permitted to be secured by the Collateral and (D) securing Indebtedness permitted pursuant to Section 6.01(a)(xxvi); provided that (x) in the case of clause (B), such Liens do not secure Consolidated First Lien Debt and (y) in the case of clauses (B), (C) and (D), if such Liens are consensual Liens that are secured by the Collateral, such Indebtedness shall be subject to an ABL Intercreditor Agreement, a Pari Passu Intercreditor Agreement or a Junior Lien Intercreditor Agreement, as applicable;
(xx)other Liens; provided that at the time of incurrence of the obligations secured thereby (after giving Pro Forma Effect to any such obligations) the aggregate outstanding face amount of obligations secured by Liens existing in reliance on this clause (xx) shall not exceed the greater of $122,500,000 and 50% of LTM Consolidated EBITDA;
(xxi)Liens on cash and Permitted Investments used to satisfy or discharge Indebtedness; provided such satisfaction or discharge is permitted hereunder;
(xxii)Liens on receivables and related assets incurred in connection with Permitted Receivables Financings;
(xxiii)(A) receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof, (B) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods in the ordinary course of business and (C) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;
(xxiv)Liens on cash or Permitted Investments securing Swap Agreements in the ordinary course of business in accordance with applicable Requirements of Law;

(xxv)Liens on equipment of the Borrower or any Restricted Subsidiary granted in the ordinary course of business to the Borrower’s or such Restricted Subsidiary’s client at which such equipment is located;
(xxvi)security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of such Person in the ordinary course of business;
(xxvii)Liens on Escrowed Proceeds for the benefit of the related holders of Escrowed Obligations (or the underwriters, trustee, escrow agent or arrangers thereof) or on cash set aside at the time of the incurrence of any Escrowed Obligations to be used to pay accrued interest thereon and any redemption premiums and other amounts thereon;
(xxviii)(A) Liens on Equity Interests in joint ventures; provided that any such Lien is in favor of a creditor of such joint venture and such creditor is not an Affiliate of any partner to such joint venture and (B) purchase options, call and similar rights of, and restrictions for the benefit of, a third party with respect to Equity Interests held by the Borrower or any Restricted Subsidiary in joint ventures;
(xxix)Liens securing (A) Indebtedness and other obligations permitted pursuant to Section 6.01(a)(vii) (provided that (x) such Liens secured such Indebtedness at the time of and prior to the incurrence of such Indebtedness by the Borrower or a Restricted Subsidiary and were not granted in connection with, or in anticipation of, the incurrence of such Indebtedness by the Borrower or a Restricted Subsidiary and (y) such Liens do not extend to or cover any property or assets of the Borrower or any of its Restricted Subsidiaries other than the property or assets that secured (or were required to secure) such Indebtedness prior to the incurrence of such Indebtedness by the Borrower or a Restricted Subsidiary), (B) Cash Management Obligations and/or Cash Management Services secured under the ABL Credit Agreement and/or the Loan Documents (as defined in the ABL Credit Agreement), (C) obligations under the Swap Agreements secured under the ABL Credit Agreement and/or the Loan Documents (as defined in the ABL Credit Agreement), (D) Section 6.01(a)(xxviii) and (E) any Permitted Refinancing of any of the foregoing; provided that, if such Liens are consensual Liens that are secured by the Collateral, such Indebtedness shall be subject to an ABL Intercreditor Agreement, a Pari Passu Intercreditor Agreement or a Junior Lien Intercreditor Agreement, as applicable;
(xxx)grants of software, technology and other intellectual property licenses; and
(xxxi)other Liens on assets securing Indebtedness; provided that, at the time of incurrence thereof and after giving Pro Forma Effect thereto and the use of the proceeds thereof, the aggregate amount of Indebtedness then outstanding and secured thereby shall not exceed an amount such that (A) in the case of any such Liens secured by the Collateral that rank equal in priority (but without regard to the control of remedies) with the Liens on the Collateral securing the Secured Obligations, the First Lien Leverage Ratio does not exceed the greater of (1) the First Lien Leverage Ratio in effect immediately prior to giving effect to the incurrence of such Liens, and (2) 3.00 to 1.00, in each case, calculated on a Pro Forma Basis and (B) in the case of any such Liens secured by the Collateral ranking junior in priority to the Liens securing the Secured Obligations, the Secured Leverage Ratio does not exceed the greater of (1) the Secured Leverage Ratio in effect immediately prior to giving effect to the incurrence of such Liens and (2) 3.75 to 1.00, in each case, calculated on a Pro Forma Basis; provided that, if such Liens are consensual Liens that are secured by the Collateral, such Indebtedness shall be subject to an ABL Intercreditor Agreement, a Pari Passu Intercreditor Agreement or a Junior Lien Intercreditor Agreement, as applicable.
Section 6.03Fundamental Changes. The Borrower will not, and will not permit any Restricted Subsidiary to, merge into or consolidate or amalgamate with any other Person, or permit any other Person to merge into or consolidate with it, or consummate any Disposition of all or substantially all of its assets (whether in a single transaction or a series of transactions) or liquidate or dissolve (including, in each case, pursuant to a Division), except that:
(a)any Restricted Subsidiary may merge, consolidate or amalgamate with (x) the Borrower; provided that the Borrower shall be the continuing or surviving Person or (y) any one or more other Restricted Subsidiaries; provided that when any Guarantor is merging, consolidating or amalgamating with another Restricted Subsidiary either (A) the continuing or surviving Person shall be a Guarantor or (B) if the continuing or surviving Person is not a Guarantor, the acquisition of such Guarantor by such surviving Restricted Subsidiary is permitted under Section 6.04;
(b)any Restricted Subsidiary may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such action is in the best interests of the Borrower and the Restricted Subsidiaries and is not materially disadvantageous to the Lenders;
(c)any Restricted Subsidiary may make a Disposition of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or another Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then either (A) the transferee must be a Loan Party, (B) to the extent constituting an Investment, such Investment must be an Investment in a Restricted Subsidiary that is not a Loan Party permitted by Section 6.04 or (C) to the extent constituting a Disposition to a Restricted Subsidiary that is not a Loan Party, such Disposition is for Fair Market Value and any promissory note or other non-cash consideration received in respect thereof is an Investment in a Restricted Subsidiary that is not a Loan Party permitted by Section 6.04;
(d)the Borrower may merge, amalgamate or consolidate with any other Person; provided that (A) the Borrower shall be the continuing or surviving Person or (B) if the Person formed by or surviving any such merger, amalgamation or consolidation is not the Borrower (any such Person, the “Successor Borrower”), (1) a Successor Borrower shall be an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia, (2) a Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Administrative Agent, (3) each Loan Party other than the Borrower, unless it is the other party to such merger or consolidation, amalgamation or consolidation, shall have reaffirmed, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, that its Guarantee of, and grant of any Liens as security for, the Secured Obligations shall apply to a Successor Borrower’s obligations under this Agreement and (4) the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer and an opinion of counsel, each stating that such merger, amalgamation or consolidation complies with this Agreement; provided, further, that (x) if such Person is not a Loan Party, no Event of Default exists after giving effect to such merger, amalgamation or consolidation and (y) if the foregoing requirements are satisfied, a Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement and the other Loan Documents; provided, further, that the Borrower agrees to use commercially reasonable efforts to provide any documentation and other information about such Successor Borrower as shall have been reasonably requested in writing by any Lender through the Administrative Agent that such Lender shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and

Anti-Money Laundering Laws, including Title III of the USA Patriot Act and the Beneficial Ownership Regulation;
(e)any Restricted Subsidiary may merge, consolidate or amalgamate with any other Person in order to effect an Investment permitted pursuant to Section 6.04; provided that the continuing or surviving Person shall be a Restricted Subsidiary that, together with each of the Restricted Subsidiaries, shall have complied with the requirements of Sections 5.11 and 5.12;
(f)any Restricted Subsidiary may effect a merger, dissolution, liquidation consolidation or amalgamation to effect a Disposition permitted pursuant to Section 6.05; and
(g)The Borrower and the Restricted Subsidiaries may consummate the Transactions.
Section 6.04Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any Restricted Subsidiary to, make or hold any Investment, except:
(a)Permitted Investments at the time such Permitted Investment is made;
(b)loans or advances to officers, directors, employees and other service providers of the Borrower and the Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests in Borrower (provided that the amount of such loans and advances made in cash to such Person shall be contributed to the Borrower in cash as common equity or Qualified Equity Interests) and (iii) for purposes not described in the foregoing clauses (i) and (ii); provided that at the time of incurrence thereof and after giving Pro Forma Effect thereto, the aggregate principal amount outstanding in reliance on this clause (iii) shall not exceed the greater of $37,000,000 and 15% of LTM Consolidated EBITDA;
(c)Investments by the Borrower or any Restricted Subsidiary in the Borrower or any Restricted Subsidiary;
(d)Investments consisting of prepayments to suppliers in the ordinary course of business;
(e)Investments consisting of extensions of trade credit in the ordinary course of business;
(f)Investments (i) existing or contemplated on the Effective Date and set forth on Schedule 6.04(f) and any modification, replacement, renewal, reinvestment or extension thereof and (ii) Investments existing on the date hereof by the Borrower or any Restricted Subsidiary in the Borrower or any Restricted Subsidiary and any modification, renewal or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment to the extent as set forth on Schedule 6.04(f) or as otherwise permitted by this Section 6.04;
(g)Investments in Swap Agreements permitted under Section 6.01;
(h)promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 6.05;
(i)Permitted Acquisitions;

(j)the Transactions;
(k)Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;
(l)Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers, from financially troubled account debtors or in settlement of delinquent obligations of, or other disputes with, customers and suppliers or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;
(m)[Reserved];
(n)other Investments and other acquisitions (i) so long as, at the time any such Investment or other acquisition is made, the aggregate outstanding amount of all Investments made in reliance on this clause (n)(i) together with the aggregate amount of all consideration paid in connection with all other Investments and acquisitions made in reliance on this clause (n)(i) shall not exceed the greater of $122,500,000 and 50% of LTM Consolidated EBITDA, (ii) in an amount not to exceed the Available Amount that is Not Otherwise Applied as in effect immediately prior to the time of making of such Investment, (iii) in an amount not to exceed the Available Equity Amount that is Not Otherwise Applied as in effect immediately prior to the time of making of such Investment and (iv) in an amount not to exceed the Available RP Capacity Amount as in effect immediately prior to the time of making of such Investment;
(o)any Permitted Bond Hedge Transaction and any Permitted Warrant Transaction;
(p)advances of payroll payments to employees and other service providers in the ordinary course of business;
(q)Investments and other acquisitions to the extent that payment for such Investments is made with Qualified Equity Interests of Borrower; provided that (i) such amounts used pursuant to this clause (q) shall not increase the Available Equity Amount or be applied to increase any other basket hereunder and (ii) any amounts used for such an Investment or other acquisition that are not Qualified Equity Interests of Borrower shall otherwise be permitted pursuant to this Section 6.04;
(r)Investments of a Subsidiary acquired after the Effective Date or of a Person merged or consolidated with any Subsidiary in accordance with this Section and Section 6.03 after the Effective Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;
(s)Investments in subsidiaries of the Borrower in connection with internal reorganizations and/or any Tax Restructuring; provided that after giving effect to any such activities, the security interests of the Lenders in the Collateral, taken as a whole, are not materially impaired;
(t)Investments consisting of Indebtedness, Liens, fundamental changes, Dispositions, Restricted Payments and prepayments, purchases and redemptions of Indebtedness permitted under Section 6.01, 6.02, 6.03, 6.05 and 6.08, respectively, in each case, other than by reference to this Section 6.04(t);

(u)additional Investments; provided that after giving effect to such Investment on a Pro Forma Basis, the Total Leverage Ratio is less than or equal to 4.75 to 1.00;
(v)contributions to a “rabbi” trust for the benefit of employees, directors, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Borrower;
(w)to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, licenses or leases of other assets, Intellectual Property, or other rights, in each case in the ordinary course of business;
(x)Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary”;
(y)any Investment in a Similar Business; provided that at the time any such Investment is made, the aggregate outstanding amount of all Investments made in reliance on this clause (y) together with the aggregate amount of all consideration paid in connection with all other Investments made in reliance on this clause (y), shall not exceed the greater of (A) $49,000,000 and (B) 20% of LTM Consolidated EBITDA;
(z)Investments in Unrestricted Subsidiaries and any Person of which the Borrower or any Restricted Subsidiary owns any Equity Interest; provided that at the time any such Investment is made, the aggregate outstanding amount of all Investments made in reliance on this clause (z) together with the aggregate amount of all consideration paid in connection with all other Investments made in reliance on this clause (z), shall not exceed the greater of (A) $49,000,000 and (B) 20% of LTM Consolidated EBITDA;
(aa)Investments in Subsidiaries in the form of receivables and related assets required in connection with a Permitted Receivables Financing (including the contribution or lending of cash and cash equivalents to Subsidiaries to finance the purchase of such assets from the Borrower or the Restricted Subsidiaries or to otherwise fund required reserves);
(ab)Investments by a captive insurance subsidiary in accordance with any investment policy or any insurance statutes or regulations applicable to it;
(ac)Investments in connection with the Transactions;
(ad)guarantees by the Borrower or any of the Restricted Subsidiaries of leases (other than Finance Leases), contracts or of other obligations of the Borrower or any Restricted Subsidiary that do not constitute Indebtedness (including performance guarantees), in each case entered into in the ordinary course of business;
(ae)to the extent constituting an Investment, advances in respect of transfer pricing and cost- sharing arrangements (i.e., “cost-plus” arrangements) that are in the ordinary course of business;
(af)any Investments arising from agreements of the Borrower or a Restricted Subsidiary of the Borrower providing for adjustments of purchase price, deferred payment, earn-out or similar obligations, in each case acquired in connection with the disposition or acquisition of any business or assets of the Borrower or a Restricted Subsidiary; and
(ag)Investments consisting of earnest money deposits required in connection with a purchase agreement or other acquisition.

(ah)Notwithstanding anything herein to the contrary, neither the Borrower nor any of the Restricted Subsidiaries shall make any Investment consisting of any Material Intellectual Property, or otherwise dispose of or transfer, any Material Intellectual Property (other than non-exclusive licenses with respect to any Material Intellectual Property) to, any Unrestricted Subsidiary.
Section 6.05Asset Sales. The Borrower will not, and will not permit any Restricted Subsidiary to, sell, transfer, lease, license or otherwise dispose of any asset (in one transaction or in a series of related transactions and whether effected pursuant to a Division or otherwise), including any Equity Interest owned by it, nor will the Borrower permit any Restricted Subsidiary to issue any additional Equity Interest in such Restricted Subsidiary (other than issuing directors’ qualifying shares, nominal shares issued to foreign nationals or other Persons to the extent required by applicable Requirements of Law and other than issuing Equity Interests to the Borrower or a Restricted Subsidiary in compliance with Section 6.04(c)) (each, a “Disposition”); provided that none of (w) the issuance or sale of any Permitted Convertible Indebtedness by the Borrower, (x) the sale of any Permitted Warrant Transaction by the Borrower, (y) the purchase of any Permitted Bond Hedge Transaction nor (z) the performance by the Borrower of its obligations under the 2026 Convertible Notes, the 2031 Convertible Notes, any Permitted Convertible Indebtedness, any Permitted Warrant Transaction or any Permitted Bond Hedge Transaction, shall constitute a “Disposition”, except:
(a)Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful, or economically practicable to maintain, in the conduct of the business of the Borrower and the Restricted Subsidiaries (including allowing any Intellectual Property (and any related registration or application) that is no longer used or useful, or economically practicable to maintain, to lapse or go abandoned or be invalidated);
(b)Dispositions of inventory and other assets in the ordinary course of business;
(c)Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, (ii) an amount equal to the Net Proceeds of such Disposition are promptly applied to the purchase price of such replacement property or (iii) such Disposition qualifies for non- recognition treatment under Section 1031 of the Code, or any comparable or successor provision for like-kind property (and any boot thereon) and for use in a Similar Business, except, in each case to the extent that any boot is received;
(d)Dispositions of property to the Borrower or a Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then either (i) the transferee must be a Loan Party, (ii) to the extent constituting an Investment, such Investment must be an Investment in a Restricted Subsidiary that is not a Loan Party permitted by Section 6.04 or (iii) to the extent constituting a Disposition to a Restricted Subsidiary that is not a Loan Party, such Disposition is for Fair Market Value and any promissory note or other non-cash consideration received in respect thereof is an Investment in a Restricted Subsidiary that is not a Loan Party permitted by Section 6.04;
(e)Dispositions permitted by Section 6.03, Investments permitted by Section 6.04, Restricted Payments and prepayments, purchases and redemptions of Indebtedness permitted by Section 6.08, Liens permitted by Section 6.02, in each case, other than by reference to this Section 6.05(e);
(f)any issuance, sale or pledge of Equity Interests in, or Indebtedness, or other securities of, an Unrestricted Subsidiary;

(g)Dispositions of Permitted Investments;
(h)Dispositions of (A) accounts receivable in connection with the collection or compromise thereof (including sales to factors or other third parties) and (B) receivables and related assets pursuant to any Permitted Receivables Financing;
(i)leases, subleases, service agreements, covenants not to sue, licenses or sublicenses (including agreements involving the provision of software under an open source license, in copy or as a service, and related data and services), in each case that do not materially interfere with the business of the Borrower and the Restricted Subsidiaries, taken as a whole;
(j)transfers of property subject to Casualty Events upon receipt of the Net Proceeds of such Casualty Event;
(k)other Dispositions; provided that (i) such Disposition is made for Fair Market Value and (ii) except in the case of a Permitted Asset Swap, with respect to any Disposition pursuant to this clause (k) for a purchase price in excess of the greater of (x) $25,000,000 and (y) 10% of LTM Consolidated EBITDA for any transaction or series of related transactions, the Borrower or a Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Permitted Investments for all transactions permitted pursuant to this clause (k) since the Effective Date; provided, however, that for the purposes of this clause (ii), (A) the greater of the principal amount and carrying value of any liabilities (as reflected on the most recent balance sheet of the Borrower provided hereunder or in the footnotes thereto), or if incurred, accrued or increased subsequent to the date of such balance sheet, such liabilities that would have been reflected on the balance sheet of the Borrower or in the footnotes thereto if such incurrence, accrual or increase had taken place on or prior to the date of such balance sheet, as determined in good faith by the Borrower, of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated in right of payment to the Loan Document Obligations, that are assumed by the transferee of any such assets (or are otherwise extinguished in connection with the transactions relating to such Disposition) pursuant to a written agreement which releases the Borrower or such Restricted Subsidiary from such liabilities, (B) any securities received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Permitted Investments (to the extent of the cash or Permitted Investments received) within 180 days following the closing of the applicable Disposition, (C) the amount of Indebtedness, other than liabilities that are by their terms subordinated to the Loan Document Obligations or any intercompany debt owed to the Borrower or any Restricted Subsidiary, of any Person that is no longer a Restricted Subsidiary as a result of such Disposition, to the extent that the Borrower and all Restricted Subsidiaries have been validly released from any guarantee of payment of such Indebtedness in connection with such Disposition, (D) the amount of consideration consisting of Indebtedness of any Loan Party (other than Junior Financing) received after the Effective Date from Persons who are not the Borrower or any Restricted Subsidiary and (E) any Designated Non-Cash Consideration received by the Borrower or such Restricted Subsidiary in respect of such Disposition having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (k) that is at that time outstanding, not in excess (at the time of receipt of such Designated Non-Cash Consideration) of the greater of (x) $86,000,000 and (y) 35% of LTM Consolidated EBITDA, with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall in each case be deemed to be cash;
(l)Dispositions of Investments in joint ventures, including to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(m)Dispositions of any assets (including Equity Interests) (A) acquired in connection with any Permitted Acquisition or other Investment permitted hereunder, which assets are not used or useful to the core or principal business of the Borrower and the Restricted Subsidiaries or (B) made to obtain the approval of any applicable antitrust authority in connection with a Permitted Acquisition;
(n)transfers of condemned property as a result of the exercise of “eminent domain” or other similar powers to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of property arising from foreclosure or similar action or that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement;
(o)Dispositions by a captive insurance subsidiary of Investments;
(p)Dispositions of property for Fair Market Value not otherwise permitted under this Section 6.05 having an aggregate purchase price not to exceed the greater of (A) $24,500,000 and (B) 10% of LTM Consolidated EBITDA, with amounts not used in any fiscal year carried forward to succeeding fiscal years;
(q)the sale or discount (with or without recourse) (including by way of assignment or participation) of other receivables (including, without limitation, trade and lease receivables) and related assets in connection with a Permitted Receivables Financing;
(r)the unwinding of any Swap Obligations or Cash Management Obligations;
(s)Borrower and the Subsidiaries may undertake or consummate any Tax Restructuring; and
(t)Dispositions of ABL Priority Collateral, so long as the ABL Facility, or any Permitted Refinancing thereof in the form of an asset-based financing, in each case, is in effect.
Section 6.06[Reserved].
Section 6.07Negative Pledge. The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any agreement, instrument, deed or lease that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, for the benefit of the Secured Parties with respect to the Secured Obligations or under the Loan Documents; provided that the foregoing shall not apply to restrictions and conditions imposed by:
(a)(i) Requirements of Law, (ii) any Loan Document, (iii) [reserved], (iv) any documentation governing Incremental Equivalent Debt, (v) any documentation governing Permitted Unsecured Refinancing Debt, Permitted First Priority Refinancing Debt or Permitted Second Priority Refinancing Debt, (vi) any documentation governing Indebtedness incurred pursuant to Section 6.01(a)(v), 6.01(a)(viii), 6.01(a)(xxvii) or 6.01(a)(xxviii) and (vii) any documentation governing any Permitted Refinancing incurred to refinance any such Indebtedness referenced in any of clauses (i) through (vi) above; provided, that with respect to Indebtedness (A) referred to in clauses (iv) and (v) above, such restrictions shall be no more restrictive in any material respect than the restrictions and conditions in the Loan Documents or, in the case of Junior Financing, are market terms at the time of issuance and (B) clause (v) above, such restrictions shall not expand the scope in any material respect of any such restriction or condition contained in the Indebtedness being refinanced;

(b)customary restrictions and conditions existing on the Effective Date and any extension, renewal, amendment, modification or replacement thereof, except to the extent any such amendment, modification or replacement expands the scope of any such restriction or condition;
(c)restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale; provided that such restrictions and conditions apply only to the Subsidiary or assets that is or are to be sold and such sale is permitted hereunder;
(d)customary provisions in leases, service agreements, licenses, sublicenses, covenants not to sue and other contracts restricting the assignment thereof;
(e)restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent such restriction applies only to the property securing such Indebtedness;
(f)any restrictions or conditions set forth in any agreement in effect at any time any Person becomes a Restricted Subsidiary (but not any modification or amendment expanding the scope of any such restriction or condition); provided that such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary and the restriction or condition set forth in such agreement does not apply to the Borrower or any Restricted Subsidiary;
(g)restrictions or conditions in any Indebtedness permitted pursuant to Section 6.01 that is incurred or assumed by Restricted Subsidiaries that are not Loan Parties to the extent such restrictions or conditions are no more restrictive in any material respect than the restrictions and conditions in the Loan Documents or are market terms at the time of issuance and are imposed solely on such Restricted Subsidiary and its subsidiaries;
(h)restrictions on cash (or Permitted Investments) or other deposits imposed by agreements entered into in the ordinary course of business (or other restrictions on cash or deposits constituting Permitted Encumbrances);
(i)restrictions set forth on Schedule 6.07 and any extension, renewal, amendment, modification or replacement thereof, except to the extent any such amendment, modification or replacement expands the scope of any such restriction or condition;
(j)customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted by Section 6.02 and applicable solely to such joint venture; and
(k)customary net worth provisions contained in real property leases entered into by Subsidiaries, so long as the Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Borrower and the Subsidiaries to meet their ongoing obligations.
Section 6.08Restricted Payments; Certain Payments of Indebtedness.
(a)The Borrower will not, and will not permit any Restricted Subsidiary to, pay or make, directly or indirectly, any Restricted Payment, except:
(i)each Restricted Subsidiary may make Restricted Payments to the Borrower or any other Restricted Subsidiary; provided that in the case of any such Restricted Payment by a Restricted Subsidiary that is not a wholly-owned Subsidiary of the Borrower, such Restricted Payment is made to the Borrower, any Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests;
(ii)Restricted Payments to satisfy appraisal or other dissenters’ rights, pursuant to or in connection with a consolidation, amalgamation, merger, transfer of assets or acquisition that complies with Section 6.03 or Section 6.04;
(iii)the Borrower may declare and make dividend payments or other distributions payable solely in the Equity Interests of the Borrower;
(iv)Restricted Payments made in connection with or in order to consummate the Transactions or pay Transaction Costs (including, without limitation, payments pursuant to, or contemplated by, the Acquisition Agreement, including any payments in respect of any warranty and indemnity insurance policy);
(v)repurchases of Equity Interests in the Borrower, or any Restricted Subsidiary deemed to occur upon exercise of equity options or warrants or other incentive interests if such Equity Interests represent a portion of the exercise price of such equity options or warrants or other incentive interests;
(vi)Restricted Payments to Borrower which Borrower shall use to redeem, acquire, retire or repurchase its Equity Interests (or any options, warrants, restricted stock units or stock appreciation rights or other equity-linked interests issued with respect to any of such Equity Interests) held by current or former officers, managers, consultants, directors and employees and other service providers (or their respective Affiliates, spouses, former spouses, other Permitted Transferees, successors, executors, administrators, heirs, legatees or distributees) of the Borrower and the Restricted Subsidiaries, upon the death, disability, retirement or termination of employment or engagement of any such Person or otherwise in accordance with any equity option or equity appreciation rights plan, any management, director and/or employee equity ownership or incentive plan, equity subscription plan, profits interest, employment termination agreement or any other employment or service agreements with any director, officer or consultant or partnership or equity holders’ agreement; provided that, except with respect to non-discretionary repurchases, the aggregate amount of Restricted Payments permitted by this clause (vi) after the Effective Date shall not, in any fiscal year of the Borrower, exceed the sum of (a) the greater of $10,000,000 and 4% of LTM Consolidated EBITDA (net of any proceeds from the reissuance or resale of such Equity Interests to another Person received by the Borrower or any Restricted Subsidiary), (b) the amount equal to the cash proceeds of key man life insurance policies received by the Borrower or the Restricted Subsidiaries after the Effective Date, and (c) the cash proceeds from the sale of Equity Interests (other than Disqualified Equity Interests) of Borrower (to the extent contributed to Borrower in the form of common Equity Interests or Qualified Equity Interests) to any future, present or former employees, directors, managers or consultants of Borrower or any of the Subsidiaries that occurs after the Effective Date, to the extent the cash proceeds from the sale of such Equity Interests are contributed to Borrower in the form of common Equity Interests or Qualified Equity Interests and have not otherwise been applied to the payment of Restricted Payments by virtue of the Available Equity Amount or are otherwise applied to increase any other basket hereunder; provided that any unused portion of the preceding basket calculated pursuant to clauses (a) and (b) above for any fiscal year may be carried forward to succeeding fiscal years; provided, further, that any Investments or payments made in reliance upon the Available RP Capacity Amount utilizing the unused amounts available pursuant to this Section 6.08(a)(vi) shall reduce the amounts available pursuant to this Section 6.08(a)(vi);
(vii)[reserved];
(viii)Restricted Payments (including Restricted Payments to Borrower, the proceeds of which may be utilized by Borrower to make additional Restricted Payments or by Borrower to make any payments in respect of any Indebtedness of Borrower) (A) in an aggregate amount not to exceed, at the time of making any such Restricted Payment, the sum of (A) the greater of $61,500,000 and 25% of LTM Consolidated EBITDA plus (B) the Available Amount that is Not Otherwise Applied (provided that, with respect to any Restricted Payment made in reliance on clause (b) of the definition of “Available Amount” pursuant to this clause (B), no Event of Default shall be continuing or would result therefrom) plus (C) the Available Equity Amount that is Not Otherwise Applied; provided that any Investments or payments made in reliance upon the Available RP Capacity Amount utilizing the unused amounts available pursuant to this Section 6.08(a)(viii) shall reduce the amounts available pursuant to this Section 6.08(a)(viii);
(ix)redemptions in whole or in part of any of its Equity Interests for another class of its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests; provided that such new Equity Interests contain terms and provisions at least as advantageous to the Lenders in all respects material to their interests as those contained in the Equity Interests redeemed thereby;
(x)(a) payments made or expected to be made in respect of withholding or similar Taxes payable by any future, present or former employee, director, officer, manager, consultant or other service provider (or successors, distributes, Immediate Family Members or Permitted Transferees of any of the foregoing) and any repurchases of Equity Interests in consideration of such payments including deemed repurchases, in each case, in connection with the exercise of equity options and the vesting of restricted equity and restricted equity units and (b) payments or other adjustments to outstanding Equity Interests in accordance with any management equity plan, equity option plan or any other similar employee benefit plan, agreement or arrangement in connection with any Restricted Payment;
(xi)the Borrower or any Restricted Subsidiary may (a) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition (or other similar Investment) and (b) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;
(xii)Restricted Payments consisting of regularly scheduled dividend payments (or share repurchases in lieu thereof) in an aggregate amount not to exceed the greater of $51,500,000 and 21% of LTM Consolidated EBITDA in any fiscal year; provided that any unused portion of this basket for any fiscal year may be carried forward to succeeding fiscal years;
(xiii)payments made or expected to be made by the Borrower or any Restricted Subsidiary in respect of withholding or similar taxes payable upon exercise of Equity Interests by any future, present or former employee, director, officer, manager, consultant or other service provider (or their respective successors, distributes, controlled

Affiliates, Immediate Family Members or Permitted Transferees) and any repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants or required withholding or similar taxes;
(xiv)additional Restricted Payments; provided that after giving effect to such Restricted Payment (A) on a Pro Forma Basis, the Total Leverage Ratio is less than or equal to 3.50 to 1.00 and (B) there is no continuing Event of Default;
(xv)(a) the purchase of any Permitted Bond Hedge Transaction and any Permitted Warrant Transaction, (b) any premium payments in connection with a Permitted Bond Hedge Transaction and (c) any payments in connection with the settlement of any related Permitted Warrant Transaction (i) by delivery of shares of the Borrower’s common Equity Interests upon net share settlement hereof or (ii) by (x) set-off against the related Permitted Bond Hedge Transaction and (y) payment of an early termination amount thereof in common Equity Interests upon any early termination thereof;
(xvi)the distribution, by dividend or otherwise, of shares of Equity Interests of, or Indebtedness owed to the Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries the primary assets of which are cash and Permitted Investments); and
(xvii)the purchase of the number of shares of common Equity Interests delivered for the purpose of repurchasing, exchanging, redeeming, converting or retiring any Permitted Convertible Indebtedness.
(b)The Borrower will not, and will not permit any Guarantor to, make or pay, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of principal of or interest on any Junior Financing, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, prepayment, defeasance, acquisition, cancellation or termination of any Junior Financing more than one year prior to the scheduled maturity date thereof (any such payment, a “Restricted Debt Payment”), except:
(i)payment of regularly scheduled interest and principal payments as, in the form of payment and when due in respect of any Indebtedness, other than payments in respect of any Junior Financing prohibited by the subordination provisions thereof;
(ii)refinancings of Junior Financing with proceeds of, or in exchange for, other Junior Financing permitted to be incurred under Section 6.01;
(iii)the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of Borrower or any other Loan Party;
(iv)Restricted Debt Payments in an aggregate amount not to exceed the sum of (A) an amount at the time of making any such Restricted Debt Payment and when taken together with the aggregate amount of any other Restricted Debt Payments made utilizing this subclause (A), the greater of $61,500,000 and 25% of Consolidated EBITDA for the most recently ended Test Period as of such time determined on a Pro Forma Basis plus (B) the Available Amount that is Not Otherwise Applied; provided that, with respect to any Restricted Payment made in reliance on clause (b) of the definition of “Available Amount” pursuant to this clause (B), no Event of Default shall be continuing or would result therefrom, plus (C) the Available Equity Amount that is Not Otherwise

Applied plus (D) an amount not to exceed the Available RP Capacity Amount as in effect immediately prior to the time of making of such Restricted Debt Payment; provided that any Investments or payments made in reliance upon the Available RP Capacity Amount utilizing the unused amounts available pursuant to this Section 6.08(b)(iv) shall reduce the amounts available pursuant to this Section 6.08(b)(iv);
(v)Restricted Debt Payments (including prior to their scheduled maturity); provided that after giving effect to such Restricted Debt Payment on a Pro Forma Basis, the Total Leverage Ratio is less than or equal to 3.50 to 1.00; and
(vi)(A) the payment required pursuant to customary prepayment, redemption, repurchase or defeasance obligations in connection with a change of control, fundamental change or asset sale of Permitted Convertible Indebtedness and (B) the applicable Loan Parties may deliver cash in connection with any conversion of any Permitted Convertible Indebtedness in an aggregate amount since the date of the indenture governing such Indebtedness not to exceed the sum of (x) the principal amount of such Permitted Convertible Indebtedness and (y) the amount of any payments required to be made to the Borrower or any of the Subsidiaries upon the exercise, settlement, termination or unwind of any related Permitted Bond Hedge Transaction substantially concurrently with, or a commercially reasonable period of time before or after, the settlement date for the conversion of such Permitted Convertible Indebtedness;
(c)The Borrower will not, and will not permit any Restricted Subsidiary to, amend or modify any documentation governing any Junior Financing, if the effect of such amendment or modification (when taken as a whole) is materially adverse to the Lenders, other than in connection with (i) a Permitted Refinancing of any such Junior Financing or (ii) in a manner expressly permitted by, or that does not contravene, the applicable intercreditor or subordination terms or agreement(s) governing the relationship between the Lenders, on the one hand, and the lenders or purchasers of the applicable Junior Financing, on the other hand.
Notwithstanding anything herein to the contrary, the foregoing provisions of this Section 6.08 will not prohibit the payment of any Restricted Payment or Restricted Debt Payment within 60 days after the date of declaration thereof or the giving of such irrevocable notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Agreement.
Section 6.09Transactions with Affiliates. The Borrower will not, and will not permit any Restricted Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:
(i)(A) transactions with the Borrower or any Restricted Subsidiary and (B) transactions involving aggregate payments or consideration of less than the greater of $24,500,000 and 10% of LTM Consolidated EBITDA;
(ii)on terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by such Person at the time in a comparable arm’s-length transaction with a Person other than an Affiliate;
(iii)the Transactions, including the payment of Transaction Costs;
(iv)issuances of Equity Interests of the Borrower to the extent otherwise permitted by this Agreement;

(v)employment and severance arrangements (including salary or guaranteed payments and bonuses) between the Borrower and the Restricted Subsidiaries and their respective officers, managers, employees and other service providers in the ordinary course of business or otherwise in connection with the Transactions (including loans and advances pursuant to Sections 6.04(b) and 6.04(p));
(vi)payments by the Borrower and the Restricted Subsidiaries in connection with any Tax Restructuring or pursuant to tax sharing agreements among the Borrower and the Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries, in each case, to the extent such payments are permitted by Section 6.08;
(vii)the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers, managers, employees and other service providers of the Borrower and the Restricted Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries;
(viii)transactions pursuant to any agreement or arrangement in effect as of the Effective Date and set forth on Schedule 6.09, or any amendment, modification, supplement or replacement thereto (so long as any such amendment, modification, supplement or replacement is not disadvantageous in any material respect to the Lenders when taken as a whole as compared to the applicable agreement or arrangement as in effect on the Effective Date as determined by the Borrower in good faith);
(ix)Restricted Payments permitted under Section 6.08;
(x)customary payments by the Borrower and any of the Restricted Subsidiaries made for any financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions, divestitures or financings) and any subsequent transaction or exit fee, which payments are approved by the majority of the members of the Board of Directors or a majority of the disinterested members of the Board of Directors of such Person in good faith;
(xi)the issuance or transfer of Equity Interests (other than Disqualified Equity Interests) of Borrower to any former, current or future director, manager, officer, employee, consultant or other service provider (or any Affiliate of any of the foregoing) of the Borrower, any of the Subsidiaries or any direct or indirect parent thereof;
(xii)the payment of consulting, advisory and other fees (including transaction fees), indemnities and expenses (plus any unpaid consulting, advisory and other fees (including transaction fees), indemnities and expenses thereunder accrued in any prior year);
(xiii)Affiliate repurchases of the Loans and/or Commitments to the extent permitted hereunder, and the holding of such Loans and the payments and other related transactions in respect thereof;
(xiv)transactions in connection with any Permitted Receivables Financing;
(xv)transactions with any Similar Business otherwise permitted under this Agreement, loans, advances and other transactions between or among the Borrower,

any Restricted Subsidiary or any joint venture (regardless of the form of legal entity) after the initial formation of, and investment in, such joint venture in which the Borrower or any Subsidiary has invested (and which Subsidiary or joint venture would not be an Affiliate of the Borrower but for the Borrower’s or a Subsidiary’s ownership of Equity Interests in such joint venture or Subsidiary) to the extent permitted under Article VI;
(xvi)the existence and performance of agreements and transactions with any Unrestricted Subsidiary that were entered into prior to the designation of a Restricted Subsidiary as such Unrestricted Subsidiary to the extent that the transaction was permitted at the time that it was entered into with such Restricted Subsidiary and transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the redesignation of any such Unrestricted Subsidiary as a Restricted Subsidiary; provided that such transaction was not entered into in contemplation of such designation or redesignation, as applicable;
(xvii)transactions undertaken pursuant to membership in a purchasing consortium; and
(xviii)the payment of fees and expenses to an Affiliate pursuant to any services agreement for the engagement of the chief executive officer, the chief financial officer or other member of management of the Borrower and their Subsidiaries (or any parent thereof).
ARTICLE VII

EVENTS OF DEFAULT
Section 7.01Events of Default. If any of the following events (any such event, an “Event of Default”) shall occur:
(a)any Loan Party shall fail to pay any principal of any Loan when and as the same shall become due and payable and in the currency required hereunder, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b)any Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (a) of this Section) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;
(c)any representation or warranty made or deemed made by or on behalf of the Borrower or any of the Restricted Subsidiaries in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made, and such incorrect representation or warranty (if curable, including by a restatement of any relevant financial statements) shall remain incorrect for a period of 30 days after notice thereof from the Administrative Agent to the Borrower;
(d)The Borrower or any of the Restricted Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.04 (with respect to the existence of the Borrower) or in Article VI; provided that subsequent delivery of a notice of Default shall cure such Event of Default for failure to provide notice, unless a Responsible Officer of the Borrower had actual knowledge that such Default or Event of Default had occurred and was continuing and reasonably should have known in the course of his or her duties that the failure to provide such notice would constitute an Event of Default;
(e)any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (a), (b) or (d) of this Section), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower;
(f)The Borrower or any of the Restricted Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period); provided further that this clause (f) shall not apply to any breach or default that is (I) remedied by the Borrower or the applicable Restricted Subsidiary or (II) waived (including in the form of amendment) by the required holders of the applicable Material Indebtedness, in the case of (I) and (II), prior to the acceleration of Loans pursuant to this Section 7.01;
(g)any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this paragraph (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement), (ii) termination events or similar events occurring under any Swap Agreement that constitutes Material Indebtedness (it being understood that paragraph (f) of this Section will apply to any failure to make any payment required as a result of any such termination or similar event), (iii) any breach or default that is (I) remedied by the Borrower or the applicable Restricted Subsidiary or (II) waived (including in the form of amendment) by the required holders of the applicable Material Indebtedness, in either case, prior to the acceleration of Loans pursuant to this Article VII, (iv) the 2026 Convertible Notes, the 2031 Convertible Notes and any Permitted Convertible Indebtedness to the extent (x) any event occurs that permits holders of the 2026 Convertible Notes, the 2031 Convertible Notes or any Permitted Convertible Indebtedness to convert or exchange such Indebtedness or (y) the conversion or exchange of any such Indebtedness, in either case, into common stock of the Borrower (or other securities or property following a merger event, reclassification or other change of the common stock of the Borrower), cash or a combination thereof or (v) the occurrence of any early termination or cancellation and payment (each howsoever defined) under any Permitted Bond Hedge Transaction or any Permitted Warrant Transaction;
(h)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, court protection, reorganization or other relief in respect of the Borrower or any Significant Subsidiary or its debts, or of a material part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, examiner, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a material part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)The Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, court protection, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, examiner, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a material part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors;
(j)one or more enforceable judgments for the payment of money in an aggregate amount in excess of $75,000,000 (to the extent not covered by insurance or indemnities as to which the applicable insurance company or third party has not denied its obligation) shall be rendered against the Borrower, any of the Restricted Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any judgment creditor shall legally attach or levy upon assets of such Loan Party that are material to the businesses and operations of the Borrower and the Restricted Subsidiaries, taken as a whole, to enforce any such judgment;
(k)(i) an ERISA Event occurs that has resulted or would reasonably be expected to result in liability of any Loan Party under Title IV of ERISA in an aggregate amount that would reasonably be expected to result in a Material Adverse Effect, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan that has resulted or would reasonably be expected to result in liability of any Loan Party in an aggregate amount that would reasonably be expected to result in a Material Adverse Effect;
(l)to the extent unremedied for a period of 10 Business Days (in respect of a default under clause (x) only), any Lien purported to be created under any Security Document (x) shall cease to be, or (y) shall be asserted by any Loan Party not to be, a valid and perfected Lien on any material portion of the Collateral, except (i) as a result of the sale or other disposition of the applicable Collateral to a Person that is not a Loan Party in a transaction permitted under the Loan Documents or (ii) as a result of (A) the Administrative Agent no longer having possession of any stock certificates, promissory notes or other instruments delivered to it under the Security Documents or (B) Uniform Commercial Code continuations not having been filed in a timely manner;
(m)any material provision of any Loan Document or any Guarantee of the Loan Document Obligations shall for any reason be asserted by any Loan Party not to be a legal, valid and binding obligation of any Loan Party thereto other than as expressly permitted hereunder or thereunder;
(n)any Guarantees of the Loan Document Obligations by the Borrower or any Guarantor pursuant to the Collateral and Guaranty Agreement shall cease to be in full force and effect (in each case, other than in accordance with the terms of the Loan Documents); or
(o)a Change in Control shall occur;
then, and in every such event (other than an event with respect to the Borrower described in paragraph (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders, shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the applicable Commitments, and thereupon the Commitments shall terminate immediately and (ii) declare the applicable Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in paragraph (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that the Administrative Agent and the Required Lenders shall not exercise the remedies set forth in clauses (i) and (ii) above with respect to an Event of Default if the initial event, failure or transaction giving rise to such Event of Default has either been publicly announced or notified to the Administrative Agent and the Lenders in writing in any periodic or special report, including the Compliance Certificates, and two years shall have passed from the date of such announcement or notification without any acceleration or other enforcement action being taken by the Administrative Agent or the requisite Lenders hereunder with respect to such event, failure or transaction; provided, further, that such two year limitation shall not apply if (i) the Administrative Agent has commenced any remedial action in respect of any such Event of Default or (ii) the Borrower or any Guarantor has actual knowledge of such default or event of default and has not notified the Administrative Agent thereof.
Notwithstanding anything in this Agreement to the contrary, each Lender and the Administrative Agent hereby acknowledge and agree that (x) a restatement of historical financial statements shall not result in a Default hereunder (whether pursuant to Section 7.01(c) as it relates to a representation made with respect to such financial statements (including any interim unaudited financial statements) or pursuant to Section 7.01(d) as it relates to delivery requirements for financial statements pursuant to Section 5.01) to the extent that such restatement does not reveal any material adverse difference in the financial condition, results of operations or cash flows of the Borrower and the Restricted Subsidiaries in the previously reported information from actual results reflected in such restatement for any relevant prior period and (y) no Event of Default or breach of any representation or warranty in Article III or any covenant in Article V or VI shall constitute a Default or Event of Default if such Event of Default or breach of such representation or warranty in Article III or such covenant in Article V or VI would not have occurred but for a fluctuation (or other adverse change) in currency exchange rates.
Notwithstanding anything to the contrary in this Agreement, with respect to any Default or Event of Default, the words “exists,” “is continuing” or similar expressions with respect thereto shall mean that the Default or Event of Default has occurred and has not yet been cured or waived. If any Default or Event of Default occurs due to (i) the failure by any Loan Party to take any action by a specified time, such Default or Event of Default shall be deemed to have been cured at the time, if any, that the applicable Loan Party takes such action or (ii) the taking of any action by any Loan Party that is not then permitted by the terms of this Agreement or any other Loan Document, such Default or Event of Default shall be deemed to be cured on the earlier to occur of (x) the date on which such action would be permitted at such time to be taken under this Agreement and the other Loan Documents and (y) the date on which such action is unwound or otherwise modified to the extent necessary for such revised action to be permitted at such time by this Agreement and the other Loan Documents. If any Default or Event of Default occurs that is subsequently cured (a “Cured Default”), any other Default or Event of Default resulting from the making or deemed making of any representation or warranty by any Loan Party or the taking of any action by any Loan Party or any Subsidiary of any Loan Party, in each case which subsequent Default or Event of Default would not have arisen had the Cured Default not occurred, shall be deemed to be cured automatically upon, and simultaneous with, the cure of the Cured Default. Notwithstanding anything to the contrary in this Section 7.01, an Event of Default (the “Initial Default”) may not be cured pursuant to this Section 7.01:
(i)if the taking of any action by any Loan Party or Subsidiary of a Loan Party that is not permitted during, and as a result of, the continuance of such Initial Default directly results in the cure of such Initial Default and the applicable Loan Party or Subsidiary had actual knowledge at the time of taking any such action that the Initial Default had occurred and was continuing;
(ii)in the case of an Event of Default under Section 7.01(l) or (m) or (n) that directly results in material impairment of the rights and remedies of the Lenders and Administrative Agent under the Loan Documents and such material impairment is incapable of being cured;
(iii)in the case of an Event of Default under Section 7.01(e) arising due to the failure to perform or observe Section 5.07 that directly results in a material adverse effect on the ability of the Borrower and the other Loan Parties (taken as a whole) to perform their respective payment obligations under any Loan Document to which the Borrower or any of the other Loan Parties is a party; or
(iv)in the case of an Initial Default for which (i) the Borrower failed to give notice to the Administrative Agent and the Lenders of such Initial Default in accordance with Section 5.02(a) of this Agreement and (ii) the Borrower had actual knowledge of such failure to give such notice and reasonably should have known in the course of his or her duties that the failure to provide such notice would constitute an Event of Default.
Notwithstanding anything herein to the contrary, the cure provisions in the immediately preceding paragraph do not apply to any Event of Default arising from the failure to perform or observe Section 5.02(a) (which instead is governed by Section 7.01(d)).
Section 7.02[Reserved].
Section 7.03Application of Proceeds. After the exercise of remedies provided for in Section 7.01, any amounts received on account of the Secured Obligations shall be applied by the Administrative Agent, subject to any applicable Intercreditor Agreement, in the following order of priority.
    FIRST, to the payment of all costs, expenses and fees incurred by the Administrative Agent in connection with such collection or sale or otherwise in connection with this Agreement, any other Loan Document or any of the Secured Obligations, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of any Loan Party and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document;
SECOND, to the payment in full of the Secured Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Secured Obligations owed to them on the date of any such distribution); and
THIRD, to the Loan Parties, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.
The Administrative Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Administrative Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Administrative Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof.
Notwithstanding the foregoing, Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Secured Obligations otherwise set forth above and/or the similar provisions in the Security Documents.
ARTICLE VIII

THE ADMINISTRATIVE AGENT
Each of the Lenders hereby irrevocably appoints Wells Fargo Bank, National Association to serve as Administrative Agent under the Loan Documents and authorizes the Administrative Agent to take such actions and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.
The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Person to whom any Secured Cash Management Obligations are owed and a potential counterparty to any Swap Agreement the obligations under which constitute Secured Swap Obligations) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to this Article VIII for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article VIII and Article IX (including Section 9.03, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.
The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have any rights as a third party beneficiary of any such provisions.
The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
The Administrative Agent, the Joint Bookrunners or the Lead Arrangers, as applicable, shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent, the Joint Bookrunners or the Lead Arrangers, as applicable, (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) shall not have any duty to take any discretionary action or to exercise any discretionary power, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, and (c) shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliate, that is communicated to, obtained or in the possession of, the Administrative Agent, the Joint Bookrunners, the Lead Arrangers or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein. Neither the Administrative Agent nor any Joint Bookrunner or Lead Arranger shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender. Neither the Administrative Agent nor any Joint Bookrunner or Lead

Arranger shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the value or the sufficiency of any Collateral or creation, perfection or priority of any Lien purported to be created by the Security Documents or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent.
The Administrative Agent shall be entitled to rely, and shall not incur any liability for relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (including, if applicable, a Responsible Officer or Financial Officer of such Person). The Administrative Agent also may rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (including, if applicable, a Financial Officer or a Responsible Officer of such Person). The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
The Administrative Agent may perform any of and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of and all their duties and exercise their rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub- agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign upon 30 days’ notice to the Lenders and the Borrower. If the Administrative Agent becomes a Defaulting Lender and is not performing its role hereunder as Administrative Agent, the Administrative Agent may be removed as the Administrative Agent hereunder at the request of the Borrower and the Required Lenders. Upon receipt of any such notice of resignation or upon such removal, the Required Lenders shall have the right, with the Borrower’s consent (unless an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent, which shall be an Approved Bank with an office in New York, New York, or an Affiliate of any such Approved Bank (the date upon which the retiring Administrative Agent is replaced, the “Resignation Effective Date”).
If the Person serving as Administrative Agent is a Defaulting Lender, the Required Lenders and the Borrower may, to the extent permitted by applicable law, by notice in writing to such Person remove such Person as Administrative Agent and, with the consent of the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except (i) that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed and (ii) with respect to any outstanding payment obligations) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents as set forth in this Section. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 9.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
Each Lender expressly acknowledges that none of the Administrative Agent nor the Lead Arrangers or Joint Bookrunners has made any representation or warranty to it, and that no act by the Administrative Agent, the Lead Arrangers or Joint Bookrunners hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent, the Lead Arrangers or Joint Bookrunners to any Lender as to any matter, including whether the Administrative Agent, the Lead Arrangers or Joint Bookrunners have disclosed material information in their (or their Related Parties’) possession. Each Lender represents to the Administrative Agent, the Lead Arrangers and the Joint Bookrunners that it has, independently and without reliance upon the Administrative Agent, the Lead Arrangers, the Joint Bookrunners or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Lead Arrangers, the Joint Bookrunners or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.
Each Lender, by delivering its signature page to this Agreement and funding its Loans on the Effective Date, or delivering its signature page to an Assignment and Assumption, Incremental Facility Amendment, Refinancing Amendment, Extension Amendment or Loan Modification Agreement pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.
If the Administrative Agent notifies a Lender or Secured Party or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender or Secured Party, a “Payment Recipient”) that the Administrative Agent has determined in its sole reasonable discretion that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Payment Recipient shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent, in same day funds (in the currency so received), the amount of any such Erroneous Payment (or portion thereof), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with prevailing banking industry rules on interbank compensation from time to time in effect. To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Payment Recipient under this paragraph shall be conclusive, absent manifest error.
Without limiting the immediately preceding paragraph, each Payment Recipient hereby further agrees that if it receives an Erroneous Payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Erroneous Payment (the “Payment Notice”), or (y) that was not preceded or accompanied by a Payment Notice sent by the Administrative Agent (or any of its Affiliates), then, said Payment Recipient shall be on notice, in each case, that an error has been made with respect to such Erroneous Payment. Each Payment Recipient agrees that, in each such case, or if it otherwise becomes aware an Erroneous Payment (or portion thereof) may have been sent in error, such Payment Recipient shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with prevailing banking industry rules on interbank compensation from time to time in effect.
Each Payment Recipient hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under any of the immediately preceding two paragraphs or under the indemnification provisions of this Agreement.
In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent (such unrecovered amount, an “Erroneous Payment Return Deficiency”), the Borrower and each other Loan Party hereby agrees that (x) the Administrative Agent shall be subrogated to all the rights of such Payment Recipient with respect to such amount (including, without limitation, the right to sell and assign the Loans (or any portion thereof), which were subject to the Erroneous Payment Return Deficiency) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Secured Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making a payment to satisfy certain Secured Obligations and is not otherwise repaid or returned to a Loan Party by the Administrative Agent, any Lender or any of their respective Affiliates, whether pursuant to a legal proceeding or otherwise. For the avoidance of doubt, no assignment of an Erroneous Payment Return Deficiency will reduce the Commitments of any Payment Recipient and such Commitment shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to the assignment of an Erroneous Payment Return Deficiency, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Payment Recipient under the Loan Documents with respect to each Erroneous Payment Return Deficiency.
Each party’s obligations, agreements and waivers under this Article VIII shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Secured Obligations (or any portion thereof) under any Loan Document. Notwithstanding anything to the contrary herein or in any other Loan Document, this Article VIII will not create any additional Secured Obligations or otherwise increase or alter such Secured Obligations.
No Lender shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Lenders in accordance with the terms thereof. In the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent on behalf of the Lenders at such sale or other disposition. Each Lender, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Obligations, to have agreed to the foregoing provisions.
Notwithstanding anything herein to the contrary, neither any Lead Arranger nor any Joint Bookrunner shall have any duties or obligations under this Agreement or any other Loan Document (except in its capacity, as applicable, as a Lender), but all such Persons shall have the benefit of the indemnities provided for hereunder, including under Section 9.03, fully as if named as an indemnitee or indemnified person therein and irrespective of whether the indemnified losses, claims, damages, liabilities and/or related expenses arise out of, in connection with or as a result of matters arising prior to, on or after the effective date of any Loan Document.
To the extent required by any applicable Requirements of Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.17, each Lender shall indemnify the Administrative Agent against, and shall make payable in respect thereof within 30 days after demand therefor, all Taxes and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the U.S. Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate documentation was not delivered or not property executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective), whether or not such Tax was correctly or legally imposed or asserted. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement, any other Loan Document or otherwise against any amount due to the Administrative Agent under this paragraph. The agreements in this paragraph shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other obligations under any Loan Document.
Each Lender party to this Agreement hereby appoints the Administrative Agent to act as its agent under and in connection with the relevant Security Documents.
The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders or Net Short Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (a) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Lender or Net Short Lender or (b) have any liability with respect to or arising out of any assignment or participation of Loans or Commitments, or disclosure of confidential information, to any Disqualified Lender or Net Short Lender.
ARTICLE IX

MISCELLANEOUS
Section 9.01Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, e-mail or other electronic transmission, as follows:
(a)If to any Loan Party, to:
Viavi Solutions Inc.
1445 South Spectrum Blvd
Suite 102
Chandler, Arizona 85286
Attention: Ilan Daskal
Email: ilan.daskal@viavisolutions.com
With copies to:
Gibson Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166
Attention: Doug Horowitz; Melissa Barshop
Email: dhorowitz@gibsondunn.com; mbarshop@gibsondunn.com
(b)If to the Administrative Agent, to:
Wells Fargo Bank, National Association, as Administrative Agent
MAC D1116-025
1525 West W.T. Harris Blvd.
Charlotte, NC  28262
Attention of:  Syndication Agency Services
Telephone No.:  (704) 590-2706
Facsimile No.:  (844) 879-5899
Email: Agencyservices.requests@wellsfargo.com

With copies to:
Cahill Gordon & Reindel LLP
32 Old Slip
New York, NY 10005
Attn: Ariel Goldman; Stephen Harper
Email: AGoldman@cahill.com; SHarper@cahill.com

(c)If to any other Lender, to it at its address (or fax number or email address) set forth in its Administrative Questionnaire.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax or other electronic transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).
The Borrower may change its address, email or facsimile number for notices and other communications hereunder by notice to the Administrative Agent, the Administrative Agent may change its address, email or facsimile number for notices and other communications hereunder by notice to the Borrower and the Lenders may change their address, email or facsimile number for notices and other communications hereunder by notice to the Administrative Agent. Notices and other communications to the Lenders hereunder may also be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures reasonably approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.
THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic messaging service, or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses have resulted from the willful misconduct, bad faith or gross negligence of the Administrative Agent or any of its Related Parties, as applicable.
The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices and Borrowing Requests) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
Section 9.02Waivers; Amendments.
(a)No failure or delay by the Administrative Agent or any Lender in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.
(b)Except as expressly provided herein, neither any Loan Document nor any provision thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower, the Administrative Agent (to the extent that such waiver, amendment or modification does not affect the rights, duties, privileges or obligations of the Administrative Agent under this Agreement, the Administrative Agent shall execute such waiver, amendment or other modification to the extent approved by the Required Lenders) and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders, provided that no such agreement shall:
(i)increase the Commitment of any Lender without the written consent of such Lender (but not the Required Lenders) (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender),
(ii)reduce the principal amount of any Loan (it being understood that a waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute a reduction or forgiveness in principal) or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly and adversely affected thereby (but not the Required Lenders) (it being understood that any change to the definition of “First Lien Leverage Ratio” or any other financial ratio or, in each case, the component definitions thereof shall not constitute a reduction of interest or fees), provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay default interest pursuant to Section 2.13(c),
(iii)postpone the maturity of any Loan (it being understood that a waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension of any maturity date), or the date of any scheduled amortization payment of the principal amount of any Term Loan under

Section 2.10 or the applicable Incremental Facility Amendment, Refinancing Amendment, Extension Amendment or Loan Modification Agreement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly and adversely affected thereby (but not the Required Lenders),
(iv)change any of the provisions of this Section without the written consent of each Lender directly and adversely affected thereby (but not the Required Lenders), provided that any such change which is in favor of a Class of Lenders holding Loans maturing after the maturity of other Classes of Lenders (and only takes effect after the maturity of such other Classes of Loans or Commitments) will require the written consent only of the Required Lenders with respect to each Class directly and adversely affected thereby,
(v)lower the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be) (but not the Required Lenders),
(vi)release all or substantially all the value of the Guarantees under the Collateral and Guaranty Agreement (except as expressly provided in the Loan Documents) without the written consent of each Lender (other than a Defaulting Lender),
(vii)release all or substantially all the Collateral from the Liens of the Security Documents, without the written consent of each Lender (other than a Defaulting Lender), except as expressly provided in the Loan Documents,
(viii)change the currency in which any Loan is denominated, without the written consent of each Lender directly affected thereby (but not the Required Lenders),
(ix)change any of the provisions of Section 2.18 or Section 7.03 and/or the similar “waterfall” provisions in the Security Documents referred to therein, without the written consent of each Lender directly and adversely affected thereby; or
(x)(A) contractually subordinate, or have the effect of subordinating, the Loan Document Obligations in right of payment to any other Indebtedness of the type referred to in clause (a) or (b) of the definition of “Indebtedness” or (B) except as permitted by the Credit Agreement on the Effective Date, contractually subordinate, or have the effect of subordinating, all or substantially all of the Collateral securing the Secured Obligations to the Liens on such Collateral securing any other Indebtedness of the type referred to in clause (a) or (b) of the definition of “Indebtedness” (any such Indebtedness in the immediately foregoing clause (A) or (B), the “Priority Debt”), except (x) pursuant to a transaction in which each adversely affected Lender (including, without limitation, any Lender that is holding the Loan Document Obligations (or the benefit of Collateral) that would be primed by such Priority Debt) has been afforded an opportunity to participate in such Priority Debt on a pro rata basis (based on the amount of Loan Document Obligations that are adversely affected thereby held by each Lender) on the same terms (other than bona fide backstop fees, any arrangement or restructuring fees and reimbursement of counsel fees and other expenses in connection with the negotiation of the terms of such transaction; such fees and expenses, “Ancillary Fees”)

as offered to all other providers (or their respective Affiliates) of such Priority Debt and, to the extent such adversely affected Lender decides to participate in such Priority Debt, receive its pro rata share of the fees and any other similar benefit (other than Ancillary Fees) of the Priority Debt afforded to the providers of the Priority Debt (or any of their respective Affiliates) in connection with providing such Priority Debt pursuant to a written offer made to each such adversely affected Lender describing the material terms of the arrangements pursuant to which such Priority Debt is to be provided, which offer shall remain open to each adversely affected Lender for a period of not less than five (5) Business Days; provided, however, that, if any such adversely affected Lender does not accept an offer to provide its pro rata share of such Priority Debt within the time specified for acceptance in such offer being made, such adversely affected Lender shall be deemed to have declined such offer and (y) in connection with a “debtor in possession” financing under Section 364 of the United States Bankruptcy Code that is approved by a court of competent jurisdiction after notice and a hearing (it being understood that this clause (x) shall not apply to any waiver, amendment or modification to increase the maximum amount of Indebtedness in respect of Finance Leases or purchase money debt (and related Liens) permitted under this Agreement);
provided, further, that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent, including, without limitation, any amendment of this Section, (B) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, mistake, error, defect or inconsistency and (C) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to (i) increase the interest rates (including any interest rate margins or interest rate floors), fees and other amounts payable to any Class or Classes of Lenders hereunder, (ii) add, increase, expand and/or extend call protection provisions and prepayment premiums and any “most favored nation” provisions benefiting any Class or Classes of Lenders hereunder and/or (iii) modify any other provision hereunder or under any other Loan Document in a manner, as determined by the Administrative Agent in its sole discretion, more favorable to the then-existing Lenders or Class or Classes of Lenders, in each case of this clause (C), in connection with the issuance or incurrence of any Incremental Facilities or other Indebtedness permitted hereunder, where the terms of any such Incremental Facilities or other Indebtedness are more favorable to the lenders thereof than the corresponding terms applicable to other Loans or Commitments then existing hereunder, and it is intended that one or more then-existing Classes of Loans or Commitments under this Agreement share in the benefit of such more favorable terms in order to comply with the provisions hereof relating to the incurrence of such Incremental Facilities or other Indebtedness, and (D) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into solely by the Borrower and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time (“Required Class Lenders”). Notwithstanding the foregoing, (a) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders on substantially the same basis as the Lenders prior to such inclusion, (b) this Agreement and other Loan Documents may be amended or supplemented by an agreement or agreements in writing entered into by the Administrative Agent and the Borrower or any Loan Party as to which such agreement or agreements is to apply, without the need to obtain the consent of any Lender, to include “parallel debt” or similar provisions, and any authorizations or granting of powers by the Lenders and the other Secured Parties in favor of the Administrative Agent, in each case required to create in favor of the Administrative Agent any security interest contemplated to be created under this Agreement, or to perfect any such security interest, where the Administrative Agent shall have been advised by its counsel that such provisions are necessary or advisable under local law for such purpose (with the Borrower hereby agreeing to, and to cause their subsidiaries to, enter into any such agreement or agreements upon reasonable request of the Administrative Agent promptly upon such request) and (c) upon notice thereof by the Borrower to the Administrative Agent with respect to the inclusion of any previously absent financial maintenance covenant or other covenant, this Agreement shall be amended by an agreement in writing entered into by the Borrower and the Administrative Agent without the need to obtain the consent of any Lender to include any such covenant and any related equity cure provision on the date of the incurrence of the applicable Indebtedness to the extent required by the terms of such definition or section. Notwithstanding the foregoing, amendments to or waivers of guarantees, collateral security documents and related documents in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and the Borrower and may be, together with this Agreement and the other Loan Documents, amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.
(c)In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders (or all Lenders of a Class) or all directly and adversely affected Lenders (or all directly and adversely affected Lenders of a Class), if the consent of the Required Lenders to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is required and not obtained as described in paragraph (b) of this Section being referred to as a “Non-Consenting Lender”), then, the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment), provided that (a) the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable, which consent shall not unreasonably be withheld, (b) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding par principal amount of its Loans, accrued interest thereon, accrued fees and all other amounts (including any amounts under Section 2.11(a)(i)), payable to it hereunder from or on behalf of the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (c) unless waived, the Borrower or such Eligible Assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b). Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto.
(d)Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, Term Loans of any Lender that is at the time a Defaulting Lender shall not have any voting or approval rights under the Loan Documents and shall be excluded in determining whether all Lenders (or all Lenders of a Class), all affected Lenders (or all affected Lenders of a Class), Required Class Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to this Section 9.02); provided that (i) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender and (ii) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.
(e)[Reserved].
(f)Without any further consent of the Lenders and the Administrative Agent shall be authorized to negotiate, execute and deliver on behalf of the Secured Parties any Intercreditor Agreement in a form substantially consistent with Exhibit E-1, Exhibit E-2 or Exhibit E-3 hereto.
(g)[Reserved].
(h)Notwithstanding anything to the contrary herein, in connection with any determination as to whether the Required Lenders or Required Class Lenders have (A) consented (or not consented) to any amendment or waiver of any provision of this Agreement or any other Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, any Lender (other than (x) any Lender that is a Regulated Bank, (y) [reserved] and (z) any Affiliate of any of the foregoing) that, as a result of its interest in any total return swap, total rate of return swap, credit default swap or other derivative contract (other than any such total return swap, total rate of return swap, credit default swap or other derivative contract entered into pursuant to bona fide market making activities), has a net short position with respect to the Loans and/or Commitments (each, a “Net Short Lender”) shall have no right to vote any of its Loans and Commitments and shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Net Short Lenders. For purposes of determining whether a Lender has a “net short position” on any date of determination: (i) derivative contracts with respect to the Loans and Commitments and such contracts that are the functional equivalent thereof shall be counted at the notional amount thereof in dollars, (ii) the notional amounts in other currencies shall be converted to the Dollar Equivalent thereof by such Lender in a commercially reasonable manner consistent with generally accepted financial practices and based on the prevailing conversion rate (determined on a mid-market basis) on the date of determination, (iii) derivative contracts in respect of an index that includes any of the Borrower or other Loan Parties or any instrument issued or guaranteed by any of the Borrower or other Loan Parties shall not be deemed to create a short position with respect to the Loans and/or Commitments, so long as (x) such index is not created, designed, administered or requested by such Lender or its Affiliates and (y) the Borrower and the other Loan Parties and any instrument issued or guaranteed by any of the Borrower or other Loan Parties, collectively, shall represent less than five percent (5%) of the components of such index, (iv) derivative transactions that are documented using either the 2014 ISDA Credit Derivatives Definitions or the 2003 ISDA Credit Derivative Definitions (collectively, the “ISDA CDS Definitions”) shall be deemed to create a short position with respect to the Loans and/or Commitments if such Lender is a protection buyer or the equivalent thereof for such derivative transaction and (x) the Loans or the Commitments are a “Reference Obligation” under the terms of such derivative transaction (whether specified by name in the related documentation, included as a “Standard Reference Obligation” on the most recent list published by Markit, if “Standard Reference Obligation” is specified as applicable in the relevant documentation or in any other manner), (y) the Loans or the Commitments would be a “Deliverable Obligation” under the terms of such derivative transaction or (z) any of the Borrower or other Loan Parties (or its successor) is designated as a “Reference Entity” under the terms of such derivative transaction, and (v) credit derivative transactions or other derivatives transactions not documented using the ISDA CDS Definitions shall be deemed to create a short position with respect to the Loans and/or Commitments if such transactions are functionally equivalent to a transaction that offers the Lender protection in respect of the Loans or the Commitments, or as to the credit quality of any of the Borrower or other Loan Parties other than, in each case, as part of an index so long as (x) such index is not created, designed, administered or requested by such Lender and (y) the Borrower and other Loan Parties and any instrument issued or guaranteed by any of the Borrower or other Loan Parties, collectively, shall represent less than five percent (5%) of the components of such index. In connection with any such determination, each Lender shall promptly notify the Administrative Agent in writing that it is a Net Short Lender, or shall otherwise be deemed to have represented and warranted to the Borrower and the Administrative Agent that it is not a Net Short Lender (it being understood and agreed that the Borrower and the Administrative Agent shall be entitled to rely on each such representation and deemed representation).
(i)Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article VII for the benefit of all the Lenders and the Secured Parties; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) [reserved], (c) any Lender from exercising setoff rights in accordance with Section 9.08 (subject to the terms of Section 2.18) or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any debtor relief law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article VII and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.18, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
Section 9.03Expenses; Indemnity; Damage Waiver.
(a)The Borrower shall pay, if the Effective Date occurs, (i) all reasonable and documented or invoiced out of pocket expenses incurred by the Administrative Agent, the Lead Arrangers, the Joint Bookrunners and their Affiliates (without duplication), including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and to the extent reasonably determined by the Administrative Agent to be necessary one local counsel in each applicable jurisdiction or otherwise retained with the Borrower’s consent, in each case for the Administrative Agent, the Lead Arrangers and the Joint Bookrunners, and to the extent retained with the Borrower’s consent, consultants, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof and (ii) all reasonable and documented or invoiced out-of-pocket expenses incurred by the Administrative Agent, the Lead Arrangers, the Joint Bookrunners or any Lender, including the fees, charges and disbursements of counsel for the Administrative Agent, the Lead Arrangers, the Joint Bookrunners and the Lenders, in connection with the enforcement or protection of their respective rights in connection with the Loan Documents, including their respective rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans; provided that such counsel shall be limited to one lead counsel and one local counsel in each applicable jurisdiction and, in the case of a conflict of interest, one additional counsel per class of similarly situated affected parties.
(b)The Borrower shall indemnify each Agent, each Lender, the Lead Arrangers and the Joint Bookrunners and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable and documented or invoiced out-of-pocket fees and expenses of one counsel and one local counsel in each applicable jurisdiction (and, in the case of a conflict of interest, where the Indemnitee affected by such conflict notifies the Borrower of the existence of such conflict and thereafter retains its own counsel, one additional counsel per class of similarly situated affected Indemnitees) for all Indemnitees (which may include a single special counsel acting in multiple jurisdictions), incurred by or asserted against any Indemnitee by any third party or by the Borrower or any Subsidiary arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or the use of the proceeds therefrom, (iii) to the extent in any way arising from or relating to any of the foregoing, any actual or alleged presence or Release of Hazardous Materials on, at or from any property currently or formerly owned or operated by the Borrower or any Restricted Subsidiary, or any other Environmental Liability related to the Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any Subsidiary and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (i) are determined by a court of competent jurisdiction by final, non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of, or a material breach of the Loan Documents by, such Indemnitee or its Related Parties or (ii) any dispute between or among Indemnitees not arising from an act or omission by the Borrower or any of the Restricted Subsidiaries except that each Agent, the Lead Arrangers and the Joint Bookrunners shall be indemnified in their capacities as such to the extent that none of the exceptions set forth in clause (i) applies to such Person at such time. This Section 9.03(b) shall not apply with respect to Taxes other than Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)To the extent permitted by applicable law (i) the Borrower and any Loan Party shall not assert, and the Borrower and each Loan Party hereby waives, any claim against the Administrative Agent, any Lead Arranger and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any losses, claims, damages, liabilities or related expenses arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet), other than losses, claims, damages, liabilities or related expenses resulting from the willful misconduct, bad faith or gross negligence of such Lender-Related Person or any of its Related Parties, and (ii) no party hereto shall assert, and each such party hereby waives, any losses, claims, damages, liabilities or related expenses against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof; provided that, nothing in this Section 9.03(c) shall relieve the Borrower and each Loan Party of any obligation it may have to indemnify an Indemnitee, as provided in Section 9.03(b), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.
(d)To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, and each Lender severally agrees to pay to the Administrative Agent such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expenses, as the case may be, was incurred by or asserted against the Administrative Agent, in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the aggregate outstanding Term Loans and unused Commitments at the time. The obligations of the Lenders under this paragraph (c) are subject to the last sentence of Section 2.02(a) (which shall apply mutatis mutandis to the Lenders’ obligations under this paragraph (c)).
(e)To the fullest extent permitted by applicable law, the Borrower shall not assert, and each hereby waives, any claim against any Indemnitee for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such damages are determined by a court of competent jurisdiction by final, non-appealable judgment to have resulted from the gross negligence or willful misconduct of, or a material breach of the Loan Documents by, such Indemnitee or its Related Parties.
(f)All amounts due under this Section shall be payable not later than thirty (30) days after written demand therefor; provided, however, that any Indemnitee shall promptly refund an indemnification payment received hereunder to the extent that there is a final judicial determination that such Indemnitee was not entitled to indemnification with respect to such payment pursuant to this Section 9.03.
Section 9.04Successors and Assigns.
(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), (ii) no assignment shall be made to any Defaulting Lender or any of the Subsidiaries, or any Persons who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii) and (iii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i) Subject to the conditions set forth in paragraphs (b)(ii) and (g) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent of (A) the Borrower (such consent (except with respect to assignments to competitors of the Borrower or any Subsidiary) not to be unreasonably withheld or delayed), provided that no consent of the Borrower shall be required for an assignment (1) by a Term Lender to any Lender or an Affiliate of any Lender, (2) by a Term Lender to an Approved Fund, (3) [reserved] or (4) if an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing unless, in the case of clause (4) above only, such assignment is to a competitor of the Borrower or any Subsidiary; and provided, further, that the Borrower shall have the right to withhold its consent to any assignment if, in order for such assignment to comply with applicable law, any Loan Party would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority and (B) the Administrative Agent (such consent not to be unreasonably withheld or delayed), provided that no consent of the Administrative Agent shall be required for an assignment of a Loan to a Lender, an Affiliate of a Lender or an Approved Fund or to Borrower or any Affiliate thereof (in each case, such consent not to be unreasonably withheld or delayed). Notwithstanding anything in this Section 9.04 to the contrary, if the consent of the Borrower is required by this paragraph with respect to any assignment of Loans and the Borrower has not given the Administrative Agent written notice of its objection to such assignment within ten (10) Business Days after written notice to the Borrower, the Borrower shall be deemed to have consented to such assignment.
(i)Assignments shall be subject to the following additional conditions: (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the trade date specified in the Assignment and Assumption with respect to such assignment or, if no trade date is so specified, as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than, $1,000,000, unless the Borrower and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed), provided that no such consent of the Borrower shall be required if an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing, (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this subclause (B) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans, (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption (which shall include a representation by the assignee that it meets all the requirements to be an Eligible Assignee), together (unless waived by the Administrative Agent) with a processing and recordation fee of $3,500, provided that assignments made pursuant to Section 2.19(b) or Section 9.02(c) shall not require the signature of the assigning Lender to become effective; and (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent any tax documentation required by Section 2.17(e) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(ii)Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and subject to the obligations and limitations of) Sections 2.15, 2.17 and 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c)(i) of this Section.
(iii)The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal and interest amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and, solely with respect to its own Loans or Commitments, any Lender at any reasonable time and from time to time upon reasonable prior notice. The parties intend that any interest in or with respect to the Loans under this Agreement be treated as being issued and maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2), and 881(c)(2) of the Code and any regulations thereunder (and any successor provisions), including without limitation under United States Treasury Regulations Section 5f.103-1(c) and Proposed Regulations Section 1.163-5 (and any successor provisions), and the provisions of this Agreement shall be construed in a manner that gives effect to such intent. Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, if any Lender was a Disqualified Lender at the time of the assignment of any Loans or Commitments to such Lender, following written notice from the Borrower to such Lender and the Administrative Agent: (1) such Lender shall promptly assign all Loans and Commitments held by such Lender to an Eligible Assignee; provided that (A) the Administrative Agent shall not have any obligation to the Borrower, such Lender or any other Person to find such a replacement Lender, (B) the Borrower shall not have any obligation to such Disqualified Lender or any other Person to find such a replacement Lender or accept or consent to any such assignment to itself or any other Person subject to the Borrower’s consent in accordance with Section 9.04(b)(ii) and (C) the assignment of such Loans and/or Commitments, as the case may be, shall be at the lesser of (x) the par principal amount of such Loans and/or Commitments at such time and (y) the amount paid by such Lender for such Loans and/or Commitments; (2) such Lender shall not have any voting or approval rights under the Loan Documents and shall be excluded in determining whether all Lenders (or all Lenders of any Class), all affected Lenders (or all affected Lenders of any Class), Required Class Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02); provided that (x) the Commitment of any Disqualified

Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that affects any Disqualified Lender adversely and in a manner that is disproportionate to other affected Lenders shall require the consent of such Disqualified Lender; and (3) no Disqualified Lender is entitled to receive information provided solely to Lenders by the Administrative Agent or any Lender or will be permitted to attend or participate in meetings attended solely by the Lenders and the Administrative Agent, other than the right to receive notices of Borrowings, notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II.
(iv)Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax documentation required by Section 2.17(e) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b)(ii) of this Section and any written consent to such assignment required by paragraph (b)(i) or (ii) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph (b).
(v)Subject to Section 9.20, the words “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be.
(c)(i) Any Lender may sell participations to one or more banks or other Persons (other than to a Person that is not an Eligible Assignee (provided that, for the purposes of this provision, Disqualified Lenders shall be deemed to be Eligible Assignees unless a list of Disqualified Lenders has been made available to all Lenders by the Borrower)) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that directly and adversely affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15 and 2.17 to the same extent as if it were a Lender (subject to the requirements and limitations thereof, it being understood that any tax documentation required by Section 2.17(e) shall be provided solely to the Lender that sold the participation) and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant shall be subject to Section 2.18 as though it were an assignee under paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided that such Participant shall be subject to Section 2.18 as though it were a Lender.

(i)A Participant shall not be entitled to receive any greater payment under Section 2.15 or Section 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent or to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.
(ii)Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”), provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary in connection with a Tax audit or other proceeding to establish that such Commitment, Loan, or other obligation is in registered form under the Code or Treasury Regulations, including, without limitation, Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and each Person whose name is recorded in the Participant Register pursuant to the terms hereof shall be treated as a Participant for all purposes of this Agreement, notwithstanding notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d)Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(e)In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon). Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(f)Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement, provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, such party will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV. The Borrower agrees that each SPV shall be entitled to the benefits of Sections 2.15 and 2.17 to the same extent as if it were a Lender (subject to the requirements and limitations thereof, it being understood that any tax documentation required by Section 2.17(e) shall be provided solely to the Granting Lender) and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such SPV shall be subject to Section 2.18 as though it were an assignee under paragraph (b) of this Section; provided that an SPV shall not be entitled to receive any greater payment under Section 2.15 or Section 2.17 than the applicable Granting Lender would have been entitled to receive, unless the grant to such SPV is made with the Borrower’s prior written consent (not to be unreasonable withheld, conditioned or delayed).
(g)[Reserved].
(h)Assignments of Loans to any Purchasing Borrower Party shall be permitted (x) on a non-pro rata basis through open market purchases or similar private transactions and/or (y) “Dutch auctions”, so long as any offer to purchase or take by assignment in the case of this clause (y) by such Purchasing Borrower Party shall have been made to all Term Lenders with respect to the applicable Class so long as, in each case, (i) no Event of Default has occurred and is continuing and (ii) the Loans purchased are immediately cancelled.
(i)Upon any contribution of Loans to the Borrower or any Restricted Subsidiary and upon any purchase of Loans by a Purchasing Borrower Party, (A) the aggregate principal amount (calculated on the face amount thereof) of such Loans shall automatically be cancelled and retired by the Borrower on the date of such contribution or purchase (and, if requested by the Administrative Agent, with respect to a contribution of Loans, any applicable contributing Lender shall execute and deliver to the Administrative Agent an Assignment and Assumption, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in such Loans to the Borrower for immediate cancellation) and (B) the Administrative Agent shall record such cancellation or retirement in the Register.
Section 9.05Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to any Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid, and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the occurrence of the Termination Date.
Section 9.06Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the syndication of the Loans and Commitments constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Subject to Section 9.20, delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 9.07Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
Section 9.08Right of Setoff. If an Event of Default under Section 7.01(a), (b), (h) or (i) shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower then due and owing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The applicable Lender shall notify the Borrower and the Administrative Agent of such setoff and application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender may have. Notwithstanding the foregoing, no amount set off from any Guarantor shall be applied to any Excluded Swap Obligation of such Guarantor.
Section 9.09Governing Law; Jurisdiction; Consent to Service of Process.

(a)This Agreement shall be construed in accordance with and governed by the law of the State of New York; provided that, notwithstanding the foregoing, it is understood and agreed that (i) the interpretation of the definition of Business Material Adverse Effect (and whether or not a Business Material Adverse Effect has occurred), (ii) the determination of the accuracy of any Specified Acquisition Agreement Representations and whether as a result of any inaccuracy thereof, Borrower (or its Affiliate) has the right (taking into account any applicable cure provisions) to terminate the obligations of Borrower under the Acquisition Agreement or decline to consummate the Acquisition, (iii) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement (or will be consummated substantially concurrently with the initial Borrowing of Term Loans on the Effective Date) and (iv) any determination to the extent involving the parties to the Acquisition Agreement’s performance of their obligations with respect thereto , in each case shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
(b)Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document or the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such Federal (to the extent permitted by law) or New York State court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to any Loan Document against the Borrower or any Loan Party or their respective properties in the courts of any jurisdiction.
(c)Each of parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in any Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
Section 9.10WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE

BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 9.11Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
Section 9.12Confidentiality.
(a)Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to their and their Affiliates’ directors, officers, employees, members, partners, trustees and agents, including accountants, legal counsel and other agents and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and any failure of such Persons to comply with this Section 9.12 shall constitute a breach of this Section 9.12 by the Administrative Agent or the relevant Lender, as applicable), (b) (x) to the extent requested by any regulatory authority or required by applicable law or by any subpoena or similar legal process or (y) to the extent necessary in connection with the exercise of remedies; provided that, (i) in each case, unless specifically prohibited by applicable law or court order, each Lender and the Administrative Agent shall notify the Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency or other routine examinations of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information and (ii) in the case of clause (y) only, each Lender and the Administrative Agent shall use its reasonable best efforts to ensure that such Information is kept confidential in connection with the exercise of such remedies, and provided, further, that in no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished by the Borrower or any of the Subsidiaries, (c) to any other party to this Agreement, (d) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to any Loan Party or their Subsidiaries and its obligations under the Loan Documents, (e) with the consent of the Borrower, in the case of Information provided by the Borrower or any Subsidiary, (f) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrower or (g) to any ratings agency or the CUSIP Service Bureau on a confidential basis. In addition, each of the Administrative Agent and the Lenders may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments and the Borrowings hereunder. For the purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower, any Subsidiary or their business, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
(b)EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING BORROWER, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE

PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
(c)ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT, WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON- PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
Section 9.13USA Patriot Act. Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of Title III of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Title III of the USA Patriot Act.
Section 9.14[Reserved].
Section 9.15Release of Liens and Guarantees. A Guarantor shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Security Documents in Collateral owned by (and, in the case of clause (1), (2) and (3), in each case, to the extent constituting Excluded Collateral, upon the request of the Borrower, the Equity Interests of) such Guarantor shall be automatically released, (1) upon the consummation of any transaction permitted by this Agreement as a result of which such Guarantor ceases to be a Restricted Subsidiary (including pursuant to a merger with a Subsidiary that is not a Loan Party or a designation as an Unrestricted Subsidiary), (2) upon the request of the Borrower, upon any Guarantor becoming an Excluded Subsidiary or (3) upon the request of the Borrower, in connection with a transaction permitted under this Agreement, as a result of which such Guarantor ceases to be a wholly-owned Subsidiary or otherwise becomes an Excluded Subsidiary; provided that no Guarantor shall be released from its Guarantee of the Secured Obligations solely due to the fact that such Guarantor ceases to be a wholly-owned Subsidiary of the Borrower, unless the Equity Interests of such Guarantor were sold to a person, other than an Affiliate of the Borrower, for a bona fide business purpose (it being understood that this proviso shall not limit the release of any Guarantor that otherwise qualifies as an Excluded Subsidiary for reasons other than not being a wholly-owned Subsidiary). Upon (i) any sale or other transfer by any Loan Party (other than to the Borrower or any other Loan Party) of any Collateral in a transaction permitted under this Agreement or (ii) the effectiveness of any written consent to the release of the security interest created under any Security Document in any Collateral or the release of any Loan Party from its Guarantee under the Collateral and Guaranty Agreement pursuant to Section 9.02, the security interests in such Collateral created by the Security Documents or such guarantee shall be automatically released. Upon the occurrence of the Termination Date, all obligations under the Loan Documents and all security interests created by the Security Documents shall be automatically released. In connection with any termination or release pursuant to this Section, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent. The Administrative Agent will, and the Lenders irrevocably authorize the Administrative Agent to, release or subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(iv), (viii)(A) or (xxii) (to the extent required by the terms of the obligations secured by such Liens pursuant to documents reasonably acceptable to the Administrative Agent).
Section 9.16No Fiduciary Relationship. The Borrower, on behalf of itself and the Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower, the Subsidiaries and their Affiliates, on the one hand, and the Agents, the Lenders and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Agents, the Lenders or their respective Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications. The Borrower acknowledges that each Agent, Lender and their respective Affiliates may have economic interests that conflict with those of the Borrower, the Subsidiaries and their respective Affiliates.
Section 9.17Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the obligations hereunder.
Section 9.18Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write- Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 9.19Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement;
(ii)the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement;
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless either (I) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (II) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent, the Lead Arrangers or any of their respective Affiliates is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 9.20Electronic Execution of Assignments and Certain Other Documents. Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower and each Loan Party hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, and the Borrower and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any losses, claims, damages, liabilities or related expenses arising as a result of the failure of the Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
Section 9.21Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and

Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)As used in this Section 9.21, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

BORROWER:	VIAVI SOLUTIONS INC., the Borrower

	By:	/s/ Ilan Daskal
	Name:	Ilan Daskal
	Title:	Chief Financial Officer
Section 9.22

[Signature Page to Term Loan Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Term Lender and Administrative Agent

By: /s/ Tanner Ketellapper
Name:    Tanner Ketellapper
Title:    Executive Director
[Signature Page to Term Loan Credit Agreement]